Exhibit 10.13

EXECUTION VERSION

CREDIT AGREEMENT

dated as of May 3, 2012

among

REVEL AC, INC.,

as Borrower,

THE GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

and

J.P. MORGAN SECURITIES LLC,

as Sole Lead Arranger and Sole Bookrunner,

Cahill Gordon & Reindel LLP

80 Pine Street

New York, NY 10005

-i-

-ii-

-iii-

-iv-

SCHEDULES

Schedule 1.01(a)	—	ACHA Parcel
Schedule 1.01(b)	—	Buffer Property
Schedule 1.01(c)	—	Environmental Reports
Schedule 1.01(d)	—	Guarantors
Schedule 1.01(e)	—	Mortgaged Property
Schedule 1.01(f)	—	Management Case Projected EBITDA
Schedule 2.01(a)	—	Revolving Commitments
Schedule 3.03	—	Consents; Authorizations; Filings; Notices
Schedule 3.05(b)(i)	—	Real Property
Schedule 3.05(b)(iv)	—	Assessments
Schedule 3.05(b)(vii)	—	Options to Purchase; Rights of First Refusal; Restrictions on Transfer
Schedule 3.05(c)	—	Resolutions of ACHA, City of Atlantic City and City Council of Atlantic City
Schedule 3.05(d)	—	Project Property
Schedule 3.05(e)	—	Coverage Ratio Properties
Schedule 3.06(b)	—	Trademarks
Schedule 3.06(c)	—	Patents
Schedule 3.06(d)	—	Copyrights
Schedule 3.06(e)	—	Intellectual Property Licenses
Schedule 3.07(a)	—	Subsidiaries; Equity Interests
Schedule 3.07(c)	—	Organizational Chart
Schedule 3.08	—	Litigation
Schedule 3.18	—	Environmental Matters
Schedule 3.19(a)	—	UCC Filing Offices
Schedule 3.19(b)	—	Mortgage and Fixture Filing Offices
Schedule 3.19(c)	—	Intellectual Property Filing Offices
Schedule 4.01(j)(iv)	—	Management and Leasing Contracts
Schedule 5.04(a)	—	Insurance Policies and Programs
Schedule 6.01(c)	—	Existing Indebtedness
Schedule 6.02(f)	—	Existing Liens

EXHIBITS

Exhibit A	—	Form of Administrative Questionnaire
Exhibit B	—	Form of Assignment and Assumption
Exhibit C	—	Form of Borrowing Request
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Form of First Lien Intercreditor Agreement
Exhibit F	—	[Reserved]
Exhibit G	—	Form of Interest Election Request
Exhibit H-1	—	Form of Perfection Certificate
Exhibit H-2	—	Form of Perfection Certificate Supplement
Exhibit I	—	Form of Revolving Note
Exhibit J	—	Form of Swingline Note
Exhibit K	—	Form of Tax Compliance Certificate
Exhibit L	—	Form of Solvency Certificate
Exhibit M	—	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit N	—	Form of pro forma Title Policy
Exhibit O	—	Form of Declaration of Covenants and Restrictions

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CREDIT AGREEMENT (this “Agreement”) dated as of May 3, 2012 among REVEL AC, INC., a Delaware corporation ( “Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger (in such capacity, “Arranger”) and sole bookrunner (in such capacity, the “Bookrunner”), and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, “Administrative Agent”), Collateral Agent, Swingline Lender and Issuing Bank.

W I T N E S S E T H:

WHEREAS, the Borrower has requested the Lenders to extend credit in the form of Revolving Loans, Swingline Loans and Letters of Credit at any time and from time to time during the Revolving Commitment Period in an aggregate principal amount at any time outstanding not to exceed $30,000,000.

NOW THEREFORE, the Lenders are willing to extend such credit to the Borrower, and each Issuing Bank is willing to issue Letters of Credit for the account of the Borrower and its Subsidiaries, on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR” when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“AC Property Co” shall mean Revel Atlantic City, LLC, a New Jersey limited liability company.

“AC Property Co Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 17, 2011, made by AC Property Co and REG in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Term Loan Credit Agreement).

“ACHA” shall mean the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other Governmental Authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract. “ACHA Contract” shall mean that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Pri-

vate Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of February 10, 2011, as the same may be further amended from time to time.

“ACHA Documents” shall mean all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“ACHA Parcel” shall mean that portion of the Mortgaged Property described as such on Schedule 1.01(a).

“ADA Laws” shall mean the Americans with Disabilities Act of 1990, as amended and supplemented from time to time, and any state or local laws covering similar issues.

“Additional AC Property Co Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated the Closing Date, made by AC Property Co and REG in favor of the Collateral Agent for the benefit of the Secured Parties.

“Additional CUP Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated the Closing Date, made by NB Acquisition LLC in favor of the Collateral Agent for the benefit of the Secured Parties.

“Additional Lender” shall have the meaning assigned to such term in Section 2.20.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (i) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (ii) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article IX.

“Administrative Agent Fee” shall have the meaning assigned to such term in Section 2.06(a) hereof.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or persons performing similar functions) of the person specified.

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the highest of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.

“Applicable Margin” shall mean, in the case of Eurodollar Loans, a percentage per annum equal to 3.0% and, in the case of ABR Loans, a percentage per annum equal to 2.0%.

“Applicable Percentage” shall mean, with respect to any Lender at any time, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments. The initial Applicable Percentage of each Lender is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Architectural Services Agreement” shall mean the Architect of Record Agreement, dated as of July 17, 2007, between REG and Bower Lewis Thrower Architects Ltd.

“Arranger” shall have the meaning assigned to such term in the preamble hereto.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding (i) any of the foregoing for an aggregate consideration of less than $200,000 with respect to any transaction or series of related transactions, (ii) sales or dispositions of inventory, in the ordinary course of business, (iii) assignments and dispositions of cash and cash equivalents and (iv) issuances or sales of Equity Interests described in the following clause (b) and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment” shall have the meaning assigned to such term in Section 10.04(b).

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, (i) to the extent accounted for as a capitalized lease, the amount of the associated Capital Lease Obligations and (ii) to the extent not accounted for as a capitalized lease, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Base Rate” shall mean, for any day, a rate per annum that is equal to the Administrative Agent’s prime rate from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person, (ii) in the case of any limited liability company, the sole member, the sole manager or the board of managers of such person, (iii) in the case of any partnership, the Board of Directors of the general partner of such person and (iv) in any other case, the functional equivalent of the foregoing.

“Bookrunner” shall have the meaning assigned to such term in the preamble hereto.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrower Findings” shall have the meaning assigned to such term in the Term Loan Credit Agreement.

“Borrowing” shall mean (i) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (ii) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Boutique Hotel Documents” shall have the meaning assigned to such term in Section 6.06(q).

“Boutique Hotel Easements” shall have the meaning assigned to such term in Section 6.06(q).

“Buffer Property” shall mean the Real Property described on Schedule 1.01(b).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditure” shall mean with respect to any Person for any period, without duplication, the aggregate amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Restricted Subsidiaries in accordance with GAAP, but excluding (i) amounts for replacements, substitutions, restorations, acquisitions or repairs of fixed assets, capital assets or equipment in each case to the extent made with insurance or condemnation proceeds resulting from a Casualty Event or with proceeds of an Asset Sale, (ii) the purchase price of property acquired in ordinary course trade-ins to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) expenditures that constitute any part of consolidated lease expense or arise out of a sale leaseback transaction permitted hereunder, (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed to the Borrower or any Restricted Subsidiary in cash or cash equivalents, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has liability, (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period, (vi) expenditures that constitute (x) acquisitions permitted under Section 6.04, including additions to plant, property or equipment acquired as part of a purchase of an ongoing business pursuant to such acquisition or transaction expenses constituting transition capital expenditures in connection with such acquisition or (y) other Investments permitted under Section 6.04 constituting an acquisition of a Person, business unit or division or substantially all of a Person’s assets, (vii) expenditures financed with the net cash proceeds of Indebtedness permitted to be incurred under Section 6.01(e) or (t), (viii) expenditures financed with net cash proceeds received by Borrower from a contribution to its common equity capital or the issuance of its Equity Interests (and identified at the time of such contribution or issuance as being for the purpose of expenditures referred to above) and (ix) interest or labor costs capitalized in accordance with GAAP during such period or reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and its Subsidiaries. For purposes of this definition, the purchase price of equipment or other fixed assets that are purchased simultaneously with the trade-in of existing assets or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such assets for the assets being traded in at such time or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of the Loan Parties under the Energy Services Agreement shall not, for purposes of the Loan Documents, constitute Capital Lease Obligations.

“Cash” shall mean money, currency or a credit balance in any demand or Cash Account.

“Cash Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Cash Collateralize” shall mean, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for LC Exposure or obligations of Lenders to fund participations in respect of LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such person; (b) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such person; (c) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person; (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (e) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such person; (f) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such person; (g) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above; (h) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance; and (i) demand deposit accounts maintained in the ordinary course of business.

“Casino License” shall mean any and all licenses, approvals and authorizations under the Gaming Laws required by any Gaming Authority and necessary for the ownership (directly or indirectly) of the Project or for the operation of gaming at the Project.

“Casualty Event” shall mean any involuntary loss of title, damage to or any destruction of, or any condemnation or other Taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to Events of Eminent Domain.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq., and all implementing regulations.

“Change in Control” shall mean the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Borrower and its Subsidiaries taken as a whole to any Person, other than the transactions contemplated by the REG Lease (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of Borrower;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Investor, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 30% of the Voting Stock of Borrower or any parent company of the Borrower, measured by voting power rather than number of shares; or

(4) after an initial public offering of Borrower or any parent company of the Borrower (in either case, the “public company”), the first day on which a majority of the members of the public company Board of Directors are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) it is acknowledged and agreed that nothing in any stockholders or securityholders agreement relating to the Units, the Warrants or the shares of common stock receivable upon exercise of the Warrants, will result in the holders of the Units or the Warrants or the shares of stock being considered a “person” or a “group” referred to in clause (3) above.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Closing Date” shall mean May 3, 2012.

“Closing Fee” shall have the meaning assigned to such term in Section 2.06(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall mean (i) JPMorgan Chase Bank, in its capacity as collateral agent under the Mortgages for the benefit of the Secured Parties and/or (ii) JPMorgan Chase Bank, in its capacity as collateral agent under the Loan Documents for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement), including the Secured Parties, as the context may require.

“Collateral Assignments” shall mean (i) that certain Assignment of Permits and Contracts with respect to the Project, dated as of February 17, 2011, given by the Loan Parties to the Collateral Agent, as the same may be amended, replaced or supplemented from time to time and (ii) the consent to assignment of the Architectural Services Agreement, the Construction Management Agreement and the Energy Services Agreement.

“Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Companies” shall mean Borrower and its Restricted Subsidiaries; and “Company” shall mean any one of them.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party or JPMorgan Chase Bank or any Affiliate thereof) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a casino or a convention, trade show or exhibition facility (provided, that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such casino, convention, trade show or exhibition facility to be a Competitor).

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Adjusted EBITDA” shall mean, for any period, Consolidated Net Income of Borrower and its Restricted Subsidiaries for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period), (b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums, (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill), (e) any extraordinary, nonrecurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), (f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business, (g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses related to the initial opening of the Project, (h) Non-Cash Charges, (i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity, (j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, and (k) expenses and losses relating to the CRDA Obligations and payments made in connection therewith, minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of (i) interest income (except to the extent deducted in determining Consolidated Interest Expense), (ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)) and (iii) other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis, plus, to the extent not included in determining such Consolidated Net Income for such period, (i) any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment and (ii) for purposes of determining compliance with the Financial Performance Covenants only (solely for the purposes of Section 6.10), Equity Contributions made pursuant to Section 8.04 to cure failure to comply with any Financial Performance Covenant for a fiscal quarter in such period; provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate outstanding principal amount of all Indebtedness of Borrower and its Restricted Subsidiaries constituting obligations for borrowed money and Capital Lease Obligations, determined on a consolidated basis in accordance with GAAP; provided that (x) Indebtedness incurred pursuant to Section 6.01(d)(ii) shall not constitute Indebtedness for a period of six full fiscal quarters following the incurrence thereof and (y) any ERGG Monetization Indebtedness shall not constitute Indebtedness.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (a) Consolidated Adjusted EBITDA for such Test Period to (b) Consolidated Interest Expense for such Test Period to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized) minus (i) interest income of Borrower and its Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting), (iii) the accretion or accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums, (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (viii) any interest accrued on any Indebtedness incurred pursuant to Section 6.01(d)(ii) for a period of six full fiscal quarters following the incurrence thereof and (ix) any interest accrued on any ERGG Monetization Indebtedness (provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Borrower and its Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Borrower and its Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Borrower and its Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to the Borrower and its Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Leverage Ratio” shall mean, at any date of determination, the ratio of (a) (i) Consolidated Indebtedness on such date minus (ii) the amount of Unrestricted Cash, not to exceed $25,000,000, of Borrower and its Restricted Subsidiaries as of such date, as determined in accordance with GAAP to (b) Consolidated Adjusted EBITDA for the Test Period then most recently ended.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that in calculating Consolidated Net Income of Borrower and its Restricted Subsidiaries for any period, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries (except to the extent such Person was a Subsidiary prior to such merger or consolidation), (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower that is not an Unrestricted Subsidiary) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions, (c) the undistributed earnings of any Subsidiary of the Borrower (other than a Loan Party) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Financing Agreement) or Requirement of Law applicable to such Subsidiary, and (d) the cumulative effect of a change in accounting principles.

“Construction Management Agreement” shall mean that certain Construction Management Agreement between REG and the Construction Manager dated April 5, 2007, together with all riders, addenda and other instruments referred to therein, as amended, modified or supplemented from time to time.

“Construction Manager” shall mean Tishman Construction Corporation of New Jersey, or such other construction manager of recognized national standing appointed by Borrower with the reasonable consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed).

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Continuing Directors” shall mean the directors (or equivalent Persons) of Borrower on the date of an initial public offering of the Borrower or any parent company of the Borrower and each other director (or equivalent Person), if, in each case, such other director’s (or equivalent Person’s) nomination for election to the board of directors (or equivalent governing body) of Borrower is recommended by a majority of the then Continuing Directors or such other director (or equivalent Person) receives the vote, directly or indirectly, of the Permitted Investors in his or her election by the equityholders of Borrower.

“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other contract to which such person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean each control agreement executed and delivered by any Loan Party from time to time pursuant to the Security Agreement (other than in respect of the Bank Proceeds Account and the Interest Reserve Account (each as defined in the Security Agreement)).

“Coverage Ratio Properties” shall mean any parcel of real property, excluding the Mortgaged Property, which is included by any owner of the Mortgaged Property or by any Governmental Authority for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio, it being understood that real property which is Coverage Ratio Property may subsequently cease to be Coverage Ratio Property as a result of a change in the applicable coverage ratio requirements, other action or waiver by any Governmental Authority, or the inclusion of other real property for purposes of determining whether or not the Mortgaged Property complies with any applicable maximum (impervious) lot coverage ratio.

“CRDA” shall mean the Casino Reinvestment Development Authority.

“CRDA Obligations” shall have the meaning assigned to such term in Section 3.25.

“Credit Extension” shall mean each of the following: (a) a borrowing of Loans or (b) an issuance of Letters of Credit.

“CUP” shall mean the central utility plant that will provide energy, hot water and chilled water to the Project.

“CUP Documents” shall mean the Energy Services Agreement and the CUP Land Lease.

“CUP Easements” shall have the meaning assigned to such term in Section 6.06(n).

“CUP Holder” shall mean ACR Energy Partners, LLC.

“CUP Land Lease” shall mean that certain Lease between the CUP Holder and NB Acquisition LLC, dated as of April 8, 2011.

“CUP Mortgage” shall mean the First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 17, 2011, made by NB Acquisition LLC in favor of the Collateral Agent for the benefit of the Secured Parties (as defined in the Term Loan Credit Agreement).

“Declaration of Covenants and Restrictions” shall mean an agreement substantially in the form of Exhibit O or in such other form reasonably satisfactory to the Collateral Agent, including such provisions as shall be necessary to conform such document to applicable laws or as shall be customary under applicable laws, pursuant to which each Coverage Ratio Property shall be deed restricted in such manner that no action may be taken with respect to a Coverage Ratio Property (for so long as it is Coverage Ratio Property), the effect of which would be to cause the Mortgaged Property to fail to comply with any applicable maximum impervious coverage area limitations.

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.07(c).

“Defaulting Lender” shall mean, subject to Section 2.19(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Bank, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any Issuing Bank, or any other Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting

Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.19) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and any other Lender.

“Disbursement Agent” shall mean JPMorgan Chase Bank, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement, dated as of February 17, 2011, among the Borrower, the Administrative Agent, the Second Lien Collateral Agent, the Trustee and the Disbursement Agent, as amended on May 3, 2012.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day following the Revolving Commitment Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Revolving Commitment Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the date that is 91 days after the Revolving Commitment Termination Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations or to the extent such redemption is permitted under this Agreement.

“Disqualified Lender” shall mean any Lender with respect to which a finding of Disqualification has occurred.

“Disqualification” shall mean, with respect to any person:

(a) the failure of such person if not extended, timely to (i) file pursuant to applicable Gaming Laws any application or waiver request required of such person by any Gaming Authority in connection with any licensing or qualification of such person as a lender to the Loan Parties or request designation that the Lender has no status under the Gaming Laws and/or that the Director of the New Jersey Division of Gaming Enforcement will not exercise his discretion to require qualification or (ii) have a finding of failure to cooperate with any Gaming Authority or provide any information or documentation required by any Gaming Authority;

(b) the withdrawal by such person (except where requested or permitted by the applicable Gaming Authority) of any such application; or

(c) any final determination by a Gaming Authority pursuant to applicable Gaming Laws (i) that such person is “unsuitable” or disqualified as a lender to the Loan Parties or (ii) denying the issuance to such person of any Casino License required under applicable Gaming Laws to be held by such person as a lender to the Loan Parties.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend (other than a dividend of Qualified Capital Stock of such person) or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration (other than consideration consisting of Qualified Capital Stock of such person) any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Restricted Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments (other than payments in Qualified Capital Stock) made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided, that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; (iv) any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans in the ordinary course, including insurance companies, mutual funds and lease financing companies; and (v) any Lender or Approved Fund; provided, that “Eligible Assignee” shall not include (w) the Borrower or any Affiliate of the Borrower (other than a Person who is an Affiliate solely because such Person owns Voting Stock or other Equity Interests of Borrower or any of its Subsidiaries), (x) any Person that is subject to a Disqualification, (y) any Competitor or (z) any Defaulting Lender or any of its Subsidiaries.

“Eminent Domain Proceeds” shall mean all cash and cash equivalents received by a Loan Party in respect of any Event of Eminent Domain, net of (a) all direct costs of recovery of such Eminent Domain Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the Event of Eminent Domain to which such Eminent Domain Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof by a Loan Party or any direct or indirect owner of Borrower (after taking into account any tax credits or deductions and any tax sharing arrangements attributable to the Loan Parties, in each case reducing the amount of taxes so paid or estimated to be payable).

“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, any Loan Party or any of its ERISA Affiliates.

“Energy Services Agreement” shall mean the Second Amended and Restated Energy Sales Agreement, dated April 11, 2011, between REG and CUP Holder.

“Entertainment Venue Documents” shall have the meaning assigned to such term in Section 6.06(p).

“Entertainment Venue Easements” shall have the meaning assigned to such term in Section 6.06(p).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and natural resources.

“Environmental Claim” shall mean any claim, notice, governmental enforcement lien, demand, order, action, suit or proceeding alleging liability or obligation for any investigation, re-mediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, punitive damages, fines, penalties or costs resulting from or arising out of (i) the presence, Release or threatened Release of Hazardous Material at any Mortgaged Property or (ii) any violation or alleged violation of any Environmental Law by a Loan Party, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to public health, safety (as it relates to environmental matters), or the Environment.

“Environmental Law” shall mean any Laws regulating protection of public health and safety (as it relates to environmental matters) or the Environment, the Release or threatened Release of Hazardous Materials or Hazardous Materials Activity.

“Environmental Permit” shall mean any permit, license, registration, or written exemption, consent, notification, approval or other authorization, required by or from a Governmental Authority under Environmental Law.

“Environmental Report(s)” shall mean those certain environmental summaries (including reports referenced therein) as more particularly identified on Schedule 1.01(c).

“Equity Contribution” shall mean a contribution in cash to the equity of Borrower from a person other than a Loan Party upon which no interest shall accrue and which does not constitute Disqualified Capital Stock.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt convertible or exchangeable into such equity.

“ERGG Agreement” shall mean The State Economic Redevelopment and Growth Incentive Grant Agreement, dated as of February 11, 2011 by and among Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a Delaware limited liability company, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Monetization Indebtedness” shall mean Indebtedness of any Loan Party incurred to monetize the anticipated stream of payments under the ERGG Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code or, solely for purposes of Section 302 of ERISA and Section 412(b) or (c) of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which would reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) with respect to any Plan, the imposition of a lien or the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Event of Eminent Domain” shall mean, with respect to any property, (a) any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another Governmental Authority having jurisdiction or (b) any settlement in lieu of any of the actions described in clause (a) above.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Property” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Real Property” shall mean (i) the Buffer Property and (ii) (a) any real property constituting a leasehold interest and (b) any fee interest in real property having a fair market value of less than $2,500,000 and which, in each case, is not material to the Project.

“Excluded Taxes” shall mean, with respect to any Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income taxes) by a jurisdiction (or any political subdivision thereof) as a result of the recipient being organized or having its principal office or, in the case of any Lender, its applicable lending office in such jurisdiction or having any other present or former connection with such jurisdiction (other than a connection deemed to arise solely from such recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, and/or engaged in any other transaction pursuant to this Agreement or any other Loan Document), (b) any Taxes in the nature of the branch profits tax within the meaning of Section 884 of the Code imposed by any jurisdiction described in clause (a), (c) other than an assignee pursuant to a request by any Loan Party under Section 2.16, any U.S. federal withholding tax imposed pursuant to a law in effect (including FATCA) at the time such person becomes a party hereto (or designates a new lending office), except to the extent that such person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.15(a), and (d) any withholding tax resulting from a person’s failure to comply with Section 2.15(e).

“Executive Order” shall have the meaning assigned to such term in Section 3.21.

“Existing Lender” shall have the meaning assigned to such term in Section 2.20.

“Expansion Capital Expenditures” shall mean any Capital Expenditure that is not characterized as a Maintenance Capital Expenditure.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any federal regulation promulgated or Revenue Ruling, Revenue Procedure, Notice or other official guidance issued thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fees” shall mean each of the fees under Section 2.06.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Financial Performance Covenant” shall mean the financial covenants contained in Section 6.10.

“Financing Agreements” shall mean, collectively, this Agreement and the other Loan Documents, the Term Loan Documents, the Second Lien Documents, the Warrant Agreement and the other Unit Documents, and any other loan, security or similar agreement entered into on or after the Closing Date in connection with the foregoing, including with respect to Permitted Refinancings of the Loans, Indebtedness under the Term Loan Documents or the Second Lien Notes.

“First Lien Intercreditor Agreement” shall mean that First Lien Intercreditor Agreement, substantially in the form of Exhibit E hereto, dated as of the date hereof, among the Collateral Agent, the Administrative Agent and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent for the secured parties under the Term Loan Documents.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Subsidiary” shall mean any direct or indirect Subsidiary of Borrower which is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Bank, such Defaulting Lender’s Applicable Percentage of the outstanding LC Exposure with respect to Letters of Credit issued by such Issuing Bank other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Gaming Approvals” shall mean, with respect to any action by a particular person, any consent, approval or other authorization required for such action by such person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” shall mean, any Governmental Authorities that hold regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by the Loan Parties within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” shall mean any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by a Loan Party or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by a Loan Party.

“Gaming Laws” shall mean all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by the Loan Parties, including, but not limited to, those in connection with material debt transactions and those relating to qualification, waiver or other requirements with respect to the Lenders, the Arranger and the Agents.

“Governmental Authority” shall mean any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity (including the Gaming Authorities, Liquor Authorities, any zoning authority, the FDIC, the Comptroller of the Currency, the Federal Reserve Board, any redevelopment authority, any central bank and any comparable authority), any self-regulatory agency (e.g., FINRA), any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or any arbitrator with authority to bind a party at law.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by the Guarantors.

“Guarantors” shall mean each Restricted Subsidiary listed on Schedule 1.01(d), and each other Restricted Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.

“Hazardous Materials” shall mean the following: polychlorinated biphenyls (“PCBs”) or PCB-containing equipment; asbestos or asbestos-containing materials; radon gas, radiation, petroleum, crude oil or any fraction thereof; and any other pollutant, contaminant, or hazardous or toxic chemicals, wastes, materials, or substances, regulated under any Environmental Laws.

“Hazardous Materials Activity” shall mean any manufacture, storage, generation, transportation, processing, treatment, disposal, disposition, abatement, corrective action, response action, removal or remediation of any Hazardous Materials.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Immaterial Subsidiary” shall mean each Subsidiary of Borrower which is hereafter designated as such from time to time by written notice to the Administrative Agent in a manner consistent with the provisions of Section 5.15; provided that no Person shall be so designated (i) if, as of the date of its designation, its Consolidated Adjusted EBITDA for the then most recent period of twelve months is in excess of $2,000,000, (ii) at any time when the aggregate book value (as reasonably determined by Borrower) of the assets of all Immaterial Subsidiaries would thereby be in excess of $5,000,000, (iii) if it owns any Equity Interests in Borrower or any Guarantor, (iv) if it owns any material assets that are used in connection with the Project or (v) when any Default or Event of Default has occurred and remains continuing.

“Improvements” shall mean the improvements, alterations or appurtenances now, or at any time hereafter, located upon, in, under or above the Land or any part thereof.

“Incremental Extensions of Credit” shall have the meaning assigned to such term in Section 2.20.

“Incremental Facility Amendment” shall have the meaning assigned to such term in Section 2.20.

“Incremental Facility Closing Date” shall have the meaning assigned to such term in Section 2.20.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP); (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lesser of (x) the aggregate principal amount of such Indebtedness and (y) the fair market value of such property; (f) all Capital Lease Obligations of such person; (g) for purposes of Section 8.01(f) only, all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (h) all Attributable Indebtedness of such person; (i) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (j) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (i) above; provided that the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary contained herein or in any other Loan Document, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Initial Calculation Date” shall mean the last day of the initial period of four consecutive fiscal quarters of the Borrower commenced on or following the Opening Date.

“Initial Deed” shall mean that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner, lessee or operator of Mortgaged Property or any part of the Project pursuant to Section 5.04 and all renewals and extensions thereof.

“Insurance Proceeds” shall mean all cash and cash equivalents paid under any casualty insurance policy maintained by a Loan Party (other than payments in respect of business interruption as reasonably determined by Borrower), net of (a) all costs of recovery of such Insurance Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses), (b) all amounts required to be applied to the repayment of Indebtedness secured by a Permitted Lien (including any penalty, premium or make-whole amounts related thereto) on any asset which is the subject of the event to which such Insurance Proceeds relate and (c) all taxes paid or reasonably estimated to be payable as a result thereof, whether by a Loan Party or any direct or indirect owner thereof (after taking into account any tax credits or deductions and any tax sharing arrangements, in each case reducing the amount of taxes so paid or estimated to be payable).

“Insurance Requirements” shall mean, collectively, all material provisions of the Insurance Policies, all material requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner, lessee or operator of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall mean the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intellectual Property Collateral” shall mean all Intellectual Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by the Intellectual Property Security Agreements or the Security Agreement.

“Intellectual Property License Agreements” shall mean those agreements providing for the assignment and/or license of trademarks and related property from one or more Loan Parties to a Permitted Investor, parent company of the Borrower or Affiliate thereof and the license to one or more Loan Parties of trademarks or related property for use in Atlantic City, New Jersey.

“Intellectual Property Security Agreements” shall mean any Intellectual Property Security Agreement executed and delivered by a Loan Party from time to time, substantially in the form of Exhibit 4, 5 or 6, as applicable, to the Security Agreement.

“Intercompany Note” shall mean the intercompany note, dated as of February 17, 2011, among the Loan Parties.

“Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of February 17, 2011, among the Collateral Agent and the Second Lien Collateral Agent and the other parties from time to time party thereto.

“Interest Election Request” shall mean a request by Borrower to convert or continue a Borrowing in accordance with Section 2.09(b), substantially in the form of Exhibit G.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) the Revolving Commitment Termination Date.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean JPMorgan Chase Bank or such other Lender designated as an Issuing Bank pursuant to Section 2.18(i) or (k).

“JPMorgan Chase Bank” shall mean JPMorgan Chase Bank, N.A.

“Land” shall mean the real estate comprising the Mortgaged Property, which together with the Mortgaged Property as more specifically described, and as shall be more specifically described, in the Mortgages including all oil, gas and mineral rights, oil, gas and minerals, easements, appurtenances, water rights, water stock, rights in and to streets, roads and highways (whether before or after vacation thereof), hereditaments and privileges relating, in any manner whatsoever, to the Land.

“Laws” shall mean, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities and executive orders, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LC Disbursement” shall mean a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Reimbursement Obligation” shall mean, for any Letters of Credit, the obligations of any Person to pay any amounts due in connection therewith.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lenders” shall mean (a) the financial institutions that are a party hereto and (b) any financial institution that has become party hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption and (c) each Additional Lender. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit issued or deemed issued pursuant to this Agreement.

“Letter of Credit Fee” shall have the meaning assigned to such term in Section 2.06(d).

“LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or Liquor License issued by any Gaming Authority or applicable Governmental Authority covering any casino or gaming facility operated in connection with the Project.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquor Authorities” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to possess, store, sell and/or distribute beer, wine or liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering or enforcing the Liquor Laws.

“Liquor Laws” shall mean, the laws, rules, regulations and orders applicable to or involving the possession, storage, sale and/or distribution of beer, wine or liquor by Borrower or any of its Restricted Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations or administration thereof by the applicable Liquor Authorities.

“Liquor License” shall mean, in any jurisdiction in which Borrower or any of its Restricted Subsidiaries possesses, stores, sells and/or distributes beer, wine or liquor, or proposes to sell and/or distribute beer, wine or liquor, any license, permit or other authorization to possess, store, sell and distribute beer, wine or liquor that is granted or issued by the Liquor Authorities.

“Loan” shall mean the loans made by the Lenders to Borrower pursuant to this Agreement or an Incremental Facility Amendment.

“Loan Documents” shall mean this Agreement, any Incremental Facility Amendment, the Notes (if any) executed and delivered pursuant to Section 2.05(c), the Security Documents, the Intercreditor Agreement, the First Lien Intercreditor Agreement and any other instruments, certificates, documents or agreements executed and delivered by any Loan Party with or for the benefit of the Administrative Agent or any Lender in its capacity as such pursuant hereto or thereto or in connection herewith or therewith (in each case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time).

“Loan Parties” shall mean Borrower and the Guarantors.

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Maintenance Capital Expenditures” shall mean Capital Expenditures for the maintenance, repair, restoration or refurbishment of tangible property, but excluding any Capital Expenditures that add to or significantly improve or upgrade such property.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Master Lease Documents” shall have the meaning assigned to such term in Section 6.06(o).

“Master Lease Easements” shall have the meaning assigned to such term in Section 6.06(o).

“Material Adverse Effect” shall mean any event or circumstance which: (a) has a material adverse effect on the business, assets, operations or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) materially and adversely affects the ability of the Companies, taken as a whole, to pay the Obligations, or (c) materially and adversely affects the rights of the Secured Parties under their respective Loan Documents, including the validity, enforceability or priority of the Liens purported to be created by the Security Documents (it being understood that (i) any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Opening Date to occur on or prior to January 1, 2013 and (ii) the Borrower Findings will not be deemed a Material Adverse Effect).

“Material Agreement” shall mean (a) the Construction Management Agreement, (b) the ACHA Documents, (c) the Intellectual Property License Agreements, (d) the Energy Services Agreement, (e) the Transportation Improvement Project Documents, (f) the Redevelopment Agreement, (g) the Architectural Services Agreement and (h) the REG Lease (but in any case excluding the Financing Agreements).

“Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Borrower or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Collateral Amount” shall mean, at any time, an amount equal to 103% of the Fronting Exposure, as applicable, with respect to Letters of Credit issued and outstanding at such time.

“MNPI” shall have the meaning assigned to such term in Section 10.01(e).

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property for the benefit of the Secured Parties in form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law, and includes, without limitation, the Additional AC Property Co Mortgage and the Additional CUP Mortgage.

“Mortgaged Property” shall mean the Real Property listed on Schedule 1.01(e) or otherwise as to which the Collateral Agent for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages (but only for such period that such real properties are subject to a Mortgage).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or writedown related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” shall mean each Revolving Note and Swingline Note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit I or Exhibit J, as applicable.

“Notice of Intent to Cure” shall have the meaning specified in Section 5.01(c).

“Obligations” shall mean obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of LC Reimbursement Obligations, interest thereon and obligations to provide Cash Collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21.

“Officer’s Certificate” shall mean a certificate executed on behalf of a Loan Party by the chairman of the Board of Directors (if an officer), the chief executive officer, the president, any Financial Officer, Vice President or Secretary each in his or her official (and not individual) capacity.

“Opening Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes and any other excise, property, mortgage recording or similar Taxes, which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(e).

“Patriot Act” shall have the meaning assigned to such term in Section 4.01(m).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Pension Plan” shall mean any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit H-1 or any other form approved by the Collateral Agent with the consent of the Borrower, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit H-2 or any other form approved by the Collateral Agent.

“Permits” shall mean the collective reference to any and all consents, orders, licenses, permits, approvals, notifications, certifications, registrations, regulatory filings or notices and authorizations required under any Requirement of Law (including Gaming Laws), including, without limitation, any Casino License or other Gaming Approvals and the Redevelopment Plan.

“Permitted Businesses” shall mean (a) the gaming business, (b) the development, construction, ownership and operation of a Gaming Facility, (c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services, (d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services, (e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or (f) the ownership by a person of Equity Interests in its Subsidiaries and other Investments permitted hereunder; provided, however, that with respect to Borrower and its Subsidiaries the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Encumbrances” shall mean those exceptions specified in Schedule B-II of the title policies delivered on the Closing Date with respect to the Mortgaged Properties.

“Permitted Investors” shall mean (i) any members of management of Borrower on the Closing Date and family members thereof, (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons beneficially holding a controlling interest of which (or persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clause (i), (iii) any group (as defined in the rules promulgated under Section 13(d) of the Exchange Act), which is controlled by any of the Persons referred to in the immediately preceding clauses (i) or (ii), and (iv) any Affiliates of any of the Persons referenced in clauses (i), (ii) or (iii), provided that for this purpose, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” shall mean, with respect to any person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by (i) an amount equal to unpaid accrued interest, make-whole amounts, penalties and premium thereon plus other amounts paid, and fees (including, without limitation, upfront fees and original issue discount) and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and (ii) an amount equal to any existing commitments unutilized thereunder, (b) the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default shall have occurred and be continuing, (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms, taken as a whole, that are determined in good faith by a Responsible Officer of the Borrower to be at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) Indebtedness of a Subsidiary that is not a Guarantor or the Borrower shall not refinance Indebtedness of Borrower or a Guarantor, and (f) no person is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness that was not an obligor (or required to become an obligor) under such Indebtedness prior to such modification, refinancing, refunding, renewal or extension; provided that if any Loan Party is an obligor under such modified, refinanced, refunded, renewed or extended Indebtedness, other Loan Parties may be guarantors of such Indebtedness.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 10.01(d).

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(e).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(e).

“Proceedings” shall have the meaning assigned to such term in Section 5.02(a).

“Project” shall mean the beachfront casino entertainment resort commonly known as Revel Atlantic City Hotel and Casino in Atlantic City, New Jersey.

“Project Costs” shall mean all cash costs incurred or to be incurred in connection with the financing (excluding the interest on the Second Lien Notes and other non-cash costs or items not required to be paid in cash prior to the Scheduled Completion Date, design, development, construction, equipping and opening of the Project.

“Project Site” shall mean that portion of the Mortgaged Property described on Schedule 3.05(b)(i), on which the Project is located.

“Projections” shall have the meaning assigned to such term in Section 5.01(e).

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which the relevant Loan Party or Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option, which includes, without limitation, the Site Easements, the Project Site and the other Mortgaged Property.

“Redevelopment Agreement” shall mean that certain Redevelopment Agreement, dated November 8, 2007, by and between the City of Atlantic City, The City Council of Atlantic City and Revel Entertainment Group, LLC, as amended by that certain Amendment to the Redevelopment Agreement, dated November 30, 2010, by and between the City Council of Atlantic City and Revel Entertainment Group, LLC, that certain Second Amendment to the Redevelopment Agreement, dated February 10, 2011, by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Third Amendment to the Redevelopment Agreement dated September 22, 2011, by and between the City, the City Council and Revel Entertainment Group,

LLC, that certain Fourth Amendment to the Redevelopment Agreement dated November 30, 2011 by and between the City, the City Council and Revel Entertainment Group, LLC, that certain Fifth Amendment to the Redevelopment Agreement, dated November 30, 2011, by and between the City, the City Council and Revel Atlantic City, LLC and that certain Sixth Amendment to the Redevelopment Agreement dated January 27, 2012 and April 9, 2012 by and between the City, the City Council and Revel Entertainment Group, LLC.

“REG” shall mean Revel Entertainment Group, LLC, a New Jersey limited liability company.

“REG Lease” shall mean that certain Ground Lease, dated as of February 17, 2011, between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any reportable or actionable spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment, or from, into or throughout any structure or facility.

“Required Lenders” shall mean Lenders having Revolving Credit Exposure, Loans in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments representing more than 50% of the sum of the total Revolving Credit Exposure and unused Revolving Commitments in respect of Incremental Extensions of Credit (if any); provided that Revolving Credit Exposure, Loans in respect of Incremental Extensions of Credit (if any) and unused Revolving Commitments held by any Defaulting Lender shall be deemed not to be outstanding for purposes of calculating the Required Lenders.

“Requirements of Law” shall mean, as to any person, the Organizational Documents of such person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Permits, Environmental Laws, ADA Laws and Gaming Laws, in each case applicable to or binding upon such person or any of its Property or to which such person or any of its Property is subject.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revel Deed” shall mean that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (i) reduced from time to time pursuant to Section 2.08, (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.02 or (iii) increased pursuant to Section 2.20. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $30,000,000.

“Revolving Commitment Period” shall mean the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” shall mean the earliest to occur of (i) the date that is three years from the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.08(b) and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” shall mean a Loan made by a Lender to Borrower pursuant to Section 2.01(a).

“Revolving Note” shall mean a promissory note made by the Borrower to a Lender, substantially in the form of Exhibit I, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03 hereto.

“Scheduled Completion Date” shall have the meaning ascribed to such term in the Disbursement Agreement.

“Second Lien Collateral Agent” shall mean U.S. Bank National Association, in its capacity as collateral agent under the Second Lien Documents, and its successors and assigns, including any collateral agent under any Permitted Refinancing of Second Lien Notes.

“Second Lien Documents” shall mean the Second Lien Indenture and the other Collateral Documents (as defined in the Second Lien Indenture), including each mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Second Lien Indenture” shall mean (i) that certain indenture, dated as of February 17, 2011, among Borrower, the Guarantors and the Second Lien Trustee, as trustee and collateral agent for the Second Lien Secured Parties, as amended, restated, supplemented or modified from time to time to the extent permitted by this Agreement and the Intercreditor Agreement, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend (subject to the limitations set forth herein and in the Intercreditor Agreement) or refinance in whole or in part the indebtedness and other obligations outstanding under (x) the indenture referred to in clause (i) or (y) any subsequent Second Lien Indenture, unless such agreement or instrument expressly provides that it is not intended to be and is not a Second Lien Indenture hereunder. Any reference to the Second Lien Indenture hereunder shall be deemed a reference to any Second Lien Indenture then in existence.

“Second Lien Notes” shall mean (i) the $304,400,000 12% second lien notes due 2018 issued on February 17, 2011 under the Second Lien Indenture as part of the Units and any notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind and any notes issued in exchange therefor having the same economic terms, including guarantees thereof by the Guarantors and (ii) any notes issued in connection with a Permitted Refinancing of such notes (including notes issued in connection therewith (or increases thereto) resulting from payment of interest in kind).

“Second Lien Proceeds Account” shall mean the account holding the proceeds of the Second Lien Notes and subject to a Lien in favor of the Second Lien Secured Parties.

“Second Lien Secured Parties” shall mean the Second Lien Trustee, the Second Lien Collateral Agent and each person that is a holder of Second Lien Notes (either separately or as part of a Unit).

“Second Lien Trustee” shall mean U.S. Bank National Association, in its capacity as Trustee under the Second Lien Indenture, and its successors and assigns, including any trustee or agent under any Permitted Refinancing of the Second Lien Notes.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) un-

der each Treasury Services Agreement existing on or entered into after the Closing Date, in each case with any counterparty that is a Secured Party; provided that (i) the Obligations of the Borrower under any such Hedging Agreement or Treasury Services Agreement shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under such Hedging Agreements or Treasury Services Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders, the Issuing Bank and each counterparty to a Hedging Agreement or Treasury Services Agreement existing on or entered into after the Closing Date if such person was an Agent or a Lender or an Affiliate of an Agent or a Lender (x) on the Closing Date, in the case of a Hedging Agreement or Treasury Services Agreement existing on the Closing Date or (y) at the date of entering into such Hedging Agreement or Treasury Services Agreement, in the case of a Hedging Agreement or Treasury Services Agreement entered into after the Closing Date (provided that, as consideration for the benefits of being deemed a Secured Party under the Loan Documents, each such counterparty appoints the Collateral Agent as its agent under the Loan Documents and otherwise agrees to be bound by the provisions of the Security Agreement and the provisions of Article IX hereof as if it were a direct party thereto and hereto as a Lender).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Agreement” shall mean the Security Agreement, dated as of February 17, 2011, among the Loan Parties and Collateral Agent for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement), including the Secured Parties, as amended, supplemented or otherwise modified from time to time.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on or prior to the Closing Date and (b) thereafter pursuant to Section 5.10.

“Security Documents” shall mean the collective reference to the Security Agreement, the Intellectual Property Security Agreements, the Control Agreements, the Mortgages, the Collateral Assignments and all other pledge and security documents now or hereafter delivered to the Collateral Agent or the Administrative Agent granting a Lien on any Property (or associated with such a grant) of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Solvent” shall mean with respect to any person, as of any date of determination:

(a) the amount of the “present fair saleable value” of the assets of such person will, as of such date, exceed the amount of all “liabilities of such person, contingent or otherwise,” as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors,

(b) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liability of such person on its then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to such person,

(c) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and

(d) such person will be able to pay its debts as they mature.

For purposes of this definition, (i) “debt” shall mean liability on a “claim” and (ii) “claim” shall mean any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Special Amount” shall mean $10,000,000, which may be applied without duplication pursuant to Section 6.04(p) or 6.10(d)(ii).

“Special Assessment Obligations” shall mean special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse the Companies for Project Costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the Project Site and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Statutory Reserves” shall mean, for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).

“Step 1 Incremental Test” shall mean (i) if financial statements for only one full fiscal quarter have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such fiscal quarter is equal to or greater than the Consolidated Adjusted EBITDA listed on Schedule 1.01(f) in column A (and less than that listed in column B) for the applicable fiscal quarter, (ii) if financial statements for only two full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such two fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column A for such two fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable two fiscal quarter period, (iii) if financial statements for only three full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such three fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column A for such three fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable three fiscal quarter period, and (iv) if financial statements covering at least four full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for the most recently completed four fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column A for such four fiscal quarters (and less than the sum of the amounts listed in column B) for the applicable four fiscal quarter period.

“Step 2 Incremental Test” shall mean (i) if financial statements for only one full fiscal quarter have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such fiscal quarter is equal to or greater than the Consolidated Adjusted EBITDA listed on Schedule 1.01(f) in column B for the applicable fiscal quarter, (ii) if financial statements for only two full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such two fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column B for such two fiscal quarters, (iii) if financial statements for only three full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for such three fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column B for the applicable three fiscal quarter period, and (iv) if financial statements covering at least four full fiscal quarters have been delivered pursuant to Section 5.01 subsequent to the Opening Date, the Consolidated Adjusted EBITDA for the most recently completed four fiscal quarter period is equal to or greater than the sum of the Consolidated Adjusted EBITDAs listed on Schedule 1.01(f) in column B for the applicable four fiscal quarter period.

“Subordinated Indebtedness” shall mean Indebtedness of Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of Borrower and such Guarantor, as applicable.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean any Restricted Subsidiary that is a Guarantor hereunder.

“Swingline Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” shall mean JPMorgan Chase Bank, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made pursuant to Section 2.17.

“Swingline Note” shall mean a promissory note made by the Borrower to the Swingline Lender, substantially in the form of Exhibit J either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplemented.

“Taking” shall mean a taking or voluntary conveyance during the term of this Agreement of all or part of the Real Estate, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, or in contemplation of, any condemnation or other Event of Eminent Domain affecting any Real Property or any portion thereof, whether or not the same shall have actually been commenced.

“Tax Return” shall mean all original and amended returns, declarations, claims for refund reports, estimates, information returns and statements required to be filed in respect of any Taxes, including any schedules, forms or other required attachments thereto.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated as of February 17, 2011, by and among Borrower, as borrower, the guarantors party thereto, JPMorgan Chase Bank, N.A. as administrative agent and collateral agent and the other parties thereto, as amended on May 3, 2012.

“Term Loan Documents” shall mean the Term Loan Credit Agreement and the Security Documents (as defined in the Term Loan Credit Agreement), including the AC Property Co Mortgage, the CUP Mortgage and other security documents and any guarantee entered into in connection therewith and any related notes.

“Test Period” in effect at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time or, if fewer than four consecutive fiscal quarters of Borrower have been completed since the Closing Date, the fiscal quarters of Borrower that have been completed since the Closing Date.

“Title Company” shall mean Chicago Title Insurance Company.

“Title Policy” shall mean the mortgagee’s policy of title insurance insuring that each of the Additional AC Property Co Mortgage and the Additional CUP Mortgage is a valid and enforceable lien with equal and ratable priority with the AC Property Co Mortgage and the CUP Mortgage (subject to and after giving effect to the First Lien Intercreditor Agreement and the Intercreditor Agreement), on the applicable Loan Parties’ fee simple or leasehold interest in the Mortgaged Property (including any easements appurtenant thereto) subject only to the Permitted Encumbrances.

“Tower II Air Parcel” shall mean the vertical airspace above the podium for the second tower.

“Transportation Improvement Project” shall mean that certain road improvement project for the widening and landscaping of roadways to and from the Project described in the Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC.

“Transportation Improvement Project Documents” shall mean the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Pur-

chase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“United States” shall mean the United States of America.

“Units” shall mean the Units of the Borrower, each consisting of (i) $2,000 principal amount of Second Lien Notes and (ii) a Warrant.

“Unrestricted Cash” shall mean Cash or Cash Equivalents of Borrower and its Restricted Subsidiaries other than (i) Cash or Cash Equivalents held in the Second Lien Proceeds Account and (ii) all cage cash required to be maintained as cash by the provisions of applicable Gaming Laws to satisfy minimum bankroll requirements, mandatory game security reserves, allowances for redemption of casino chips and tokens or payment of winning wagers to gaming patrons.

“Unrestricted Subsidiary” shall mean (i) SI LLC, a New Jersey limited liability company, (ii) any Subsidiary of Borrower designated as an Unrestricted Subsidiary pursuant to Section 5.14 after the Closing Date and (iii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Warrant Agent” shall mean U.S. Bank National Association, it its capacity as warrant agent for Borrower under the Warrant Agreement, and its successors and assigns.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of February 17, 2011, by and between Borrower and the Warrant Agent.

“Warrants” shall mean the Warrants of Borrower, initially issued on February 17, 2011, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of Borrower, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” shall mean, as to any person (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Period” has the meaning assigned to such term in Section 10.20(b).

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, shall mean “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrower and the Required Lenders; provided, however, that if Borrower notifies the Administrative Agent that Borrower wishes to amend Section 6.10 or any financial definition used therein to implement the effect of any change in GAAP or the application thereof occurring after the Closing Date (or if the Administrative Agent notifies Borrower that the Required Lenders wish to amend Section 6.10 or any financial definition used therein for such purpose), then Borrower and the Administrative Agent shall negotiate in good faith to amend Section 6.10 or the definitions used therein to preserve the original intent thereof in light of such changes in GAAP; provided further that until Borrower and the Administrative

Agent agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all determinations of compliance or pro forma compliance with Section 6.10 provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained in the Loan Documents, all terms of an accounting or financial nature used in the Loan Documents shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower or any of its Subsidiaries at “fair value,” as defined therein. Obligations of the Loan Parties under the CUP Documents shall not constitute Indebtedness or Capital Lease Obligations, notwithstanding any treatment in GAAP to the contrary. All other determinations with respect to whether leases constitute Indebtedness or Capital Lease Obligations shall be made based on GAAP as in effect on the date hereof.

ARTICLE II

THE LOANS

SECTION 2.01 Revolving Commitments.

(a) During the Revolving Commitment Period, subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender, agrees severally and not jointly, to make Revolving Loans to the Borrower in the aggregate amount up to but not exceeding such Lender’s Revolving Commitment. No Lender shall have an obligation to make a Revolving Loan in excess of such Lender’s Applicable Percentage of the aggregate amount of Revolving Commitments of all Lenders. Amounts borrowed pursuant to this Section 2.01(a) may be repaid and reborrowed during the Revolving Commitment Period.

(b) Each Lender’s unfunded Revolving Commitment shall terminate immediately and without further action on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(c) The Revolving Loans shall (i) bear interest as provided in Section 2.06 hereof and (ii) be entitled to the security interests, Collateral and other rights and benefits provided pursuant to the other Loan Documents.

SECTION 2.02 Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Revolving Commitments. The failure of any Lender to make any Loan required to be made shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

(b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Swingline Loan shall be an ABR Loan. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that

Borrower shall not be entitled to request any Borrowing that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that, notwithstanding the foregoing each Swingline Loan shall be not less than $250,000 and if greater than such amount shall be in an amount that is an integral multiple of $100,000. Notwithstanding anything to the contrary herein, an ABR Borrowing or Swingline Loan may be in an aggregate amount, subject in the case of Swingline Loans to the limitations on the amounts thereof set forth in Section 2.17(a), (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.18(e).

(d) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request Eurodollar Loans, or to elect to convert or continue, any Borrowing to Eurodollar Loans if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.

SECTION 2.03 Borrowing Procedure. To request a Revolving Borrowing, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of such Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.17. The Administrative Agent will make such Loans available to Borrower by promptly crediting the amounts so received, in like funds, to an account of Borrower maintained with the Administrative Agent in New York City and designated by Borrower in the applicable Borrowing Request or by wire transfer of immediately available funds to such other account designated by Borrower from time to time, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.04(a) and may, in reliance upon such assumption and in its sole discretion, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.05 Repayment of Loans; Evidence of Debt.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Commitment Termination Date and (ii) the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Commitment Termination Date and the first day after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least four Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a Revolving Note (in the form of Exhibit I or a Swingline Note (in the form of Exhibit J), as applicable, to evidence such Lender’s Loans.

SECTION 2.06 Fees.

(a) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent (the “Administrative Agent Fees”). All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Once paid, none of the Fees shall be refundable under any circumstances.

(b) [Reserved].

(c) Revolving Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the Revolving Commitment Termination Date. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments on the last Business Day of March, June, September and December of each year and on the Revolving Commitment Termination Date, commencing on June 30, 2012. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and, so long as JPMorgan Chase Bank or any of its Affiliates are not the only Lenders under this Agreement, the Swingline Exposure of such Lender shall be disregarded for such purpose).

(d) Letter of Credit Fees. Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit (“Letter of Credit Fees”), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Borrowings on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.25% per annum on the average daily amount of the LC Exposure arising from or related to Letters of Credit issued by it (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the Revolving Commitment Termination Date and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard administrative fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder; provided that notwithstanding the foregoing no fronting fees shall be payable so long as JPMorgan Chase Bank or any of its Affiliates are the only Lenders under this Agreement. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on June 30, 2012; provided that all such fees shall be payable on the Revolving Commitment Termination

Date and any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.07 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.07(c), the Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurodollar Loans. Subject to the provisions of Section 2.07(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any of the Events of Default set forth in clause (a), (b), (g) or (h) of Section 8.01 has occurred and is continuing, then the past due amounts hereunder (and on all amounts hereunder upon the occurrence and during the continuance of an Event of Default under Section 8.01(g) or (h)) shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal of or interest on any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.07 or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Loans as provided in Section 2.07(a) (in either case, the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.07(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments) , accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

SECTION 2.08 Termination and Reduction of Revolving Commitments.

(a) The Revolving Commitments shall terminate on the Revolving Commitment Termination Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments, provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.08, the aggregate Revolving Credit Exposure would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent by written notice of any election to terminate or reduce the Revolving Commitments hereunder not later than 11:00 a.m., New York City time, three Business Days before the date of such termination or reduction. Each such notice shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the effective date of such termination or reduction. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.09 Interest Elections.

(a) General. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than eight Eurodollar Borrowings outstanding hereunder at any one time. This Section 2.09 shall not apply to Swingline Loans, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or facsimile, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower was requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.10 Prepayment of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing; in whole or in part, subject to the requirements of this Section 2.10.

(b) Mandatory Prepayments. In the event and on such occasion that the aggregate Revolving Credit Exposure exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Collateral Agent pursuant to Section 2.18(j)) in an aggregate amount equal to such excess.

(c) Notice of Prepayment. Borrower shall notify the Administrative Agent in writing (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) of any prepayment hereunder by (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or acquisition or sale, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

SECTION 2.11 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or

(b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or any Issuing Bank;

(ii) subject any Lender or any Issuing Bank to any (i) Tax of any kind whatsoever with respect to this Agreement or any Loan made by such Lender or any Letter of Credit or participation therein, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.15 or (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or in the case of clause (ii) above, any Loan), or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or maintaining its obligation to participate in any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount), then, upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or Issuing Bank determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or Issuing Bank or any lending office of such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Bank prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and setting forth in reasonable detail the basis of such amounts and delivered to the Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender or Issuing Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank, as applicable, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to equal an amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 5 Business Days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 1111 Fannin Street, Houston, Texas, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment by Borrower of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Loans shall be allocated among the Lenders pro rata based on the principal amount of the Loans held by the Lenders, except with respect to a Disqualified Lender, in which case payment shall be applied solely to such Disqualified Lender’s Loans and not pro rata, subject to any necessary Gaming Approvals.

(iii) For the avoidance of doubt, the provisions of this Section shall be subject to Section 2.19 to the extent applicable.

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Setoff. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) Lender Default. If any Lender or the Issuing Bank shall fail to make any payment required to be made by it pursuant to Section 2.04(a), 2.14(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender or the Issuing Bank, as the case may be, to satisfy such Lender’s or such Issuing Bank’s, as the case may be, obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Unless required by applicable Law (as determined in good faith by the applicable withholding agent), any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable withholding agent shall be required by Law to deduct any Indemnified Taxes (including any Other Taxes), then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) have been made, each Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions or withholdings and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by Loan Parties. Without limiting the provisions of paragraph (a) above, the relevant Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by Borrower. Borrower shall, without duplication of additional amounts paid pursuant to Section 2.15(a), indemnify each Agent and Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) imposed on such Agent or Lender by any Governmental Authority in connection with this Agreement or any other Loan Document and reasonable expenses arising therefrom or with respect thereto, regardless of whether such Indemnified Taxes or Other Taxes were correctly or legally imposed, asserted or otherwise determined to be payable by the relevant Governmental Authority. A certificate, prepared in good faith, as to the amount of such payment or liability and setting forth in reasonable detail the calculation of such payment or liability delivered to Borrower by a Lender (with a copy to the Administrative Agent), or by an Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Each Lender shall, at the time or times prescribed by applicable Law and at such time or times reasonably requested by Borrower or the Administrative Agent, provide Borrower and the Administrative Agent with any documentation prescribed by Law, or reasonably requested by Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Borrower and the Administrative Agent if such Lender may not lawfully deliver such documentation under applicable Law. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, Borrower, Administrative Agent or other applicable withholding agent may withhold amounts required to be withheld by applicable Law from such payments at the applicable rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Law or upon the reasonable request of Borrower or the Administrative Agent) whichever of the following is applicable:

(I) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(II) two duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(III) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit K (any such certificate a “United States Tax Compliance Certificate”), or any other form approved by the Administrative Agent, to the effect that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(IV) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Lender that has granted a participation), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, United States Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(V) any other form prescribed by applicable requirements of U.S. federal income tax Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to any Lender or the Administrative Agent under any Loan Document would be subject to United States federal withholding tax imposed by FATCA if such Lender or the Administrative Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) and 1472(b) of the Code, as applicable) and such Lender or the Administrative Agent is entitled to an exemption from such withholding, such Lender and the Administrative Agent shall deliver to Borrower and the Administrative Agent, at such time or times reasonably requested by Borrower and/or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Administrative Agent as may be necessary for Borrower or the Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender or the Administrative Agent has complied with its obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) in the event such Lender is incapable of delivering such forms, certificates or other evidence under applicable Law, notify the Administrative Agent and Borrower if such Lender may not lawfully deliver such forms, certificates or other evidence under applicable Law.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) Treatment of Certain Refunds. If any Agent or Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of such Agent or Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund net of any Taxes payable by any Agent or Lender); provided that the applicable Loan Party, upon the request of such Agent or Lender, agrees to repay the amount paid over such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or Lender in the event such Agent or Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Agent or Lender to make available its Tax Returns (or any other information relating to its taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Agent or Lender be required to pay any amount to any Loan Party under this Section 2.15(f) the payment of which would place such Agent or Lender in a less favorable net after-tax position than such Agent or Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.

(g) Payments Made by Administrative Agent. For the avoidance of doubt, any payments made by the Administrative Agent to any Lender shall be treated as payments made by the applicable Loan Party.

(h) Issuing Bank. For all purposes of this Section 2.15, the term Lender shall include the Issuing Bank.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13 from the assignee or Borrower);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law, including the receipt of any required Gaming Approvals.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to Borrower from time to time during the Revolving Commitment Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10.0 million or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 p.m. (New York City time), on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from Borrower. The Swingline Lender shall make each Swingline Loan available to Borrower by means of a credit to the general deposit account of Borrower with the Swingline Lender or by wire transfer of immediately available funds to such other account as Borrower may request from time to time (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m. (New York City time), on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m. (New York City time), on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 or with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Commitment Period, and the Issuing Bank agrees to issue Letters of Credit requested in accordance with this Section 2.18. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days or such shorter period as is acceptable to the Issuing Bank) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $15.0 million and (ii) the sum of the total Revolving Credit Exposures shall not exceed the total Revolving Commitments.

(c) Expiration Date. Maturities for Letter of Credit shall not exceed twelve months (in the case of standby Letters of Credit) or 180 days (in the case of trade Letters of Credit), renewable automatically annually thereafter in the case of standby Letters of Credit. All Letters of Credit shall expire no later than the date that is five Business Days prior to the Revolving Commitment Termination Date (such date, the “Letter of Credit Expiration Date”), unless Borrower agrees, at the time Borrower requests any such Letter of Credit expiring later than the Letter of Credit Expiration Date, to Cash Collateralize such Letter of Credit on the Business Day prior to the Letter of Credit Expiration Date or all the Lenders have approved such expiry date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative

Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 p.m., New York City time, (i) two Business Days after Borrower shall have received notice of such LC Disbursement, if such notice is received by Borrower prior to 10:00 a.m., New York City time, or (ii) three Business Days after the Borrower received such notice, if such notice is not received prior to such time; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.17 that such payment be financed with a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Swingline Loan. If Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Lender (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.07(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest on unreimbursed LC Disbursements; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.01(g) or (h). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (not to be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.18(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

SECTION 2.19 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure pursuant to Section 2.19(d); fourth, as Borrower may request (so long as no Default or

Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.19(d); sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans, LC Exposure and funded and unfunded participations in Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.19(b). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.19(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(I) No Defaulting Lender shall be entitled to receive any Revolving Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(II) Each Defaulting Lender shall be entitled to receive Letter of Credit Fee for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19(d).

(III) With respect to any other fees required to be paid to any Defaulting Lender pursuant to clause (II) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s LC Exposure or participation in Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s LC Exposure or participation in Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.19(d).

(b) Defaulting Lender Cure. If Borrower, Administrative Agent and each Swingline Lender and Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.19(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan and (ii) no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

(d) Cash Collateral. At any time that there shall exist a Defaulting Lender, within three Business Days following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent) Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.19(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(i) Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LC Exposure, to be applied pursuant to clause (ii) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any prior right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(ii) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19(d) or Section 2.19(a) in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LC Exposure (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(iii) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19(d) following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.19(a), the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Security Documents.

SECTION 2.20 Incremental Extensions of Credit

(a) At any time during the Revolving Commitment Period, subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request to add additional Revolving Commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $5,000,000; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth in clause (i) below; provided, further, that immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below) no Event of Default has occurred or is continuing or shall result therefrom and the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate as to the satisfaction of the condition set forth in this proviso. The Incremental Extensions of Credit:

(i) shall be in an aggregate principal amount not exceeding $20,000,000 since the Closing Date, and

(ii) shall rank pari passu in right of payment and right of security with the Revolving Loans in respect of the Collateral;

provided that the Incremental Extensions of Credit shall be on identical terms (excluding any upfront fees) and pursuant to the documentation applicable to the Revolving Commitments and shall be deemed to be an increase to the Revolving Commitments. No Lender (an “Existing Lender”) shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Any additional bank, financial institution, Existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to Borrower, the Administrative Agent, the Swingline Lender and the Issuing Banks (any such bank, financial institution, Existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted, and the transactions contemplated, by this Section 2.20 and, as appropriate, the other Loan Documents and executed by the Borrower, each Additional Lender (to the extent appropriate) and the Administrative Agent (and, if applicable, the Collateral Agent). Revolving Commitments in respect of Incremental Extensions of Credit shall be Revolving Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of the Incremental Extensions of Credit shall be used in accordance with Section 3.12.

(b) Each Lender that is acquiring a new or additional Revolving Commitment on the Incremental Facility Closing Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Lenders immediately prior to such Incremental Facility Closing Date, and shall acquire participations in outstanding Letters of Credit, so that, after giving effect thereto, the Revolving Loans outstanding and participations in outstanding Letters of Credit are held by the Lenders pro rata based on their Revolving Commitments after giving effect to such Incremental Facility Amendment. If there is a new Borrowing of Revolving Loans on such Incremental Facility Closing Date, the Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.02.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:

SECTION 3.01 Organization; Powers. Each Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, limited liability company or other organizational power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

(a) Each Loan Party has the corporate, limited liability company or other organizational power and authority, and the legal right, to execute, deliver and perform the Loan Documents to which it is a party and to carry out the transactions contemplated thereby, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents, which filings and reports will be provided, and approvals shall be sought, diligently and in good faith by Borrower or REG prior to the Opening Date and, in the case of Borrower, to borrow and issue Indebtedness hereunder. Each Loan Party has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of Borrower, to authorize the borrowings and issuances of Indebtedness on the terms and conditions of this Agreement and the other Loan Documents.

(b) Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution by all parties thereto will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) applicable Gaming Laws.

SECTION 3.03 No Consents; No Conflicts; No Defaults.

(a) No material approval, consent or material authorization of, material filing with, material notice to or other act by or in respect of, any Governmental Authority or any person is required to be obtained, made or taken by any Loan Party in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the other Loan Documents, except (i) approvals, consents, authorizations, filings, notices and other acts described in Schedule 3.03, including the requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lender, including the pledge of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents which approvals consents, authorizations, filings, notices and other acts have, unless otherwise indicated on Schedule 3.03, been obtained, made or taken (or waived) and are in full force and effect, (ii) the filings and actions referred to in Section 3.19, (iii) ministerial filings and filings with respect to notices given or issued to Governmental Authorities, including notices as to the status of construction of the Project and (iv) organizational approvals of the Loan Parties and other Affiliates that have been obtained.

(b) The execution, delivery and performance of this Agreement, the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate (i) any Requirement of Law, (ii) any Contractual Obligation of any Loan Party or (iii) the Organizational Documents of any Loan Party, except to the extent that any such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any material Requirement of Law or any such Contractual Obligation (other than the Liens created, or permitted to be incurred, by the Security Documents).

(c) No Loan Party is in default under or with respect to any Contractual Obligation in any respect that would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements. The audited consolidated balance sheets of Revel Holding, LLC and its consolidated Subsidiaries as at December 31, 2009, and the related consolidated statements of income and of cash flows for the fiscal year ended on such date, reported on by Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of Revel Holding, LLC and its consolidated Subsidiaries as at such date, and the consolidated results of Revel Holding, LLC and its consolidated Subsidiaries’ operations and consolidated cash flows for such fiscal year. The unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at September 30, 2011, and the related unaudited consolidated statements of income and of cash flows for the nine-month period ended on such date, present fairly in all material respects the consolidated financial condition of the Borrower and its consolidated Subsidiaries as at such date, and the consolidated results of the Borrower and its consolidated Subsidiaries’ operations and consolidated cash flows for the nine-month period then ended (subject to normal year end audit adjustments and the absence of footnotes and except for impairment charges related to the assets held for sale). Except as noted in the preceding sentence, all such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved, except as noted therein.

(b) No Liabilities. As of the Closing Date, the Loan Parties do not have any material Contingent Obligations, contingent liabilities or liabilities for taxes, or any long term leases or unusual forward or long term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transactions or other obligations in respect of derivatives, that are not reflected in the most recent financial statements referred to in this Section 3.04.

(c) No Material Adverse Effect. Since December 31, 2009, there have been no developments or events that, individually or in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect.

(d) Projections. The projections, forward-looking statements, estimates and pro forma financial information contained in this Agreement, any other Loan Document, or any other document, certificate or statement furnished to the Agents, the Arranger or the Lenders (including, without limitation, the Projections) are based upon good faith estimates and assumptions believed by Borrower to be reasonable at the time made, it being recognized by the Agents, the Arranger and the Lenders that such projections, forward-looking statements, estimates and pro forma financial information are not to be viewed as facts and are subject to material contingencies and assumptions, many of which are beyond the control of the Loan Parties, and that actual results during the period or periods covered by any such projections, forward-looking statements, estimates and pro forma financial information may differ materially from the projected results.

SECTION 3.05 Properties.

(a) Generally. The Loan Parties are the sole owners of, and have legal title to, or a valid right to use, all of their property necessary to the operation of their businesses, and none of such property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description (other than claims, liabilities, obligations, charges or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect) or to any Lien, other than Permitted Liens.

(b) Real Property.

(i) As of the Closing Date, Schedule 3.05(b)(i) sets forth a true, complete and correct list of all Real Property, including a brief description thereof, including, in the case of leases where a Loan Party or Restricted Subsidiary holds a leasehold interest as tenant, the street address, landlord name, tenant name, lease date and lease expiration date. Borrower has delivered to the Administrative Agent true, complete and correct copies of all such leases as in effect on the Closing Date.

(ii) All Real Property and the current use thereof comply with all applicable Requirements of Law (including applicable building and zoning ordinances and codes) and with all Insurance Requirements, and none of the Loan Parties are non-conforming users of such Real Property, except, in each case, where noncompliance or such non-conforming use would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) No Taking has been commenced with respect to all or any portion of any Real Property or for the relocation of roadways providing access to such Real Property except, in each case, as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iv) Except for those disclosed in the Title Policies or as set forth on Schedule 3.05(b)(iv), and except in connection with any municipal bonds to be issued to finance the Transportation Improvement Project, as of the Closing Date (x) there are no current or pending special or other assessments (other than for ad valorem taxes) for public improvements or otherwise affecting any Real Property, nor (y) are there any contemplated improvements to such Real Property that may reasonably be expected to result in such special or other assessments, in any case that would reasonably be expected to result in a Material Adverse Effect.

(v) None of the Loan Parties has suffered, permitted or initiated the joint assessment of any Real Property with any other real property constituting a separate tax lot that is not owned by a Loan Party or is not subject to a Mortgage. As of the Closing Date, the Mortgaged Properties have been properly subdivided or entitled to exception therefrom, and for all purposes the Mortgaged Properties may be mortgaged, conveyed and otherwise dealt with as separate legal lots or parcels.

(vi) Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) all approvals from Governmental Authorities having jurisdiction over the Land and Improvements, including, but not limited to, building permits, street openings or closings, zoning or use permits, variances or special exceptions, zoning reclassifications, setback requirements however established, and approvals of fire underwriters, have been obtained for the portion of the Improvements that have been constructed, to the extent required under applicable Law, and to the extent so obtained, have not been withdrawn, (B) the construction of the Improvements shall be performed in conformity with all applicable Laws, and the Plans and Specifications, (C) the Plans and Specifications to the extent required by applicable law, have been approved by all applicable Governmental Authorities and (D) all construction heretofore performed on the Improvements has been performed within the perimeter of the Land in accordance with the Plans and Specifications and all applicable Governmental Authorities, and in accordance with any restrictive covenants applicable thereto. There are no existing material structural defects in the Improvements and no material violation of any governmental requirements exists with respect thereto. The anticipated use thereof complies with applicable zoning ordinances and all regulations affecting the Project and all governmental requirements for such use have been satisfied, to the extent required to be satisfied at such time and subject to receipt of Gaming Approvals, except to the extent such noncompliance or failure to satisfy government requirements would not reasonably be expected to result in a Material Adverse Effect.

(vii) As of the Closing Date, except as set forth on Schedule 3.05(b)(vii), there are no outstanding options to purchase or rights of first refusal or restrictions on transferability affecting any Real Property (other than those restrictions on transfer set forth in, or otherwise permitted under, the ACHA Documents and the Redevelopment Agreement (each as in effect on the Closing Date) or set forth in the Loan Documents, including, without limitation, Permitted Liens).

(viii) (A) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, as of the Closing Date, (i) all utility services necessary for the current state of construction of the Project are available, including, without limitation, public sanitary sewer service and storm sewers, public water, electricity, gas and telephone service, and (ii) all permits and approvals have been obtained or are available so that the Improvements may be hooked up to the public sanitary sewer service, which public sanitary sewer service shall be available to the full extent required for the full operation of the Project and shall permit the discharge of sewage for the types and amounts anticipated to be produced from the Project. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, after the Closing Date, the Borrower reasonably expects to have all utilities available, as and when necessary, to complete the construction of the Improvements.

(B) Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower reasonably expects that as of the Opening Date, all public sanitary sewer service and storm sewers necessary for the full operation of the Project will be available at the title lines of the Land (or, if they pass through adjoining private land, in accordance with valid public or unencumbered private easements which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(C) Upon completion of the CUP, the Project shall have all hot and chilled water for purposes of heating and air conditioning, electricity, and gas services necessary for the operation of the Project at the title lines of the Land (or, if they pass through adjoining private or public land, in accordance with valid public or unencumbered private easements or licenses which inure to the benefit of Borrower and any applicable Loan Parties and run with the Land, copies of which have been delivered to the Administrative Agent).

(ix) All roads necessary for the utilization of the Real Property related to the Project Site for its current and intended purposes are indicated on the Survey and the Plans and Specifications with respect to its intended purposes as of the Closing Date are expected to be, completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of such Real Property.

(x) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, no building or structure constituting Real Property or any appurtenance thereto or equipment thereon, or the use, operation or maintenance thereof, violates any restrictive covenant affecting such Real Property or encroaches on any easement or on any property owned by others.

(c) Redevelopment. As of the Closing Date, (i) all resolutions pertaining to the Project and adopted by ACHA, the City of Atlantic City, or the City Council of Atlantic City are set forth on Schedule 3.05(c) hereto, (ii) each of such resolutions is in full force and effect and (iii) the Loan Parties have not breached any of their obligations in respect of such resolutions, except to the extent such breach would not reasonably be expected to result in a Material Adverse Effect.

(d) Project Property. As of the Closing Date, the Real Property set forth on Schedule 3.05(d) constitutes all of the real property currently owned or leased by the Loan Parties and used in the development of the Project, and no other Real Property is necessary to complete the development of the Project and begin operations.

(e) Coverage Ratio Properties. As of the Closing Date, Schedule 3.05(e) sets forth a true, complete and correct list of the Coverage Ratio Properties and the record owner thereof, and no other person has an interest therein.

SECTION 3.06 Intellectual Property.

(a) Ownership No Claims. Each Loan Party owns, or is licensed or otherwise has the right to use, all Intellectual Property that is material to the conduct of its business as currently conducted except as would not reasonably be expected to result in a Material Adverse Effect. As of the Closing Date, no claim has been asserted or is pending by any person challenging the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property within the past three (3) years, nor as of the Closing Date does Borrower know of any valid basis for any such claim, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. To the knowledge of Borrower, the use by each Loan Party of the Intellectual Property that is material to the conduct of its business as currently conducted, does not infringe on the rights of any person, which infringement, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

(b) Trademarks. As of the Closing Date, Schedule 3.06(b) (i) identifies each of the registrations and pending applications for material trademarks, service-marks and trade names currently registered by, made by or otherwise held by the Loan Parties (other than Excluded Property) and identifies which such person registered, made or otherwise holds, or filed an application with respect to, such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(c) Patents. As of the Closing Date, Schedule 3.06(c) (i) identifies each of the material patents and patent applications currently owned or made by the Loan Parties and identifies which such person applied for or owns such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective patent or application numbers and applicable dates of issuance or application and expiration.

(d) Copyrights. As of the Closing Date, Schedule 3.06(d) (i) identifies each of the material copyrights applications and registrations currently registered or applied for by the Loan Parties and identifies which such person applied for or registered such Intellectual Property and (ii) specifies as to each, the jurisdiction in which such Intellectual Property has been issued or registered (or, if applicable, in which an application for such issuance or registration has been filed), including the respective registration or application numbers and applicable dates of registration or application and expiration.

(e) Licenses. As of the Closing Date, Schedule 3.06(e) identifies all licenses, sublicenses and other agreements relating to Intellectual Property (excluding Intellectual Property available on a commercial basis in the ordinary course) to which any of the Loan Parties is a party that are material to the conduct of such person’s business and pursuant to which (i) any of the Loan Parties is a licensor, sub-licensor, licensee or sub-licensee or the equivalent or (ii) any other person is authorized to use any Intellectual Property of a Loan Party as a licensee, sub-licensee or the equivalent.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) The persons listed on Schedule 3.07(a) constitute all the Subsidiaries of Borrower as of the Closing Date. Schedule 3.07(a) sets forth, as of the Closing Date, (i) the name and jurisdiction of formation of each of the Subsidiaries of Borrower and (ii) the persons that own its Equity Interests and the percentage and number of each class of Equity Interests owned by any such person. As of the Closing Date, each such Subsidiary is a Wholly Owned Subsidiary of Borrower.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees, officers or directors and directors’ qualifying shares and the Warrants) of any nature relating to any Equity Interests of the Borrower or any Subsidiary of the Borrower.

(c) An accurate organizational chart, showing the ownership structure of Borrower and each of its Subsidiaries on the Closing Date is set forth on Schedule 3.07(c).

SECTION 3.08 Litigation. Except as set forth on Schedule 3.08, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing by or against any Loan Party, or against any of their respective properties or revenues (a) as of the Closing Date, with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby or (b) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements. As of the Closing Date, no Requirement of Law or Contractual Obligation applicable to any Loan Party would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Borrower has delivered to the Administrative Agent complete and correct copies of all material amendments to any Material Agreements entered into after February 17, 2011 and on or prior to the Closing Date, and all Material Agreements are in full force and effect as of the Closing Date.

SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

SECTION 3.11 Investment Company Act; Other Regulations. No Loan Party is an “investment company” or a company “controlled” by an “investment company,” subject to regulation under, the Investment Company Act of 1940, as amended. None of the Loan Parties is subject to regulation under the Federal Power Act or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness (other than the Gaming Laws and laws of general applicability) or which may otherwise render all or any portion of the Obligations unenforceable.

SECTION 3.12 Use of Proceeds. Borrower will use the proceeds of the Revolving Loans, Swingline Loans and Letters of Credit only for working capital, general corporate purposes and to finance up to $25.0 million of the remaining Project Costs (excluding any Letters of Credit from such $25.0 million limitation and excluding from such limit any Revolving Loans used to fund Project Costs which have been repaid).

SECTION 3.13 Taxes.

(a) Each of the Loan Parties has filed, or caused to be filed, all material tax returns that are required to have been filed by it in any jurisdiction. Each of the Loan Parties has paid all taxes shown to be due and payable on such returns and all other taxes payable by it, to the extent the same have become due and payable (other than those taxes it is contesting in good faith and by appropriate proceedings in accordance with applicable law (or which have been subject to such a contest) and with respect to which it has established reserves as are required by GAAP). Borrower is unaware of any proposed or pending tax assessments, deficiencies or audits which would be imposed on any Real Property or Loan Party that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. As of the Closing Date, no Loan Party has received any notice that any portion of the Real Property has been reassessed or is currently the subject of a reassessment.

(b) There are no Liens for taxes on any of the properties of the Loan Parties other than Liens permitted pursuant to Section 6.02.

SECTION 3.14 No Material Misstatements. No statement or information (excluding projections, forward-looking statements, estimates, pro forma financial information (as such pro forma financial information relates to future events or forward-looking circumstances) and information of a general, economic or industry nature) contained in this Agreement, any other Loan Document, or any other document, certificate or written statement furnished to the Agents, the Arranger or the Lenders, or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, when taken as a whole and as updated from time to time (but without any obligation on behalf of any Loan Party to provide such update, except expressly as set forth herein), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made.

SECTION 3.15 Labor Matters. There are no strikes, stoppages, lockouts, slowdowns or other labor disputes pending against any Loan Party, or to the knowledge of Borrower, threatened against any Loan Party, in each case that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. The hours worked by, and payments made to, employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable Requirement of Law dealing with such matters, in any manner which would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect. All payments due from any Loan Party on account of employee health and welfare insurance that would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of such Loan Party.

SECTION 3.16 Solvency. As of the Closing Date, both prior to and after giving effect to the transactions contemplated hereby, the Loan Parties, taken as a whole on a consolidated basis, are “Solvent.”

SECTION 3.17 Employee Benefit Plans. Except, in each case, as would not reasonably be expected to result in a Material Adverse Effect, (a) no ERISA Event has occurred or would reasonably be expected to occur, (b) no liability to the PBGC (other than required premium payments) or the Internal Revenue Service in respect of any Employee Benefit Plan, or to any Employee Benefit Plan or

any trust established under Title IV of ERISA has been or would reasonably be expected to be incurred by any Company or any of their respective ERISA Affiliates, and (c) the actuarial present value of all benefit liabilities under each Pension Plan (based on those assumptions that would be used to determine whether each such Pension Plan could be terminated in a standard termination under Section 4041(b) of ERISA) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates. As of the most recent valuation date for each Multiemployer Plan for which an actuarial report is available, the potential liability of the Loan Parties and their ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18 Environmental Matters. Except as set forth on Schedule 3.18:

(a) To the knowledge of Borrower, each of the Loan Parties is, and during the past three years has been, in compliance with all applicable Environmental Laws and Environmental Permits, except as would not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of Borrower, there has not been a Release of Hazardous Materials at, on, under or from the Mortgaged Properties, or at any other location to which any Loan Party has sent Hazardous Material for treatment, storage, or disposal and for which any Loan Party would reasonably be expected to incur liability, in either case which would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there is no Environmental Claim under any Environmental Law to which any of the Loan Parties is named as a party that is pending or, to the knowledge of Borrower, threatened in writing.

(d) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or otherwise liable for a Release of Hazardous Materials under any other Environmental Law.

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, none of the Loan Parties has (i) entered into any written consent decree, order, or settlement or other agreement that remains outstanding, or is subject to any judgment, decree, or order, in any judicial, administrative, arbitral, or other forum for dispute resolution, pertaining to compliance with or liability under any Environmental Law or as a result of any Environmental Claim or (ii) assumed by contract or, to the knowledge of the Borrower, by operation of law any specific liabilities under any Environmental Law or for any Hazardous Materials.

SECTION 3.19 Security Documents.

(a) Pledge and Security Agreement. After giving effect to this Agreement and the other Loan Documents, the Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement), a legal, valid, binding and enforceable security interest in the Collateral described therein and the proceeds and products thereof to the extent such Collateral is subject to the UCC; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. In the case of the certificated Pledged Stock (as defined in the Security Agreement), when any stock or membership certificates representing such certificated Pledged Stock are delivered to the Collateral Agent with a corresponding endorsement in blank or transfer instrument with respect thereto endorsed in blank, and in the case of the other Collateral (excluding deposit accounts and Intellectual Property) described in the Security Agreement to the extent such Collateral is subject to the UCC, when financing statements in appropriate form are filed in the offices specified on Schedule 3.19(a) and such other filings and actions as are specified in the Security Agreement are made and taken (which may or may not be required pursuant to the terms of the Security Agreement), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds and products thereof, as security for the First Lien Obligations (as such term is defined in the Security Agreement), in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens).

(b) Mortgages. Each of the Additional AC Property Co Mortgage and the Additional CUP Mortgage is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable Lien on, and security interest in, the Mortgaged Properties described therein, any improvements thereon and any fixtures related thereto and the proceeds and products thereof, and when such Mortgages and related fixture filings are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the mortgagors thereunder in the Mortgaged Properties, all improvements thereon and all fixtures related thereto, and the proceeds and products thereof, as security for the Secured Obligations, in each case with equal and ratable priority with the lien of the AC Property Co Mortgage and the CUP Mortgage (subject to and after giving effect to the First Lien Intercreditor Agreement and the Intercreditor Agreement), subject only to Permitted Liens; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

(c) Intellectual Property Security Agreements. The Intellectual Property Security Agreements, together with the Security Agreement, are effective to create in favor of the Collateral Agent, for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement), a legal, valid, binding and enforceable security interest in the Intellectual Property Collateral described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. With respect to domestic Intellectual Property Collateral, upon (i) the filing and recordation of the Intellectual Property Security Agreements in the appropriate indices of the United States Patent and Trademark Office relative to patents and trademarks, and the United States Copyright Office relative to copyrights, together with payment of all requisite fees, and (ii) the filing of financing statements in appropriate form for filing in the offices specified on Schedule 3.19(c) (which financing statements have been duly completed in accordance with applicable Requirements of Law), the Intellectual Property Security Agreements, together with the Security Agreement, shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Intellectual Property Collateral and the proceeds and products thereof, as security for the First Lien Obligations (as such term is defined in the Security Agreement), in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens); provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks, trademark applications and copyrights acquired by the Loan Parties after the date hereof).

(d) Control Agreements. Each of the Control Agreements, together with the Security Agreement, is effective to create in favor of the Collateral Agent, for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement), a legal, valid, binding and enforceable security interest in the accounts described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. Upon the execution of the Security Agreement and each Control Agreement, each such Control Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the First Lien Obligations (as such term is defined in the Security Agreement), in each case subject only to Permitted Liens and prior and superior in right to any other Lien (except Liens permitted under Sections 6.02(a), (c) and (s)); provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws.

SECTION 3.20 Permits. Other than exceptions to any of the following that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) each Loan Party has obtained and holds all Permits required to own, lease and operate its respective properties and to operate its respective businesses; and (b) each Loan Party has performed and observed all requirements of such Permits (to the extent required to be performed by the date this representation is deemed made) and all such Permits are in full force and effect. Neither Borrower nor any of its Subsidiaries has received written notice that any Gaming Authority has commenced proceedings to suspend, revoke or not renew any such Permits where such suspension, revocation or failure to renew would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21 Anti-Terrorism Law.

(a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

(b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.22 Flood Insurance Laws. No Mortgage encumbers improved real property which is located in an area that has been identified by the Director of the Federal Emergency Management Agency (“FEMA”) as an area having special flood hazards and in which flood insurance has been made available under Flood Insurance Laws (except any Mortgaged Properties as to which such flood insurance as required by Flood Insurance Laws has been obtained and is in full force and effect as required by this Agreement or the other Loan Documents).

SECTION 3.23 Insurance. Each of the Loan Parties is insured by insurers of recognized financial responsibility (as of the date such insurance was purchased) against such losses and risks and in such amounts as are customary in the businesses in which it is engaged, for companies located in a similar geographic area, taking into account the activities and relative size (as compared to other similarly situated companies) of the Loan Parties and in any event in accordance with Section 5.04.

SECTION 3.24 Compliance with Gaming Laws. Incurrence of the Obligations by the Loan Parties under the Loan Documents complies with all applicable provisions of the Gaming Laws, subject to any informational filings or reports required by the Gaming Authorities and subject to the receipt, to the extent not already received, of requisite Gaming Approvals such as those relating to the Loan Documents, the Project, the Loan Parties and the Lenders, including the pledges of Equity Interests of the Loan Parties and their Subsidiaries that are licensed, qualified or registered by the Gaming Authorities and the granting of Liens on other Collateral under the Loan Documents and qualification or waiver of the Arranger, the Agents and each Lender.

SECTION 3.25 CRDA Obligations; Special Assessments.

(a) The obligations of the Loan Parties under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, are limited to either purchasing bonds of CRDA or making a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino (the “CRDA Obligations”).

(b) Except as set forth in Section 3.25(a), the financial obligations of the Loan Parties under the Transportation Improvement Project Documents are to fund (i) a developer’s contribution toward roadway improvements of an original $21,000,000, of which an approximate amount of $50,000 is remaining as of the Closing Date and (ii) a CRDA demolition program for blighted properties in the amount of $500,000 of which an amount not exceeding $250,000 is remaining as of the Closing Date.

(c) As of the Closing Date, no Loan Parties have any Special Assessment Obligations and Borrower has no knowledge of any actual Special Assessment Obligations that are to be imposed on any Loan Party after the Closing Date.

SECTION 3.26 Project In Balance. The Loan Parties are in compliance with Section 5.17 of the Term Loan Credit Agreement and reasonably expect to be in compliance with such section through the Substantial Completion Date (as defined in the Term Loan Credit Agreement).

ARTICLE IV

CONDITIONS TO CREDIT EXTENSIONS

SECTION 4.01 Conditions to Effectiveness. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied:

(a) Loan Documents. There shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents and the Perfection Certificate.

(b) Corporate Documents. The Administrative Agent shall have received:

(i) a certificate of the secretary or assistant secretary of each Loan Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i)); and

(ii) a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority).

(c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower, certifying that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied and confirming that there has been no event or circumstance since December 31, 2010 which has resulted in, or which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

(d) Financial Statements; Pro Forma Financials; Projections. The Arranger shall have received the financial statements and forecasts described in Section 3.04.

(e) In-Balance and Other Certifications. The Administrative Agent shall have received each of the following dated as of the Closing Date:

In-Balance Projections (as defined in the Term Loan Credit Agreement);

(i) An In-Balance Test Certificate (as defined in the Term Loan Credit Agreement);

(ii) Certificates of each of the Construction Manager and the Construction Consultant confirming that they have reviewed and agree with the information set forth in the In-Balance Projections and the In-Balance Test Certificate;

(iii) A Project Summary & Transfer Request substantially in the form attached as Schedule 2 to Exhibit A-1 to the Disbursement Agreement; and

(iv) Such other certifications as the Administrative Agent shall reasonably request.

(f) Opinions of Counsel. The Administrative Agent shall have received a favorable written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Loan Parties and (ii) Cooper Levenson April Niedelman & Wagenheim, P.A., local counsel to the Loan Parties in New Jersey and gaming counsel to the Loan Parties, in each case (A) dated the Closing Date, (B) addressed to the Agents and the Lenders and (C) in a form reasonably satisfactory to the Administrative Agent.

(g) Solvency Certificate. The Administrative Agent shall have received a solvency certificate in the form of Exhibit L, dated the Closing Date and signed by a Financial Officer of Borrower.

(h) Fees. The Arranger and Administrative Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced at least 3 Business Days prior to the Closing Date, reimbursement or payment of all out-of-pocket expenses (including (i) the reasonable legal fees and expenses of Cahill Gordon & Reindel LLP, special counsel to the Agents, Gibbons P.C., special New Jersey counsel to the Agents, and Michael & Carroll P.C., special gaming counsel to the Agents and (ii) the fees and expenses of any consultants and other advisors) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.

(i) Personal Property Collateral Requirements. All certificates, agreements, documents or instruments, including UCC financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by law or by the Security Documents or reasonably requested by the Collateral Agent to be executed, filed, registered or recorded to perfect the Liens created by the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording (or the Collateral Agent shall be authorized to make such filings, registrations or recordings).

(j) Real Property Collateral Requirements. The Collateral Agent shall have received each of the following:

(i) Appraisal. The Self Contained Appraisal Report prepared by CBRE, Inc. dated April 2, 2012;

(ii) Title Policy. A paid Title Policy or policies, in an aggregate amount equal to the total Revolving Commitment, issued by the Title Company, substantially in the form of the pro forma title policy attached as Exhibit N hereto and with only such exceptions as are set forth on Schedule B Section II of the Title Policies set forth on such exhibit;

(iii) Survey. A copy of the survey of the Mortgaged Property made by Arthur W. Ponzio Co. & Associates, Inc. (the “Surveyor”), dated November 18, 2010, certified to the Collateral Agent and the Title Company, together with a Survey Affidavit of the Surveyor;

(iv) Management and Leasing Contracts. Schedule 4.01(j)(iv) setting forth a list of each agreement relating to the management, maintenance, operations or leasing of the Land or Improvements that have a term in excess of ninety (90) days and that provide for payments to any Loan Party in excess of $1.0 million per annum, as reasonably estimated by Borrower in the case of payments that are not fixed amounts;

(v) [Reserved];

(vi) Consents. Borrower shall have obtained all material consents from each Governmental Authority necessary to consummate the transactions contemplated hereby, including those required by the ACHA Documents;

(vii) Flood Hazard Determinations. Evidence indicating whether the Property is located within a one hundred year flood plain or identified as a special flood hazard area as defined by the Federal Insurance Administration, and, if so, a flood notification form signed by the Borrower as evidence that flood insurance is in place for the building and contents; and

(viii) Declaration of Covenants and Restrictions. The Declaration of Covenants and Restrictions, duly executed by each party having an interest in the Coverage Ratio Properties.

(k) Lien Searches. The Administrative Agent shall have received the results of a recent lien search report against such Loan Parties and in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Liens permitted by Section 6.02.

(l) Insurance Coverage. Evidence of insurance required pursuant to Section 5.04 along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable.

(m) USA Patriot Act. The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 10.13.

(n) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making the Loans to be made by it. It is understood and agreed that if any Lender is restrained by any occurrence set forth above, no other unaffected Lender shall be relieved from its obligation to make Loans subject to satisfaction of the conditions hereunder.

(o) Approvals. All necessary Gaming Approvals and Governmental Authority and third party approvals and/or consents in connection with the transactions contemplated by the Loan Documents shall have been obtained and shall remain in full force and effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, enjoins, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Loan Documents. In addition, there shall not exist any judgment, order, injunction or other restraint, and there shall be no pending litigation or proceeding by any Governmental Authority, prohibiting, enjoining or imposing materially adverse conditions on the transactions contemplated by the Loan Documents.

SECTION 4.02 Each Credit Extension. The obligation of each Lender to make any Loan and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Loan Parties in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default or Event of Default. At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c) Total Revolving Commitments. The sum of the aggregate amount of the outstanding Revolving Loans, plus the aggregate amount of the outstanding Swingline Loans plus the aggregate outstanding LC Exposure shall not exceed the aggregate Revolving Commitments then in effect.

(d) Undrawn Availability. After giving effect to such Borrowing and for so long as the Substantial Completion Date has not occurred, the unused amount of the Revolving Commitments shall not be less than an amount equal to (i) the amount of undrawn commitments taken into account, pursuant to clause (e) of the definition of Available Construction Funds (as defined in the Disbursement Agreement), in calculating the Available Construction Funds shown in the most recent In-Balance Test Certificate delivered pursuant to Section 5.17 of the Term Loan Credit Agreement, minus (ii) the amount of any Borrowings since the date of the most recent In-Balance Test Certificate used to finance Project Costs that are deposited into the accounts established under the Disbursement Agreement.

(e) Notice of Borrowing. Administrative Agent shall have received a Borrowing Request or notice requesting the issuance, amendment, renewal or extension of a Letter of Credit in accordance with the requirements hereof. Each Borrowing request or notice delivered by Borrower hereunder shall constitute a representation and warranty by Borrower that on and as of the date of such notice and on and as of the relevant borrowing date or date of issuance of a Letter of Credit (both immediately before and after giving effect to such borrowing or issuance and the application of the proceeds thereof) that the conditions specified in Sections 4.02(a) and (b) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Restricted Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, Etc. Furnish to the Administrative Agent.

(a) Annual Reports. As soon as available, but in any event not later than 120 days after the end of each fiscal year (or by May 8, 2012, in the case of the fiscal year ended

December 31, 2011), a copy of the audited consolidated balance sheets of Borrower and its consolidated Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of income and of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, reported on without a “going concern” or like qualification or exception (other than any qualification for periods ending prior to the Opening Date that advises of the development stage nature of the Borrower and its consolidated Subsidiaries) or qualification arising out of the scope of the audit, by Ernst & Young LLP or another independent certified public accountants of nationally recognized standing; and

(b) Quarterly Reports. As soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year, the unaudited consolidated balance sheets of Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments and the absence of footnotes);

all such financial statements delivered pursuant to this Section 5.01 shall be complete and correct in all material respects (in the case of financial statements delivered pursuant to subsection (b) of this Section 5.01, subject to normal year-end audit adjustments and the absence of footnotes) and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants or Responsible Officer referred to above, as the case may be, and disclosed therein). The requirements of Sections 5.01(a) and (b) may be satisfied through the delivery of a Form 10-K or Form 10-Q containing the consolidated financial statements of Borrower and its consolidated Subsidiaries required under Sections 5.01(a) and (b), respectively (subject, in the case of Section 5.01(a), to delivery of the report required thereunder and, in the case of Section 5.01(b), delivery of the Responsible Officer certificate required thereunder);

(c) Financial Officer’s Certificate.

(i) Concurrently with the delivery of the financial statements referred to in Section 5.01(a), to the extent such financial statements cover a period when Section 6.10 is applicable, to the extent available on commercially reasonable terms and in accordance with the standards of the Public Company Accounting Oversight Board (United States), a written statement of the independent certified public accountants reporting on such financial statements stating (A) whether in connection with their audit examination, such independent certified public accountants obtained knowledge of any condition or event that constitutes an Event of Default as a result of failure to comply with Section 6.10 (to the extent applicable) and (B) if such independent certified public accountants obtained knowledge of such a condition, the nature thereof; provided that such accountants shall not be liable by reason of any failure to obtain knowledge of such an Event of Default; and

(ii) Concurrently with the delivery of any financial statements pursuant to Section 5.01(a) or (b), (i) a certificate of a Financial Officer of the Loan Parties stating that such Financial Officer has obtained no knowledge of the existence of any Default or Event of Default that is continuing except as specified in such certificate, (ii) to the extent such financial statements cover a period when Section 6.10 is applicable, a Compliance Certificate showing calculations for determining compliance by the Loan Parties with Section 6.10 as of the last day of the applicable fiscal quarter or fiscal year, as the case may be covered by such financial statements and, if such Compliance Certificate demonstrates an Event of Default of any Financial Performance Covenant, a notice of intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.04 may be delivered with such Compliance Certificate and (iii) a list identifying each Unrestricted Subsidiary (if any) (and, in the event there are any Unrestricted Subsidiaries, a reconciliation or narrative explanation of such financial statements depicting or explaining the results of Borrower, the Borrower and the Restricted Subsidiaries, on the one hand and the Unrestricted Subsidiaries on the other hand);

(d) Narrative Discussion. Within 45 days after the end of each fiscal quarter of Borrower after the Opening Date (other than the fourth fiscal quarter of a fiscal year) and within 120 days after the end of the fourth fiscal quarter of each fiscal year after the Opening Date, a narrative discussion and analysis of the financial condition and results of operations of each of the Loan Parties for such fiscal quarter and for the period from the beginning of the then current fiscal year (or if the then current fiscal year is the fiscal year in which the Opening Date has occurred, from the Opening Date) to the end of such fiscal quarter (provided that such discussion and analysis may be provided through delivery of a Form 10-K or Form 10-Q for the Borrower covering such applicable period);

(e) Budgets. Commencing with the Opening Date, no later than the Opening Date, and no later than 90 days after the beginning of each fiscal year thereafter, a detailed consolidated budget of Borrower, the Borrower and its Restricted Subsidiaries for such fiscal year (or portion thereof from the Opening Date through the end of such fiscal year), including a projected consolidated balance sheet of Borrower, the Borrower and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of income and of projected cash flow (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that, at the time made, such Projections are based on estimates and assumptions believed by the Responsible Officer to be reasonable at the time made;

(f) Proceedings. Within forty-five days after the end of the first three fiscal quarters of each fiscal year and within 120 days after the fourth fiscal quarter of each fiscal year, a schedule of all Proceedings involving an alleged liability of, or claims against, any Loan Party, equal to or greater than $5,000,000, and promptly after request by the Administrative Agent, such other information as may be reasonably requested by the Administrative Agent to enable the Administrative Agent and its counsel to evaluate any of such Proceedings (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(g) Insurance. Within 120 days after the end of each fiscal year commencing after the Opening Date, a certificate certifying that the insurance requirements of Section 5.04 have been implemented and are being complied with in all material respects (or if such requirements are not being met, an explanation as to why such requirements are not being met);

(h) Governmental Filings and Notices. Promptly upon request by the Administrative Agent, copies of any other material reports or documents that were filed by any Loan Party with any Governmental Authority and copies of any and all material notices and other material communications from any Governmental Authority with respect to any Loan Party; and

(i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Loan Party, as the Administrative Agent or any Lender (through the Agent) may reasonably request (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege).

SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly (and, in any event, within three Business Days of the occurrence or obtaining knowledge thereof):

(a) the institution of any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Company, or any property of any Company (collectively, “Proceedings”) not previously disclosed in writing by Borrower to the Administrative Agent that would reasonably be expected to result in a Material Adverse Effect, or any material development in any such Proceeding, in each case together with such other information as may be reasonably available to the Loan Parties to enable the Administrative Agent and its counsel to evaluate such matters (to the extent delivery of such information will not violate any confidentiality obligations binding upon the Loan Parties or constitute a waiver of attorney client privilege and in any event excluding any information concerning Proceedings relating to workers’ compensation claims);

(b) copies of all notices provided to any Company pursuant to any documents evidencing Material Indebtedness relating to material defaults and promptly upon execution and delivery thereof, copies of all amendments to any of the documents evidencing Material Indebtedness;

(c) the institution of any special or other assessments (other than ad valorem taxes) for public improvements or otherwise affecting any Real Property, or any contemplated improvements to such Real Property that would reasonably result in such special or other assessments;

(d) the occurrence of any Default or Event of Default;

(e) the occurrence, or any Responsible Officer of a Loan Party obtaining knowledge of a forthcoming occurrence, of any ERISA Event and in any event within 10 days after any Responsible Officer of a Loan Party knows of such ERISA Event, a written notice specifying the nature thereof, what actions the affected Loan Party or ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

(f) any other developments or events that, individually or in the aggregate, have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to clauses (a) and (f) of this Section 5.02 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Loan Party proposes to take with respect thereto.

SECTION 5.03 Existence; Businesses and Properties.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and in each case remain a Wholly Owned Subsidiary of Borrower and (ii) take all reasonable action to maintain all rights, privileges, franchises, Permits and licenses (including Liquor Licenses) necessary in the normal conduct of its business, except, in each case, as otherwise permitted by Section 6.05 or Section 6.06 and except, in the case of subsection (ii) above, to the extent that failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Keep all property and systems material to the operation of the business of the Loan Parties in good working order and condition, ordinary wear and tear, accidents and force majeure and, casualty and condemnation events, excepted.

(c) Maintain, as of a particular date, all rights of way, easements, grants, privileges, licenses (including Liquor Licenses), certificates and Permits necessary for the intended use by the Loan Parties of any Real Property at such date, except any such item the loss of which, individually or in the aggregate, would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

(d) Comply with the terms of each lease or other grant of Real Property, including easement grants, so as to not permit any material uncured default on its part to exist thereunder, except, in each case, where noncompliance therewith would not reasonably be expected to materially and adversely affect or interfere with the Project or Project Site.

SECTION 5.04 Insurance.

(a) Generally. At all times maintain in full force and effect the insurance policies and programs listed on Schedule 5.04(a), which policies and programs may be modified or cancelled from time to time if, (i) and only to the extent that, such policies and programs are not then available on commercially reasonable terms and (ii) the resulting coverage is, at the time of the modification or cancellation, customary for companies engaged in the same or similar business, which are similarly situated, and which have obtained or are then obtaining insurance coverage under similar conditions as those then currently applicable to the applicable Loan Party. In the event that, in accordance with the preceding sentence, any Loan Party is, at any time or from time to time, permitted to deviate from the insurance policies and programs described in Schedule 5.04(a) and, thereafter, any such policy or program as set forth in Schedule 5.04(a) becomes available on commercially reasonable terms, the applicable Loan Party, as the case may be, shall promptly procure coverage satisfying the requirement for such policy or program.

(b) Notice to Agents. Deliver to the Administrative Agent on behalf of the Lenders, (i) promptly upon request of the Administrative Agent or any Lender from time to time, information as to the insurance carried, (ii) promptly following receipt thereof, from any insurer, a copy of any notice of cancellation, non-renewal or material change in coverage from that existing on the Closing Date, unless such coverage is replaced prior to the cancellation or non-renewal thereof in accordance with Section 5.04(a), (iii) forthwith, notice of any cancellation, non-renewal or material change in coverage received by any Loan Party, unless such insurance is replaced prior to the cancellation or non-renewal thereof in accordance with Schedule 5.04(a) and (iv) promptly after such information is available to any Loan Party, information as to any claim for an amount in excess of $5,000,000 with respect to any property or casualty insurance policy maintained by any such Loan Party.

SECTION 5.05 Obligations.

(a) Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all Taxes imposed upon it or its properties, and all lawful claims for labor, material and supplies which, if unpaid might give rise to a Lien upon such properties, except where (a) the amount or validity thereof is currently being contested in good faith by appropriate proceedings in accordance with applicable law and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Loan Party or (b) the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b) Filing of Returns. Each Loan Party shall timely file, or cause to be filed, all material Tax Returns that are required to be filed by it in any jurisdiction.

SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 10 business days after any Responsible Officer of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event would reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount that would reasonably be expected to have a Material Adverse Effect or the imposition of a Lien on any of the property of any Company, a statement of a Responsible Officer of Borrower setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto; (y) upon the reasonable request by the Administrative Agent, copies of (i) each Schedule SB (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan (as such term is defined in Section 3(3) of ERISA) sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request and (z) promptly following any request therefor, copies of (i) any documents described in Section 101(k) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(1) of ERISA that any Company or its ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if any Company or its ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Company or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep in all material respects records and books of account in accordance with GAAP. Subject to any Gaming Laws restricting or modifying such actions, each Company will permit representatives of the Administrative Agent (or if an Event of Default is continuing, any Lender coordinated through the Administrative Agent), at the Administrative Agent’s expense (unless an Event of Default is continuing, in which case at Borrower’s expense), to visit and inspect any of its properties and examine any of its financial books and records at any reasonable time and upon reasonable prior notice, and as often as may reasonably be desired and during normal business hours, to discuss the business, operations, properties and financial and other condition of any Company with officers of such Company and with their respective independent certified public accountants (provided that a Responsible Officer may be present for any such discussions with independent certified public accountants if the Borrower so chooses); provided that, notwithstanding the foregoing, (x) such inspection rights shall be subject to confidentiality restrictions binding on the Loan Parties and their Subsidiaries, and shall not encompass materials subject to attorney client privilege and (y) unless an Event of Default has occurred and is continuing, the Administrative Agent may visit and inspect the Loan Parties’ and their Subsidiaries’ offices and books and records not more than two times per fiscal year of Borrower.

(b) Within 125 days after the end of each fiscal year commencing after the ClosingDate, at the request of the Administrative Agent or Required Lenders, hold a meeting or conference call (at a mutually agreeable time and, to the extent applicable, location and venue, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12; provided that (a) notwithstanding the foregoing, Borrower shall not use proceeds of the Loans to finance Project Costs until it has drawn $50,000,000 of Incremental Tranche B Loans (as defined in the Term Loan Credit Agreement); provided that, notwithstanding the foregoing, on one occasion following the Closing Date, Borrower may borrow Loans to finance Project Costs prior to drawing such Incremental Loans to the extent the Project Costs to be funded by such borrowing are less than $5,000,000 and Borrower reasonably expects to repay such borrowing within 30 days and (b) proceeds of the Loans shall not be deposited in the Bank Proceeds Account, the Interest Reserve Account or the Mezz Proceeds Account (each as defined in the Security Agreement).

SECTION 5.09 Compliance with Environmental Laws; Permits.

(a) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all Environmental Laws, and obtain, maintain and comply with, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain, maintain and comply with any and all Environmental Permits.

(b) Except to the extent failure to do so would not reasonably be expected to result in a Material Adverse Effect, conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and comply as required with all Environmental Laws governing the Mortgaged Property or the improvements thereon or any other Collateral.

(c) The Administrative Agent may (but shall not be required to) at Borrower’s expense, (i) at any time that the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law or (ii) at any other time but not more than once in any twelve-month period (unless the Administrative Agent has a reasonable basis to believe that a Release of Hazardous Materials has occurred at, on or under the Mortgaged Property in violation of Environmental Law, in which case such limitation shall not apply) (A) retain an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials prepared by or for the Loan Parties, (B) conduct its own investigation of the Mortgaged Property in respect of such Release or (C) conduct a further Phase I investigation or other environmental assessment of the Mortgaged Property. The Administrative

Agent shall retain a Licensed Site Remediation Professional (“LSRP”), as defined in N.J.S.A. 58:10C-2, to conduct any such investigation pursuant to this Section 5.09. For purposes of conducting such a review and/or investigation, the Administrative Agent and its agents, employees, consultants and contractors shall have the right, upon prior notice, to enter into or onto the Mortgaged Property and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos containing materials) as are reasonably necessary to investigate such Release, to conduct such further Phase I investigation or other environmental assessment, or investigate such recommendations as may be set forth in such subsequent Phase I or other environmental assessment report. The Administrative Agent shall share the results of such investigation with Borrower, shall provide copies of the non-privileged portions of associated reports to Borrower and provide Borrower with the reasonable opportunity to participate in any sampling investigation, including the right to take split or other verification samples. Any such investigation shall be conducted, unless otherwise agreed to in writing by Borrower and the Administrative Agent, during normal business hours and shall be conducted so as not to unreasonably interfere with the ongoing operations at the Mortgaged Property or the Project or cause any damage or loss to any property at the Mortgaged Property or the Project. Any report of any investigation conducted at the request of the Administrative Agent pursuant to this Section 5.09 will be obtained and shall be used by the Administrative Agent and the Lenders solely for the purposes of the Lenders’ internal credit decisions, to monitor and police the Loans and to protect the Lenders’ security interests, if any, created by the Loan Documents, and unless an Event of Default has occurred and is continuing, or except as may be required by applicable law and subject to any independent obligations of the LSRP, neither the Administrative Agent nor any Lender shall confer with, make filings to or otherwise correspond with any Governmental Authority with respect to or relating to such sampling or investigation without the reasonable consent of, or participation by, Borrower; provided, however, should any such investigation conducted at the request of the Administrative Agent confirm a Release of Hazardous Materials at, on, under or from the Mortgaged Property, Borrower shall, at Borrower’s sole cost and expense without prejudice to Borrower’s right to assert any claims against any Governmental Authority or other Person, if and to the extent required under Environmental Law, undertake to remediate such Release and shall otherwise comply with any Environmental Law with respect to such Release.

(d) Deliver to the Administrative Agent (i) as soon as practicable following receipt thereof, copies in such Loan Party’s possession or control of all non-privileged portions of environmental audits, investigations, analyses and reports not previously made available to the Administrative Agent, whether prepared by personnel of such Loan Party or by independent consultants, Governmental Authorities or any other Persons, with respect to the Mortgaged Property or with respect to any Environmental Claims, (ii) reasonably promptly upon the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any Environmental Laws, (B) any remedial action taken by any Person in response to (1) any Release of Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect, or (2) any Environmental Claims against such Loan Party that would reasonably be expected to result in a Material Adverse Effect, (iii) as soon as practicable following the sending or receipt thereof by such Loan Party, a copy of any and all material written communications with any third parties with respect to (A) any Environmental Claims that would reasonably be expected to result in a Material Adverse Effect, (B) any Release required to be reported to any Governmental Authority that would reasonably be expected to result in a Material Adverse Effect, and (C) any request for information from any Governmental Authority stating that such Governmental Authority is investigating whether such Loan Party may be potentially responsible under CERCLA or any analogous Environmental Law or may otherwise have liability under any Environmental Law and (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent regarding any matters disclosed pursuant to this Section 5.09(d) or otherwise affecting the Mortgaged Property under any Environmental Law that would reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Additional Collateral; Additional Guarantors.

(a) With respect to any property or property interest acquired after the Closing Date by any Loan Party as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected security interest (other than any (i) Excluded Property, (ii) Excluded Real Property, (iii) property described in paragraph (c) below, (iv) cash and cash equivalents and (v) other property with respect to which the Loan Documents do not require the Collateral Agent or any other Secured Party to have a perfected security interest), subject to compliance with applicable Gaming Laws promptly (and in any event within twenty (20) Business Days following the date of such acquisition or such longer period as may be reasonably approved by the Administrative Agent) execute and deliver to the Collateral Agent a joinder to this Agreement in a form reasonably satisfactory to the Collateral Agent and such amendments to the Security Agreement or such other documents, and take all the actions, as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in such property (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)), including, without limitation, the filing of UCC financing statements in such jurisdictions as may be reasonably required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent. In addition to the foregoing, in the event any such property or interest therein acquired after the Closing Date consists of Real Property (other than Excluded Real Property) or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, promptly (and, in any event, (I) in the case of clauses (A), (B) and (D) below, within twenty (20) Business Days following, and (II) in the case of clause (C) below, no later than five (5) Business Days prior to, the date of such acquisition or such longer or shorter period as may be reasonably approved by the Administrative Agent) (A) execute and deliver a mortgage, substantially in the form of the Mortgages (with such modifications, if any, as are necessary to comply with Requirements of Law (including Gaming Laws) or that the Administrative Agent or the Collateral Agent may reasonably request), such mortgage to be recorded in the real property records of the appropriate jurisdiction, or execute and deliver to the Collateral Agent for recording a supplement to an existing Mortgage, in either case pursuant to which the applicable Loan Party grants to the Collateral Agent on behalf of the Secured Parties a Lien on such Real Property subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens), (B) provide the Collateral Agent on behalf of the Secured Parties with a commitment from the Title Company to issue title and extended coverage insurance covering such Real Property in an amount at least equal to the fair market value of such Real Property (including pursuant to a tie-in endorsement, if applicable), or obtain a commitment from the Title Company to issue an appropriate endorsement or supplement to an existing Title Policy (in the case of an appropriate endorsement or supplement to an existing Title Policy, without any increase in the coverage amount of such Title Policy), (C) provide the Administrative Agent with an environmental assessment report or reports with respect to such Real Property along with a corresponding reliance letter from an environmental consultant, such reports and reliance letters to be reasonably satisfactory to the Administrative Agent, confirming that no Hazardous Materials were found in, on or under such Real Property in a manner that could reasonably be expected to result in a Material Adverse Effect and (D) execute and/or deliver such other documents or provide such other information in furtherance thereof as the Administrative Agent or the Collateral Agent may reasonably request to obtain such security interest, including delivering documents which would have been required under Section 4.01(j)(viii) if such Real Property were part of the Mortgaged Property on the Closing Date.

(b) With respect to any new Subsidiary (other than an Unrestricted Subsidiary or an Immaterial Subsidiary) created or acquired after the Closing Date (which, for the purpose of this paragraph shall include any existing Subsidiary that ceases to be an Unrestricted Subsidiary) by any Loan Party or upon any Immaterial Subsidiary ceasing to be designated as such pursuant to Section 5.15, subject to compliance with Gaming Laws, promptly (and in any event within twenty (20) Business Days following the date of such acquisition or creation or such longer period as may be reasonably approved by the Administrative Agent) (i) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary, execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Administrative Agent or the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Subsidiary (subject only to Permitted Liens); provided that if such new Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such new Subsidiary be required to be so pledged and provided further if such Equity Interests constitute Excluded Property, such Equity Interests shall not be required to be pledged, (ii) except with respect to a Subsidiary ceasing to be an Immaterial Subsidiary or with respect to Equity Interests constituting Excluded Property, deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party, as applicable, (iii) if such new Subsidiary is a Wholly Owned Subsidiary that is a Domestic Subsidiary, cause such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary that is a Wholly Owned Subsidiary) (A) to become a party to the Security Agreement, the Intercompany Note, and, to the extent applicable, the Intellectual Property Security Agreements and the other Security Documents, and (B) to take such actions reasonably necessary or advisable to grant to the Collateral Agent for the benefit of the Secured Parties a perfected security interest (subject only to Permitted Liens and prior and superior in right to any other Lien (except Permitted Liens)) in the Collateral described in the Security Documents with respect to such new Subsidiary owned by any Loan Party (or Subsidiary ceasing to be an Immaterial Subsidiary), including, without limitation, the execution and delivery by all necessary persons of Control Agreements and the filing of UCC financing statements and other filings in such jurisdictions as may be required by the Security Documents or by law or as may be reasonably requested by the Administrative Agent or the Collateral Agent, (iv) if requested by the Administrative Agent, deliver to the Administrative Agent customary legal opinions relating to the matters described above and (v) execute and/or deliver such other documents or provide such other information as the Administrative Agent or the Collateral Agent may reasonably request with respect to the foregoing requirements, including delivering documents and taking such other actions which would have been required under Section 4.01 if such new Subsidiary were a Loan Party (or, in the case of a Subsidiary ceasing to be an Immaterial Subsidiary, if such Subsidiary had not been an Immaterial Subsidiary) on the Closing Date. In addition to the foregoing, in the event any such new Subsidiary (or Subsidiary ceasing to be an Immaterial Subsidiary) owns or otherwise has interests in any Real Property or other property with respect to which a recording in the real property records of an appropriate jurisdiction is required or advisable in order to perfect a security interest therein, the Borrower shall, or shall cause the other Loan Parties to, take the actions required by clause (a) of this Section in relation thereto.

(c) With respect to any Immaterial Subsidiary or Unrestricted Subsidiary created, acquired or designated after the Closing Date by any Loan Party, promptly (i) execute and deliver to the Administrative Agent such amendments to the Security Agreement or such other documents as the Administrative Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected security interest in the Equity Interests of such new Immaterial Subsidiary or such Unrestricted Subsidiary that is owned by such Loan Party; provided that if any such new Immaterial Subsidiary or such Unrestricted Subsidiary is a Foreign Subsidiary, in no event shall more than 65% of the total outstanding Equity Interests of such Subsidiary be required to be so pledged and

(ii) deliver to the Collateral Agent the certificates (if any) representing such Equity Interests, together with undated stock or similar powers, in blank, executed and delivered by a duly authorized officer of such Loan Party and take such other action as may be necessary or, in the opinion of the Administrative Agent or Collateral Agent advisable to perfect the Lien of the Collateral Agent thereon.

(d) Notwithstanding anything to the contrary in this Section 5.10, the Loan Parties shall not be required to (i) (A) take the actions necessary to grant a perfected security interest in, or (B) obtain title and extended coverage insurance with respect to, any Property acquired after the Closing Date to the extent that the Administrative Agent has determined in its sole discretion that the collateral value thereof is insufficient to justify the difficulty, time and/or expense of taking such actions or obtaining such insurance or (ii) deliver a Phase I Report or a Phase II Report with respect to any fee, easement or other interest in real property acquired after the Closing Date to the extent the Administrative Agent in its reasonable discretion has determined that the size, location and proposed use thereof are insufficient to justify the time and expense of obtaining such reports. Additionally, to the extent any such acquisition relates to Real Property, the definitions, exhibits and schedules to this Agreement and any other Loan Document (including the Disbursement Agreement) related to descriptions of Real Property shall be deemed amended to the extent necessary to reflect such acquisition (and the Administrative Agent is authorized to execute written amendment to such Loan Documents in connection therewith).

SECTION 5.11 Security Interests; Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may deem necessary or desirable for the continued validity, perfection and priority of the Lien of the Collateral Agent on the Collateral (or with respect to any additions thereto or replacements or proceeds or products thereof which do not constitute Excluded Property, Excluded Real Property or other property with respect to which the Loan Documents do not require the Collateral Agent to have a security interest) pursuant hereto or thereto. Upon the exercise by the Administrative Agent, Collateral Agent or any Secured Party of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority following the occurrence and during the continuance of an Event of Default, Borrower shall, or shall cause any other applicable Loan Party to, execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent, Collateral Agent or such Secured Party may be required to obtain from Borrower or the applicable Loan Party for such governmental consent, approval, recording, qualification or authorization. In the event that, notwithstanding the covenants contained in Section 6.02, a Lien not otherwise permitted under this Agreement shall encumber the Mortgaged Property, any other item of Collateral or any portion thereof (or a mechanic’s or materialmen’s claim of lien shall be filed or otherwise asserted against the Mortgaged Property, any other item of Collateral or any portion thereof), the relevant Loan Party shall promptly discharge or cause to be discharged by payment to the lienor or lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of lien filed or otherwise asserted against the Mortgaged Property or such other item of Collateral or any portion thereof within 60 days after the date of notice thereof (which period the Administrative Agent may extend in its sole discretion so long as the relevant Loan Party is diligently pursuing such actions); provided, that the provisions of this Section 5.11 (and compliance therewith) shall not be deemed to constitute a waiver of any of the provisions of Section 6.02. Each of the Loan Parties shall fully preserve the Lien and the priority (subject to Permitted Liens) of each of the Mortgages and the other Security Documents without cost or expense to the Administrative Agent, the Collateral Agent or the Secured Parties. If any Loan Party fails to promptly discharge, remove or bond off any Lien on the Collateral which is not a Permitted Lien and which is not being contested by the applicable Loan Party in good faith by appropriate proceedings promptly instituted and diligently conducted, within 90 days after the receipt of notice thereof from the Administrative Agent, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect. In settling, compromising or arranging for the discharge of any Liens or claims of Liens under this Section 5.11, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien or the claim. Borrower agrees that all costs and expenses reasonably expended or otherwise incurred pursuant to this Section 5.11 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent, the Collateral Agent or any Secured Party shall constitute Obligations and shall be paid by Borrower in accordance with the terms hereof.

SECTION 5.12 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in the location of any Loan Party’s chief executive office, (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement or an Officer’s Certificate confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the most recent certificate delivered pursuant to this Section 5.12(b).

SECTION 5.13 Compliance with Laws; Permits.

(a) Comply with all Requirements of Law, noncompliance with which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and comply in all material respects with its Organizational Documents.

(b) From time to time obtain, maintain, retain, observe, keep in full force and effect and comply with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable Requirements of Law, except to the extent the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 5.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving pro forma effect to such designation, Borrower shall be in compliance with Section 6.10 (to the extent then applicable), and, as a condition precedent to the effectiveness of any such designation, Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer setting forth in reasonable detail the calculations demonstrating such compliance, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Indebtedness that is either subordinate or junior in right of payment of the Obligations (including Subordinated Debt) or any other Indebtedness permitted under Section 6.01(d), and (iv) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Borrower therein at the date of designation in an amount equal to the fair market value of Borrower’s (as applicable) investment therein without duplication in the case of Subsidiaries of Persons designated as Unrestricted Subsidiaries. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on and payment in respect of any Investment by Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary.

(b) If Borrower designates a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with this Section 5.14, so long as no Default or Event of Default exists, (i) the Obligations of such Restricted Subsidiary and its Subsidiaries under the Loan Documents shall terminate and be of no further force and effect and all Liens granted by such Restricted Subsidiary and its Subsidiaries under the applicable Security Documents shall terminate and be released and be of no further force and effect, and all Liens on the Equity Interests of such Restricted Subsidiary and its Subsidiaries shall be terminated and released and of no further force and effect, in each case, without any action required by the Administrative Agent or the Collateral Agent, and (ii) at Borrower’s request, the Administrative Agent and the Collateral Agent will execute and deliver any instrument evidencing such termination and the Collateral Agent shall take all actions appropriate in order to effect such termination and release of such Liens and without recourse or warranty by the Collateral Agent (including the execution and delivery of appropriate UCC termination statements and such other instruments and releases as may be necessary and appropriate to effect such release).

SECTION 5.15 Designation of Immaterial Subsidiaries. Within 45 days after any Immaterial Subsidiary ceases to satisfy the requirements set forth in the definition of such term, Borrower shall notify the Administrative Agent thereof and shall take the actions required pursuant to Section 5.10(b) and such Subsidiary shall cease to be an Immaterial Subsidiary.

SECTION 5.16 Appraisals. At any time that the Administrative Agent requests (but not more than once per calendar year), the Loan Parties will provide the Administrative Agent with appraisals or updates thereof of their Real Property from an appraiser selected and engaged by the Administrative Agent, and prepared on a basis satisfactory to the Administrative Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations; provided, that (i) the first appraisal requested by the Administrative Agent pursuant to this Section 5.16 shall be completed at the sole expense of the Loan Parties, (ii) each appraisal requested by the Administrative Agent thereafter shall be completed at the sole expense of the Administrative Agent and (iii) except if a Default has occurred and is continuing, no new appraisal or updated appraisal shall be required prior to the first anniversary of the Closing Date.

SECTION 5.17 Post-Closing Matters. Within thirty (30) days following the Closing Date (or such later date as the Administrative Agent in its discretion may agree), Borrower shall:

(a) use its commercially reasonable efforts to obtain an estoppel certificate from each of CRDA, the City of Atlantic City and the City Council of the City of Atlantic City, with respect to Borrower and the other Loan Parties’ compliance with the Redevelopment Agreement and the Transportation Improvement Project Documents, as applicable;

(b) use its commercially reasonable efforts to obtain the consent of each of Bower Lewis Thrower Architects Ltd., the Construction Manager and the CUP Holder to the amendment and restatement of the Collateral Assignment described in clause (i) of the definition thereof;

(c) have obtained an estoppel certificate from ACHA with respect to Borrower and any other Loan Parties’ compliance with the ACHA Documents; and

(d) have delivered to Administrative Agent a certification from CRDA confirming that the Project is in compliance with the Amended Redevelopment Plan for the Revel Redevelopment area, as amended, and the resolutions approved by CRDA with respect to the Mortgaged Property.

SECTION 5.18 Coverage Ratio Properties. Cause each Coverage Ratio Property to be subject at all times to a Declaration of Covenants and Restrictions.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party covenants and agrees with each Lender that, from and after the Closing Date and until the Revolving Commitments have expired or been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired, been terminated or been Cash Collateralized or supported by “back to back” letters of credit reasonably satisfactory to the Administrative Agent and all LC Disbursements shall have been reimbursed, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will they cause or permit any Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) Indebtedness of any Loan Party to Borrower or any Guarantor; provided, that in each case such Indebtedness is evidenced by, and subject to the terms and conditions of, the Intercompany Note;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 6.01(c) and Permitted Refinancings thereof;

(d) Indebtedness of the Borrower incurred pursuant to the Term Loan Credit Agreement in an aggregate principal amount at any time outstanding not to exceed (i) $850,000,000 plus (ii) $50,000,000, and any Permitted Refinancings thereof.

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations and Attributable Indebtedness in respect of Sale and Leaseback Transactions and Permitted Refinancings thereof in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(f) Indebtedness of Borrower incurred pursuant to the Second Lien Notes;

(g) Indebtedness of any Loan Party in respect of performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments issued by a Person other than any Company for the benefit of a trade creditor of any Loan Party or in respect of obligations (other than obligations constituting Indebtedness for borrowed money) of any Loan Party incurred in the ordinary course of business, in an aggregate amount (with respect to all Loan Parties) not to exceed $10,000,000 at any time outstanding;

(h) [Reserved];

(i) To the extent constituting Indebtedness of the Loan Parties, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(j) Contingent Obligations of the Loan Parties with respect to Indebtedness of the Loan Parties permitted under this Section 6.01;

(k) Indebtedness consisting of endorsements of instruments for deposit in the ordinary course of business;

(l) to the extent constituting Indebtedness, agreements for the deferred payment of premiums or to finance the deferred payment of premiums owing by any Loan Party under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business;

(m) Indebtedness under Hedging Agreements with respect to interest rates not entered into for speculative purposes; provided that such Hedging Agreements (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Agreements relate;

(n) the incurrence by any Loan Party or any of its Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Borrower permitted pursuant to Section 6.08(d);

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of its incurrence;

(p) Indebtedness arising from agreements of the Borrower or any of its Subsidiaries providing for indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(q) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted to be incurred by another provision of this Section 6.01;

(r) to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents;

(s) any ERGG Monetization Indebtedness; and

(t) additional Indebtedness of the Loan Parties in an aggregate principal amount (with respect to all Loan Parties) not to exceed $20,000,000 at any time outstanding.

SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that adequate reserves with respect to such obligations contested in good faith are maintained on the books of the applicable Loan Party, to the extent required by GAAP;

(c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(d) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(e) easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the Project Site, including, without limitation, those matters set forth on any title policy provided to the Collateral Agent on or prior to the Closing Date or subsequent to the Closing Date with respect to property acquired subsequent to the Closing Date;

(f) Liens in existence on the date hereof listed on Schedule 6.02(f); provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Closing Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien shall (i) materially interfere with the development, construction or operation of the Project on the Project Site, or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(g) Liens created pursuant to the Security Documents or otherwise securing the Obligations (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a Secured Party);

(h) leases and subleases, in each case permitted under Section 6.06, and any lease hold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sub lessee under any such lease or sublease; provided, that (i) no Loan Party is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(i) licenses of patents, trademarks, copyrights and other Intellectual Property rights granted by a Loan Party in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of the Loan Parties to operate the Project in the ordinary course and licenses permitted under Section 6.06(h) or (m);

(j) subject to the terms of the First Lien Intercreditor Agreement, Liens securing Indebtedness permitted under Section 6.01(d);

(k) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the Property to be disposed of and such Asset Sale is permitted by Section 6.05 or 6.06;

(l) subject to the terms of the Intercreditor Agreement, Liens securing Indebtedness permitted under Section 6.01(f) (including Liens on proceeds of the Second Lien Notes, the ERGG Agreement, amounts paid in respect of the ERGG Agreement or proceeds of ERGG Monetization Indebtedness, none of which constitute Collateral);

(m) Liens arising out of judgments, attachments or awards not resulting in a Default or Event of Default under Section 8.01(i);

(n) Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Project on the Project Site or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Property;

(o) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Agreement;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(r) Liens securing Indebtedness permitted under Section 6.01(e); provided that (i) such Liens either exist on the date hereof or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under Section 6.01(e) and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(s) Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where any Loan Party maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(t) Liens on cash or cash equivalents deposited with, or held for the account of, any Loan Party securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under Section 6.01(g), granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from the Loan Parties’ general cash accounts so that such Liens attach only to such cash and cash equivalents and (ii) the amount of cash and/or cash equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such cash equivalents);

(u) [Reserved];

(v) Liens of sellers of goods to any Loan Party arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(w) the filing of a subdivision map(s) over Real Property held by the Loan Parties designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(x) Liens securing Indebtedness permitted under Section 6.01(m), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(y) [Reserved];

(z) Asset Sales described in Sections 6.06(g) and 6.06(l);

(aa) (aa) Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted hereunder, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Closing Date;

(bb) From and after the lease or sublease of any interest pursuant to Section 6.06(f), (o), (p) or (q), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(cc) Liens relating to the Special Assessment Obligations;

(dd) (i) the Master Lease Easements, the Entertainment Venue Easements, and the Boutique Hotel Easements in connection with the transactions contemplated under Sections 6.06 (n), (p) and (q), (ii) the CUP Easements in connection with the transactions contemplated under Sections 6.06(n), and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under Sections 6.06(f);

(ee) Liens securing ERGG Monetization Indebtedness that are limited to Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of any Loan Party to any payment rights under or proceeds of the ERGG Agreement and any accounts containing payments and proceeds under the ERGG Agreement;

(ff) Liens on amounts paid with respect to the ERGG Agreement, including the segregated account where such funds are held; and

(gg) additional Liens incurred by any Loan Party so long as the obligations secured by such Liens does not exceed $15,000,000 in the aggregate (with respect to all Loan Parties) at any time.

SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06, (ii) the Attributable Indebtedness is permitted by Section 6.01 and (iii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investments, Loans and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other securities of, or any other equity interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) extensions of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(b) Investments in Cash Equivalents;

(c) to the extent constituting Investments, the incurrence of Indebtedness permitted by Section 6.01(b);

(d) loans and advances to employees of the Loan Parties in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount (with respect to all Loan Parties) not to exceed $1,000,000 at any one time outstanding;

(e) Investments by any Loan Party in Borrower or any Subsidiary Guarantor;

(f) Investments received in settlement of debt as liabilities owed to the Loan Parties or in satisfaction of judgments;

(g) [Reserved];

(h) to the extent constituting Investments, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may engage in Asset Sales permitted pursuant to Section 6.06 (including receipt of consideration constituting Investments), (iii) any Loan Party may make Dividends permitted pursuant to Section 6.08 and (iv) any Loan Party may take actions permitted pursuant to Section 6.09;

(i) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums as provided in Sections 6.02(d), (s) and (t);

(j) Investments consisting of debt securities and other non-cash consideration received as consideration for an Asset Sale permitted by Section 6.06;

(k) prepaid expenses and similar items in the ordinary course of business pursuant to transactions not otherwise prohibited hereunder;

(l) Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10,000,000 following February 17, 2011 and (ii) the CRDA Obligations or Investments relating thereto;

(m) in addition to Investments otherwise expressly permitted by this Section 6.04, so long as no Default or Event of Default shall have occurred and be continuing at the time such Investments are made or would result therefrom, Investments by the Loan Parties in an aggregate amount (with respect to all Loan Parties), not to exceed $25,000,000 at any time outstanding;

(n) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Sections 6.06(p) and (q) or received in consideration for dispositions under Sections 6.06(p) and (q);

(o) Investments in an amount equal to any net cash proceeds received by the Loan Parties after the Closing Date from capital contributions or issuances of Equity Interests; and

(p) Investments in Unrestricted Subsidiaries and joint ventures (i) constituting Buffer Property and (ii) of an amount not to exceed $10,000,000 plus the Special Amount for the purpose of developing and maintaining such property; provided that (x) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of such development and (y) such development shall not materially interfere with or materially impair or detract from, the operation of the Project.

The amount of any Investment shall be the initial cost thereof (or, in the case of Investments under clause (m) (in a form other than cash or Cash Equivalents), based on the fair market value of the assets contributed on the date of such contributions), minus all payments received from time to time with respect to such Investment, whether constituting dividends, distributions, sale proceeds, interest, principal or otherwise; and in the case of an Investment which is a Contingent Obligation, the amount thereof shall be determined as provided in the definition of Contingent Obligation and shall be reduced as the underlying obligation is reduced.

SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, except that the following shall be permitted:

(a) (i) any Loan Party may be merged or consolidated with or into Borrower or any Subsidiary Guarantor (provided, that in the event any such merger or consolidation involves Borrower, Borrower shall be the continuing or surviving entity) and (ii) any Loan Party which is not a Subsidiary Guarantor may be merged or consolidated with or into any Loan Party which is not a Subsidiary Guarantor;

(b) any Subsidiary Guarantor may dispose of any or all of its assets (including, to the extent permitted hereunder, upon voluntary liquidation, dissolution, winding up or otherwise) to Borrower or any other Subsidiary Guarantor;

(c) any Subsidiary of Borrower may liquidate, wind up or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower and its Subsidiaries taken as a whole and is not materially disadvantageous to the Lenders; and

(d) any Loan Party or Subsidiary of a Loan Party may dispose of any of its property in accordance with Section 6.06.

SECTION 6.06 Asset Sales. Effect any Asset Sale, except that the following shall be permitted:

(a) the disposition for fair market value of obsolete, surplus or worn out property or property no longer useful or necessary in the business of the Loan Parties;

(b) the disposition of cash or Cash Equivalents (in each case in transactions not prohibited hereunder), Investments permitted pursuant to Section 6.04, inventory in the ordinary course of business, and receivables (in connection with the collection thereof and otherwise as customary in businesses of the type conducted by the Loan Parties);

(c) dispositions permitted by Section 6.05 or Section 6.08;

(d) the sale or issuance of any Loan Party’s Equity Interests (other than Disqualified Capital Stock) to its direct parent or (except in the case of the sale or issuance of the Borrower’s Equity Interests) to another Loan Party;

(e) dispositions of property having a fair market value not in excess of $5,000,000 in the aggregate (with respect to all the Loan Parties) in any fiscal year; provided, that (i) the consideration received for such property shall be in an amount at least equal to the fair market value thereof (determined as of the time of execution of a binding agreement with respect to such dispositions); and (ii) the consideration received therefor shall be at least 75% in cash or Cash Equivalents; provided that for purposes of this clause (ii), each of the following shall be deemed to be cash: (A) any liabilities (as shown the most recent balance sheet of Borrower and its consolidated Subsidiaries provided hereunder or in the footnotes thereto) of the Borrower or such Loan Party, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Borrower and the applicable Loan Parties shall have been validly released and (B) any securities or instruments received by the Borrower or such Loan Party from such transferee that are converted by the Borrower or such Loan Party into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition;

(f) subject to the last paragraph of this Section 6.06, the Borrower and its Restricted Subsidiaries may enter into any leases or subleases with respect to any of its Real Property;

(g) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(h) any Loan Party may (i) license trademarks, trade names, copyrights, patents and other Intellectual Property in the ordinary course of business, provided that such licensing, individually or in the aggregate (with respect to all Loan Parties), does not interfere in any material respect with the ordinary conduct of the business of the Loan Parties and (ii) abandon any trademarks, trade names, copyrights, patents or other Intellectual Property no longer necessary in the business of the Loan Parties;

(i) the incurrence of Liens permitted under Section 6.02; provided, that any leases (whether or not constituting Permitted Liens) shall be permitted only to the extent provided in subsection (f) above and the last paragraph of this Section 6.06;

(j) Asset Sales in connection with or as a result of any Casualty Event; provided, that the Loan Parties otherwise comply with Sections 2.10 and 2.17, as applicable;

(k) Asset Sales by any Loan Party to the Borrower or any Subsidiary Guarantor, including the lease of the land constituting the Project Site by AC Property Co. to REG; provided, that in each case each Subsidiary Guarantor shall have taken all actions required pursuant to Section 5.10 with respect to any property acquired by it pursuant to this clause (k);

(l) the granting of easements, rights of way and rights of access to Governmental Authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(m) the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements;

(n) the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement; provided that the Collateral Agent on behalf of the Secured Parties shall provide the party to the CUP Land Lease and the agent or representative for the lenders to CUP Holder with a subordination, nondisturbance and attornment agreement relating to (i) the CUP Land Lease and (ii) easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to any Mortgaged Property (the “CUP Easements”), in each case as reasonably required pursuant to the terms thereof;

(o) any Loan Party may, subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a person who shall from time to time directly or indirectly lease or sublease such property to persons who, either directly or through Affiliates of such persons, shall operate or manage all or some of the food and beverage or retail venues within the Project, including without limitation restaurants, night clubs and bars, or recreation venues within the Project, and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements,” and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided, further that (x) the Collateral Agent on behalf of the Secured Parties shall provide the master lessee tenant under any Master Lease and any tenants under any sublease entered into pursuant to such Master Lease with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit M hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease or sublease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties) the applicable Loan Party shall enter into, and cause the tenant under any such Master Lease Document to enter into, such subordination, non-disturbance and attornment agreement;

(p) subject to obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements,” and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project; provided further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Entertainment Venue Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit M hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party, and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such Entertainment Venue Document to enter into, such subordination, non-disturbance and attornment agreement;

(q) subject to obtaining any necessary Gaming Approvals, the (i) lease or sublease of, any portion of the Project to persons who, either directly or indirectly or through Affiliates of such persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements,” and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; provided, further that (x) upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any Boutique Hotel Document with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit M hereto or in such other form as is reasonably satisfactory to the Collateral Agent and the applicable Loan Party and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any Boutique Hotel Document to enter into, such subordination, non-disturbance and attornment agreement; and

(r) Investments permitted under Section 6.04.

Notwithstanding the foregoing provisions of this Section 6.06, subsection (f) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations approved in writing by the Required Lenders and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of the Loan Parties and (d) no lease or sublease may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided, that (x) the Collateral Agent on behalf of the Secured Parties shall provide the tenant under any such lease or sublease (at the request of the Borrower) with a subordination, non-disturbance and attornment agreement substantially in the form of Exhibit M hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed, or in such other form as is reasonably satisfactory to the Collateral Agent and (y) unless the Administrative Agent shall otherwise waive such requirement, with respect to any such lease having a term of five years or more and reasonably anticipated annual rents (whether due to base rent, fixed rents, reasonably anticipated percentage rents or other reasonably anticipated rental income from such lease or sublease) in excess of $5,000,000 (other than leases solely between Loan Parties), the applicable Loan Party shall enter into, and cause the tenant under any such lease or sublease to enter into with the Collateral Agent for the benefit of the Secured Parties, a subordination, non-disturbance and attornment agreement, substantially in the form of Exhibit M hereto with such changes as the Collateral Agent may approve, which approval shall not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, in no event will the Administrative Agent be required to deliver a subordination, non-disturbance and attornment agreement to the tenant under the REG Lease.

SECTION 6.07 [Reserved].

SECTION 6.08 Dividends. Declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) to the extent constituting Dividends, (i) any Loan Party may consummate a transaction permitted pursuant to Section 6.05, (ii) any Loan Party may make Investments permitted pursuant to Section 6.04 and (iii) any Loan Party may take actions permitted pursuant to Section 6.09;

(b) any Loan Party may pay Dividends to Borrower or any Subsidiary Guarantor and any Person that is not a Loan Party may pay Dividends on a ratable basis to its equity owners;

(c) [Reserved];

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay dividends or distributions to the other Loan Parties or Borrower to permit such other persons to (i) repurchase Qualified Capital Stock of Borrower or any Loan Party from present or former employees (or the estates, family members or heirs) of such persons upon the death, disability or termination of employment of such employees or (ii) make payments in respect of Indebtedness issued by Borrower solely for the purposes described in clause (i); provided, that the aggregate amount of payments under this subsection (d), will not exceed $3,000,000 during any fiscal year; provided further that if any portion of such permitted dividend or distribution is not made in any fiscal year, such portion may be carried over for dividends or distributions to be made in accordance with clause (i) or (ii) above in the next succeeding fiscal year (with amounts expended in such next succeeding fiscal year to be applied first against the amount carried over and second against the amount set forth above in respect of such succeeding fiscal year);

(e) on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Loan Parties may pay Dividends not otherwise permitted under any other subsection of this Section 6.08 in an amount not to exceed, in the aggregate (with respect to all Loan Parties), $2,000,000 per fiscal year;

(f) to the extent constituting Dividends, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(g) to the extent constituting a Dividend, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority;

(h) [Reserved];

(i) the making of any Dividend in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Borrower) of, Equity Interests of Borrower (other than Disqualified Capital Stock), or of any Person that is or becomes, substantially concurrently with such transaction, a holding company of Borrower, or from the substantially concurrent contribution of common equity capital to Borrower;

(j) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants;

(k) any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of the Loan Parties or Borrower, including upon the death, disability or termination of employment of such director, officer or employee;

(l) Dividends constituting payment in respect of fractional shares relating to the exercise of stock options or warrants; and

(m) Dividends up to an amount contributed as capital contributions or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied.

SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more of its Restricted Subsidiaries), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) on terms that are not less favorable to the applicable Loan Party than those that might be obtained at the time in a comparable arm’s length transaction with Persons who are not Affiliates of such Loan Party and the applicable Loan Party has delivered to the Administrative Agent prior to the consummation of any such transaction (1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $10,000,000, a resolution of the Board of Directors of the applicable Loan Party certifying that such transaction or series of related transactions complies with this Section 6.09 and that such transaction or series of related transactions has been approved by a majority of the disinterested members of the Board of Directors of the applicable Loan Party, to the extent there are any such disinterested members of such Board of Directors and (2) with respect to any such transaction or series of related transactions that involves aggregate consideration in excess of $10,000,000, an opinion as to the fairness to the applicable Loan Party at the time such transaction or series of related transactions is entered into from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing;

(b) a disposition permitted pursuant to Section 6.06 (provided, that the requirements of subsection (a) above shall apply to leases of portions of the Project permitted pursuant to Section 6.06(f) and dispositions permitted pursuant to Section 6.06(b) and provided further that dispositions permitted pursuant to Section 6.06(o), (p) and (q) shall be on terms at least as favorable to the Loan Parties, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction), an Investment permitted pursuant to Section 6.04 or a Dividend permitted pursuant to Section 6.08;

(c) the payment of Project Costs permitted pursuant to the Disbursement Agreement;

(d) customary employment, employee benefit, compensation, indemnification and insurance arrangements with officers, managers and directors of any Loan Party;

(e) the disposition or issuance by any Loan Party of its Equity Interests permitted pursuant to Section 6.06 and the issuance by the Borrower of its Equity Interests;

(f) (i) the reimbursement of Affiliates of the Loan Parties permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of a casualty, Event of Eminent Domain or Taking prior to receipt of Insurance Proceeds or Eminent Domain Proceeds as the case may be, by the Loan Parties with respect thereto;

(g) transactions contemplated by the Financing Agreements and transactions entered into in connection with modifications to the Financing Agreements;

(h) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Sections 6.06(p) and (q) or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(i) transactions contemplated by the Intellectual Property License Agreements; and

(j) transactions with Unrestricted Subsidiaries or joint ventures pursuant to this Agreement in the manner contemplated under Section 6.04(o).

SECTION 6.10 Financial Covenants.

(a) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the

last day of any Test Period ending on and after the Initial Calculation Date to exceed the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening

Date has not occurred prior to June 30, 2012 (and has occurred prior to September 30, 2012); the second succeeding fiscal quarter if the Opening Date has not occurred prior to September 30, 2012 (and has occurred prior to December 31, 2012) and the third succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2012):

Fiscal Quarter Ending:	Ratio
June 30, 2013	10.50 to 1.00
September 30, 2013	9.25 to 1.00
December 31, 2013	8.50 to 1.00
March 31, 2014	8.50 to 1.00
June 30, 2014	8.50 to 1.00
September 30, 2014	8.50 to 1.00
December 31, 2014 and thereafter	7.25 to 1.00

(b) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio for the last day of any Test Period ending on and after the Initial Calculation Date to be less than the ratio set forth opposite such fiscal quarter in the table below (provided that notwithstanding anything to the contrary in such table, the applicable fiscal quarter date shall be the next succeeding fiscal quarter if the Opening Date has not occurred prior to June 30, 2012 (and has occurred prior to September 30, 2012); the second succeeding fiscal quarter if the Opening Date has not occurred prior to September 30, 2012 (and has occurred prior to December 31, 2012) and the third succeeding fiscal quarter if the Opening Date has not occurred by December 31, 2012):

Fiscal Quarter Ending:	Ratio
June 30, 2013	1.50 to 1.00
September 30, 2013	1.50 to 1.00
December 31, 2013	1.10 to 1.00
March 31, 2014	1.10 to 1.00
June 30, 2014	1.10 to 1.00
September 30, 2014	1.10 to 1.00
December 31, 2014 and thereafter	1.10 to 1.00

(c) Minimum EBITDA. Permit the Consolidated Adjusted EBITDA for the two fiscal quarters ending as of the date set forth below to be less than the amount set forth opposite the ending date of such fiscal quarter (provided that notwithstanding anything to the contrary in such table, if the Opening Date has not occurred prior to September 30, 2012, the test set forth in this Section 6.10(c) shall not be tested for the two fiscal quarters ending as of June 30, 2013):

Fiscal Quarter Ending:	Consolidated EBITDA
June 30, 2013	$58,000,000
September 30, 2013	$75,400,000

(d) Capital Expenditures.

(i) Permit Maintenance Capital Expenditures to exceed the amount set forth below for each of the fiscal years of the Borrower set forth below:

Fiscal Year Ending:	Amount
December 31, 2012	$5,000,000
December 31, 2013	$10,000,000
December 31, 2014	$15,000,000
December 31, 2015	$25,000,000

; provided that the amounts for any period set forth above may be increased by carrying over in any such period any amount not spent in the immediately preceding period (with carried-over amounts applied first in any succeeding year); and

(ii) Permit Expansion Capital Expenditures not reflected in the Project Budget or incurred in connection with the construction of the Project and commenced after the Opening Date; provided that Expansion Capital Expenditures not to exceed (x) $40,000,000 may be made if the Step 1 Incremental Test is satisfied and (y) $80,000,000 if the Step 2 Incremental Test is satisfied, in each case plus the Special Amount at the time such applicable Expansion Capital Expenditure is made or committed to be made or at the time work with respect to such Expansion Capital Expenditure is initiated; provided that such Expansion Capital Expenditures (other than the Special Amount) shall be for the purposes and shall not exceed the amounts set forth below:

Purpose	Amount
Additional Rooms	$50,000,000
Restaurant Construction	$20,000,000
Black Box Theater	$15,000,000
Northeast Meeting Space	$5,000,000

SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, Etc.

(a) Directly or indirectly:make any optional or voluntary payment, prepayment, repurchase or redemption of principal on, or otherwise voluntarily or optionally defease, the Second Lien Notes and Subordinated Indebtedness, or segregate funds for any such payment, prepayment, repurchase, redemption or defeasance, or enter into any derivative or other transaction with any derivatives counter-party obligating any Loan Party to make payments to such derivatives counterparty as a result of any change in market value of such Indebtedness, except (i) with respect to the prepayment, repurchase, redemption or defeasance (and the segregation of funds related thereto) of Indebtedness with the proceeds of Permitted Refinancings thereof or from the proceeds of equity contributions or issuances of Qualified Capital Stock or in connection with the conversion of Indebtedness to Qualified Capital Stock of Borrower and (ii) payments or distributions in connection with any AHYDO “catch-up” payment with respect to the Second Lien Notes;

(b) terminate, amend or modify, or permit the termination, modification of its Organizational Documents other than any such termination, amendments or modifications or such new agreements which are not adverse in any material respect to the interests of the Lenders or in connection with the transactions permitted under Section 6.04, 6.05 or 6.06;

(c) agree to any amendments to, or assignments, terminations or waivers of, any of its rights under, any Permits or Material Agreements without in each case obtaining the prior written consent of the Required Lenders if any such amendments, assignments, terminations or waivers would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect (taking into consideration any viable replacements or substitutions therefor at the time such determination is made); or

(d) amend or otherwise change the terms of any Second Lien Document or make any payment consistent with an amendment thereof or change thereto if the effect of such amendment or change is to increase the outstanding principal amount thereunder (other than as a result of interest payable in kind), increase the interest rate on such Indebtedness (except increases not to exceed 2% per annum in the case of interest payable in cash or 4% in the case of interest payable in kind), change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change the redemption, prepayment or defeasance provisions thereof (to require any additional or earlier prepayment) or change the subordination provisions of any such Indebtedness (or of any guaranty thereof).

SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Loan Party to (a) pay Dividends in respect of any Equity Interest of such Loan Party held by, or pay or subordinate any Indebtedness owed to, any other Loan Party, (b) make Investments in any other Loan Party or (c) transfer any of its assets to any other Loan Party, except for such encumbrances or restrictions existing under or by reason of (i) the Financing Agreements or other Indebtedness permitted hereunder, (ii) Requirements of Law, including those of any Gaming Authority, (iii) any agreement that has been entered into in connection with the disposition of all or substantially all of the Equity Interests or property of a Loan Party or the disposition of property covered by such restriction, (iv) with respect to any property subject to a Lien permitted in accordance with Section 6.02, an agreement that has been entered into in connection with the incurrence of such Liens so long as such restrictions relate solely to the property subject to such Liens and the proceeds of such property, (v) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, (vi) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, (vii) restrictions on cash or deposits constituting amounts paid under the ERGG Agreement or relating to the ERGG Agreement, (viii) restrictions with respect to Excluded Property and (ix) other customary nonassignment provisions in leases, licenses and similar agreements and other contracts.

SECTION 6.13 Limitation on Issuance of Capital Stock.

(a) With respect to Borrower, issue any Equity Interest that is not Qualified Capital Stock.

(b) With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiary in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of Borrower formed after the Closing Date may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests; and (iii) for issuance of nominal directors’ qualifying shares pursuant to Requirements of Law. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement or if such Equity Interests are issued by Borrower, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.14 Phase II Development. At any time (x) develop or improve in any material respect or at any material cost the Tower II Air Parcel, or construct any material improvements or any material building on the Tower II Air Parcel, or (y) enter into any contract or agreement for such construction, development or improvement or for any materials, supplies or labor necessary in connection with such construction, development or improvement.

SECTION 6.15 Business; Holding Company Status.

(a) Enter into any material line of business other than Permitted Businesses;

(b) Permit Borrower to hold title to the Project Site or the principal assets comprising the Project (except through its Equity Interests in Subsidiaries which hold title to such assets).

SECTION 6.16 [Reserved].

SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.

SECTION 6.18 No Further Negative Pledge. Enter into or suffer to exist or become effective any agreement (other than the ACHA Documents as in effect on the date hereof) that prohibits or limits the ability of a Loan Party to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure the Obligations other than (a) this Agreement, the other Loan Documents, the Term Loan Documents and the Second Lien Documents, (b) any agreements governing any Liens permitted hereunder (in each such case, any prohibition or limitation shall only be effective against the property financed thereby or subject to such Lien and proceeds thereof), (c) customary nonassignment provisions contained in leases, licenses and similar agreements, joint venture arrangements and other contracts (in each case other than those with respect to Real Property) and so long as such restrictions are limited to such leases, licenses and similar agreements, joint venture arrangements or other contracts, or, in the case of leases, licenses and similar agreements, the property subject thereto), (d) any agreements governing any Excluded Property (in which case any prohibition or limitation shall only be effective against such Excluded Property applicable thereto and proceeds thereof), (e) as required by applicable law or any applicable rule or order, including those of any Gaming Authority (f) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted under this Agreement, (g) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary, (h) restrictions on deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto), (i) the subordination provisions of any Indebtedness owed to Borrower or any of its Restricted Subsidiaries, (j) restrictions relating to the ERGG Agreement, any amounts paid relating to the ERGG Agreement, any accounts in which payments relating to the ERGG Agreement are made and restrictions relating to proceeds of ERGG Monetization Indebtedness and (k) any agreements, encumbrances or restrictions existing on the Closing Date.

SECTION 6.19 Anti-Terrorism Law; Anti-Money Laundering.

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.19).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.

SECTION 6.20 [Reserved].

SECTION 6.21 [Reserved].

SECTION 6.22 Limitation on Hedge Agreements. Enter into any Hedging Agreement other than Hedging Agreements entered into in the ordinary course of business (and not for speculative purposes) to protect against changes in interest rates or foreign exchange rates.

SECTION 6.23 Limitation on Zoning and Contract Changes and Compliance. Without the knowledge and written consent of the Required Lenders, initiate or consent to any zoning change of the Project Site or any Buffer Property or seek any material variance under any existing zoning ordinance or under the Redevelopment Agreement, except, in each case, to the extent such variance or change in zoning or the Redevelopment Agreement would not reasonably be expected to materially and adversely affect the occupancy, use or operation of all or any material portion of the Project Site as a resort hotel and casino.

SECTION 6.24 No Joint Assessment; Separate Lots. Suffer, permit or initiate the joint assessment of any Mortgaged Property owned by it with real property other than the Mortgaged Property owned by it or other Loan Parties.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee. The Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, the Issuing Bank, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 7.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns.

SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Revolving Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(b) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) in connection with the proceeding referenced in Section 8.01(g) or (h) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any

Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, (i) the Equity Interests of any Guarantor are sold or otherwise transferred such that such Guarantor no longer constitutes a Restricted Subsidiary (a “Transferred Guarantor”) to a person or persons, none of which is Borrower or a Restricted Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be, and (ii) any Restricted Subsidiary is designated as an Unrestricted Subsidiary, such Subsidiary be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Agreement.

SECTION 7.10 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Issuing Bank and the Lenders, and each Guarantor shall remain liable to the Administrative Agent, the Issuing Bank and the Lenders for the full amount guaranteed by such Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”), provided in no event shall any such event that occurs prior to the Closing Date constitute an Event of Default:

(a) default shall be made in the payment of any principal of any Loan or any reimbursement obligations in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or Credit Extension hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.02(d), 5.03(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after receipt by the Borrower of written notice of such default from the Administrative Agent or the Required Lenders to Borrower;

(f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $15,000,000 at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the net amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary), or of a substantial part of the property of any Company (other than any Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company (other than any Immaterial Subsidiary); (iv) make a general assignment for the benefit of creditors; (v) admit in writing its inability or fail generally to pay its debts as they become due; or (vi) except as expressly permitted by Section 6.05, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money in an aggregate amount (to the extent not paid or covered by insurance) in excess of $15,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect or in the imposition of a material Lien on any properties of a Company;

(k) (i) prior to the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $2,500,000 and (ii) after the Opening Date, with respect to any portion of the Collateral with a fair market value in excess of $7,500,000, any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document, taken as a whole (including a perfected security interest in and Lien on all of the Collateral thereunder with equal and ratable priority with the security interest and Liens created by the Term Loan Documents (subject to and after giving effect to the First Lien Intercreditor Agreement and the Intercreditor Agreement) (except as otherwise provided in this Agreement or in such Security Document and subject to Permitted Liens)) in favor of the Collateral Agent, or shall be asserted by Borrower or any other Loan Party not to be a valid, perfected (except as otherwise provided in any Loan Document) security interest in or Lien on the Collateral covered thereby with equal and ratable priority with the security interest and Liens created by the Term Loan Documents (subject to and after giving effect to the First Lien Intercreditor Agreement and the Intercreditor Agreement); provided, that no Event of Default shall occur under this clause (k) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(m) there shall have occurred a Change in Control;

(n) (i) failure to obtain by the Opening Date the requisite Gaming Approvals for the ownership, use or operation of the Project or (ii) after the Opening Date, a License Revocation that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for ten percent or more of the consolidated gross revenues (calculated in accordance with GAAP) of the Loan Parties related to gaming operations;

(o) any Permit or any material provision thereof shall be suspended, revoked, cancelled, terminated or materially and adversely modified or fail to be in full force and effect, if any such failure, violation, breach, suspension, revocation, cancellation, termination or modification, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect; and

(p) failure to observe or perform the covenant set forth in Section 5.17 of the Term Loan Credit Agreement and such failure shall continue unremedied or not waived for a period of 30 days;

then, and in every such event (other than an event with respect to Borrower described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the written request of the Required Lenders shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Revolving Commitments and (ii) declare the Loans and reimbursement obligations in respect of any LC Disbursement then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and reimbursement obligations in respect of any LC Disbursement so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Borrower described in paragraph (g) or (h) above, the Revolving Commitments shall automatically terminate and the principal of the Loans and reimbursement obligations in respect of any LC Disbursement then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

SECTION 8.02 Rescission. If at any time after termination of the Revolving Commitments or acceleration of the maturity of the Loans, Borrower shall pay all arrears of interest and all payments on account of principal of the Loans owing by it that shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 10.02, then upon the written consent of the Required Lenders and written notice to Borrower, the termination of the Revolving Commitments or the acceleration and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit Borrower and do not give Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

SECTION 8.03 Application of Proceeds. Subject to the terms of the First Lien Intercreditor Agreement, the proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Administrative Agent, Collateral Agent and their agents and counsel, and all expenses, liabilities and advances made or incurred by the Administrative Agent and Collateral Agent in connection therewith and all amounts for which the Administrative Agent and Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, reimbursement obligations in respect of LC Disbursements and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations (including reimbursement obligations in respect of LC Disbursements and obligations to cash collateralize Letters of Credit) and any premium thereon and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

SECTION 8.04 Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, in the event Borrower fails to comply with any Financial Performance Covenant with respect to a period of four consecutive fiscal quarters, then Borrower may elect to include the net cash proceeds of any Equity Contribution made prior to the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the last fiscal quarter of such four fiscal quarter period in Consolidated EBITDA with respect to such applicable quarter (which Equity Contribution shall increase Consolidated EBITDA by the amount of such net cash proceeds); provided that such net cash proceeds (i) are actually received by Borrower (including through a capital contribution of such net cash proceeds) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such fiscal quarter hereunder and (ii) do not exceed the aggregate amount necessary for purposes of complying (by addition to Consolidated EBITDA) with such Financial Performance Covenant for such period. The parties hereby acknowledge and agree that notwithstanding anything to the contrary contained elsewhere in this Agreement, this Section 8.04(a) (and any Equity Contribution or the proceeds thereof) may not be relied on for purposes of calculating any financial ratios (other than as applicable to the Financial Performance Covenants for purposes of increasing Consolidated EBITDA as provided herein) or any available basket or thresholds under this Agreement.

(b) The parties hereto agree that (i) in each period of four consecutive fiscal quarters, there shall be at least two (2) fiscal quarters in which no Equity Contribution is made, (ii) during the term of this Agreement, no more than four Equity Contributions will be made and (iii) if a Notice of Intent to Cure has been delivered, no remedies with respect to a Default or Event of Default relating to the Financial Performance Covenant that is to be cured may be exercised, unless such cure does not occur by the period required above.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the Secured Parties with respect to the Mortgaged Property (and all Collateral provided for with respect to the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each of the Lenders and the Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, to act on its behalf as a Collateral Agent hereunder and under the other Loan Documents for the benefit of the First Lien Secured Parties (as such term is defined in the Security Agreement) with respect to the Collateral provided for under the Security Agreement and any other Security Document (other than the Mortgages) and authorizes such Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than Section 9.06 and Section 9.10 which benefit, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own equity interests in, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent. (a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, so long as no Default has occurred and is continuing, with the consent of Borrower (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above, provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments and communications provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly (and any determinations to be made by the Collateral Agent shall instead by made by the Required Lenders), until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by JPMorgan Chase Bank as Administrative Agent pursuant to Section 9.06(a) shall, unless JPMorgan Chase Bank gives notice to Borrower otherwise, also constitute its resignation as Issuing Bank and as Swingline Lender, and such resignation as Issuing Bank and Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Disbursements and Swingline Loans, as to which the Issuing Bank and the Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless JPMorgan Chase Bank and such successor give notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.06(d).

SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender or the Issuing Bank for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender or the Issuing Bank failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender or the Issuing Bank shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by Borrower pursuant to Sections 2.12 and 2.15 and without limiting any obligation of Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Sole Bookrunner or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder.

SECTION 9.10 Collateral Matters. The Lenders and the Agents irrevocably agree that any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent and the Guarantees provided by the Loan Parties under any Loan Document shall be automatically terminated and released (i) upon payment in full of all Obligations (other than (x) Hedging Obligations not yet due and payable, (y) obligations under Treasury Services Agreements not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 10.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to Section 7.09.

The Agents shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(r), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project (including the CUP Land Lease), as applicable, in connection with the transactions contemplated by Section 6.06 (f), (l), (n), (o), (p) and (q);

(iii) subordinate any Mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.06(l), (n), (o), (p) and (q); and

(iv) with respect to the transactions contemplated by Section 6.06(n), (A) enter into an intercreditor agreement with the applicable Loan Party, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of the applicable Loan Party’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of such Loan Party’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with the applicable Loan Party, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by the applicable Loan Party to the Collateral Agent and (2) the applicable Loan Party’s and Collateral Agent’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent.

In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Security Documents or any such consents or subordination agreements or intercreditor agreements to effectuate the matters referenced above, in each case in accordance with the terms of the Loan Documents, Section 7.09 and this Section 9.10.

SECTION 9.11 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

SECTION 9.12 First Lien Intercreditor Agreement and Collateral Matters.

The Lenders and the Issuing Bank hereby agree to the terms of the First Lien Intercreditor Agreement and acknowledge that JPMorgan Chase Bank, N.A. (and any successor Collateral Agent under the Security Documents and the First Lien Intercreditor Agreement) will be serving as Collateral Agent for both the Secured Parties and the secured parties under the Term Loan Documents pursuant to the Security Documents and the First Lien Intercreditor Agreement. Each Lender and the Issuing Bank hereby consents to JPMorgan Chase Bank, N.A. and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A., or any such successor, arising from the role of the Collateral Agent under the Security Documents or the First Lien Intercreditor Agreement so long as the Collateral Agent is either acting in accordance with the express terms of such documents or otherwise has not engaged in gross negligence or willful misconduct.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

(i)	if to any Loan Party, to Borrower at:

REVEL ENTERTAINMENT GROUP, LLC

500 Boardwalk

Atlantic City, New Jersey 08401

Attention: Mary Helen Medina, General Counsel

Facsimile No.: (609) 572-6617

Email: mmedina@revelentertainment.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, 34th Floor

Los Angeles, California 90071

Attention: David Reamer, Esq.

Facsimile: 213-621-5052

Email: david.reamer@skadden.com

(ii)	if to the Administrative Agent, the Collateral Agent, the Swingline Lender or the Issuing Bank, to it at:

JPMorgan Chase Bank, N.A. 383

Madison Avenue, Floor 24

New York, New York 10179

Attention: Mohammad Hasan

Facsimile: (646) 534-0574

mohammad.s.hasan@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10

Houston, TX 77002-6925

Attention: Lydia Gomez

Facsimile: (713) 750-2223

Email: lydia.x.gomez@jpmchase.com

(iii)	if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at lydia.x.gomez@jpmchase.com and mohammad.s.hasan@jpmorgan.com or at such other e-mail address(es) provided to Borrower from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.

To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan

Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s bad faith, gross negligence or willful misconduct or breach of this Agreement.

(e) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, including any Communication that Borrower identifies in writing is to be distributed to Private Siders only (“Private Side Communications”), and (ii) to Public Siders all Communications other than any Private Side Communication. Borrower represents and warrants that no Communication (other than Private Side Communications) contains any MNPI. Borrower agrees to designate as Private Side Communications only those Communications or portions thereof that it reasonably believes in good faith constitute MNPI and agrees to use all commercially reasonable efforts not to designate any Communications provided under Section 5.01(a), (b), (c) and (d) as Private Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean Projections and other material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its subsidiaries and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Private Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Private Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Private Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Private Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Private Side Communications.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, the Issuing Bank or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document, the Intercreditor Agreement or the First Lien Intercreditor Agreement) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Revolving Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Revolving Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan or LC Disbursement or reduce the rate of interest thereon (other than interest pursuant to Section 2.07(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that (A) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii) and (B) no consent of any other Person other than such Lender directly affected thereby shall be required in connection with such actions);

(iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any LC Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.07(c)), or (D) postpone the scheduled date of expiration of any Revolving Commitment beyond the Revolving Commitment Termination Date, in any case, without the written consent of each Lender directly affected thereby (and no consent of any other Person shall be required);

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender (provided that a merger or consolidation (regardless of which person is the survivor thereof) shall not be considered an assignment or delegation);

(vi) release all or substantially all of the Guarantors from their Guarantee (except as expressly provided in Article VII), or limit liability of all or substantially all the Guarantors in respect of their Guarantee, without the written consent of each Lender;

(vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Loans pursuant to Section 2.20 may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Section 2.02(a), without the written consent of each Lender directly affected thereby;

(ix) change any provision of this Section 10.02(b) or (c), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Loans pursuant to Section 2.20 or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change or waive any provision of Article IX as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xii) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank; or

(xiii) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Revolving Commitment”), without the written consent of the Swingline Lender.

Notwithstanding anything to the contrary herein, (i) (A) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property or to make modifications which are not materially adverse to the Lenders and are requested by Gaming Authorities and (B) such amendment shall become effective without any further consent of any other party to such Loan Document, (ii) Borrower may amend any Loan Document to the extent (but only to the extent) necessary to reflect the existence and terms of Incremental Revolving Commitments and Incremental Loans and (iii) additional extensions of credit consented to by Required Lenders shall be permitted hereunder on a ratable basis with the existing Loans (including as to proceeds of, and sharing in the benefits of, Collateral and sharing of prepayments) and (iii) no Defaulting Lender shall have any right to approve or disapprove of any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) of the proviso of the first sentence of this Section 10.02(b).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument (including consents to assignments with third parties), to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties (including consents to assignments), or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law or to terminate any Control Agreements which are not required under the Security Documents and to enter into Control Agreements with respect to accounts created after the Closing Date, to the extent required under the Loan Documents.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Notwithstanding anything in this Section 10.02 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, including pursuant to Section 6.01(d), each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, including the entry into the intercreditor agreement referred to in Section 6.01(d), as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.06 and Section 9.10.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, each Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (provided that any such legal expenses shall be limited to the fees, disbursements and other charges of one counsel to all Secured Parties plus local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), the Arranger, each Lender, the Issuing Bank and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all reasonable and documented, out-of-pocket losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel plus local counsel in each relevant jurisdiction for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from, or any Environmental Claim related in any way to any Mortgaged Property or any liability resulting from any Hazardous Materials Activity, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or from a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document. For the avoidance of doubt, this Section 10.03(b) shall not apply to with respect to any Tax-related matter, except to the extent of any Taxes that represent losses, damages, etc. resulting from a non-Tax claim.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) , the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided (i) that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Disbursement Agent (or any sub-agent thereof) in connection with such capacity or (ii) such indemnity for the Swingline Lender or the Issuing Bank shall not include losses incurred by the Swingline Lender or the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations of Swingline Exposure under Section 2.17(c) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Revolving Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent any such damages incurred by a Loan Party are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or material breach of any Loan Document by such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank, the Swingline Lender and each Lender (it being understood that a merger or consolidation shall not constitute such an assignment or transfer) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except, (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section 10.04 (and any other attempted assignment or transfer by Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section 10.04 and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Loans at the time owing to it); provided that except in the case of an assignment to a Lender, any such assignment shall be subject to the following conditions:

(i) except in the case of any assignment made in connection with the primary syndication of the Revolving Commitment and Loans by the Arranger to Persons identified by the Administrative Agent to the Borrower on or prior to the Closing Date and made within 30 days of the Closing Date or in connection with the Disqualification of a Lender, (A) the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, the Issuing Bank, the Swingline Lender and Borrower shall be required (provided that (i) no consent of the Borrower shall be required during the continuance of an Event of Default under Section 8.01(a), (b), (f) or (h) and (ii) Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (B) the aggregate amount of the Revolving Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Commitment assigned; and

(iii) the Lenders party to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.

(d) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and related interest amounts) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the

Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank, the Swingline Lender, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to any person (other than a Competitor or a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender. In addition, each Lender selling a participation to one or more Participants under this Section 10.4(e) shall, acting as a non-fiduciary agent of Borrower, keep a register, specifying the name and address of each Participant and each such Participant’s entitlement to payments of principal and interest with respect to such participation (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(f) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, not to be unreasonably withheld or delayed.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Sections 2.12, 2.15, 9.10, 10.09, 10.10, and 10.12 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the LC Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and the Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or the Issuing Bank may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) pursuant to the order of any court or to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar compulsory legal process, (d) to the extent that such information is independently developed by the Administrative Agent or any Lender without use of any Information or any derivative thereof, (e) to the extent that such Information becomes publicly available other than by reason of disclosure by Administrative Agent and the Lenders, any of their affiliates or any of their representatives in breach of this agreement, (f) to any other party hereto, (g) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (h) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (I) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (other than any Competitor), (II) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations (other than any Competitor) or (III) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (h) with the consent of Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than Borrower that is not to the knowledge of the Administrative Agent or such Lender subject to confidentiality obligations to Borrower or otherwise prohibited from furnishing or making available such information to the Administrative Agent or any Lender by a contract, legal or fiduciary obligation. For purposes of this Section, “Information” shall mean all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a non-confidential basis prior to disclosure by Borrower or any of its Subsidiaries; provided that, in the case of information received from Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name, address and tax identification number of Borrower and other information regarding Borrower that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 [Reserved].

SECTION 10.16 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17 Waiver of Immunity. To the extent that Borrower or any of the other Loan Parties has, or hereafter may be entitled to claim or may acquire, for themselves, any Collateral or other assets of the Loan Parties, any immunity (whether sovereign or otherwise) from suit, jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to themselves, any Collateral or any other assets of the Loan Parties, Borrower and the other Loan Parties hereby waive such immunity in respect of its obligations hereunder and under any promissory notes evidencing the Loans hereunder and any other Loan Document to the fullest extent permitted by applicable Requirements of Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 10.17 shall be effective to the fullest extent now or hereafter permitted under the Foreign Sovereign Immunities Act of 1976 (as amended, and together with any successor legislation) and are, and are intended to be, irrevocable for purposes thereof.

SECTION 10.18 [Reserved].

SECTION 10.19 Special Provisions Regarding Pledges of Equity Interests in, and Promissory Notes Owed by, Persons Not Organized in the U.S. To the extent any Security Document requires or provides for the pledge of promissory notes issued by, or Equity Interests in, any person organized under the laws of a jurisdiction outside the United States, it is acknowledged that, as of the Closing Date, no actions have been required to be taken to perfect, under local law of the jurisdiction of the person who issued the respective promissory notes or whose Equity Interests is pledged, under the Security Documents.

SECTION 10.20 Certain Matters Affecting Lenders.

(a) If (i) a Gaming Authority issues a finding of Disqualification regarding a Lender (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) that agree to become a substitute lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender (if not a Lender or Affiliate of a Lender) is an Eligible Assignee and subject to any other requirements of Gaming Authorities. The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement. In the event a Former Lender is replaced by a Substitute Lender in accordance with this Section 10.20(a), Borrower and the Substitute Lender shall pay to the Former Lender all amounts that would have been required to be paid pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provisions.

(b) Notwithstanding the provisions of subsection (a) of this Section 10.20, if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to subsection (a) of this Section 10.20 within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), such Lender shall execute and deliver an Assignment and Acceptance with respect to the outstanding Loans of such Lender in favor of one or more Eligible Assignees that is not an Affiliate of such Lender, which Eligible Assignee shall be designated by Borrower with the Administrative Agent’s consent (which consent shall not be unreasonably withheld or delayed), for an amount equal to the then unpaid principal amount Loans of such Lender, plus any accrued and unpaid interest, fees and costs payable under this Agreement through the date of the Assignment and Acceptance or any other price as set forth by the Gaming Authority, in each case subject to approval by the Gaming Authority. Alternatively, Borrower may immediately prepay in full the outstanding amount of all Loans of such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period, and any other amounts that would have been required to be paid to such Former Lender pursuant to Section 2.16 had such Former Lender been replaced in accordance with such provision, and all unfunded commitments of such Former Lender shall expire and terminate upon such prepayment. This clause (b) shall supersede any provisions of Section 2.14 or 10.02.

(c) Upon the prepayment of all amounts owing to any Lender in accordance with this Section 10.20, such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Lender to indemnification hereunder shall survive as to such Lender.

(d) The interests, with respect to this Agreement, of any Former Lender shall be subject to the regulatory jurisdiction of all Gaming Authorities.

(e) Assignments by any Lender of its rights and obligations under this Agreement may require obtaining required approvals or making required filings with the Gaming Authorities.

SECTION 10.21 Gaming Authorities and Liquor Laws. Each party to this Agreement hereby acknowledges that the Loan Documents and consummation of the transactions contemplated by the Loan Documents are subject to applicable Gaming Laws, including but not limited to any licensing, qualification or transfer requirements which may be imposed on the Arranger, the Agents and each Lender. The Arranger, the Agents and each Lender agree to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Loan Parties and their Subsidiaries, including, without limitation, the provision of such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Arranger, the Agents, any of the Lenders, any Loan Party, any Subsidiary of a Loan Party or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower and each Loan Party hereby consent to any such cooperation and disclosure by the Arranger, the Agents and each Lender to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

SECTION 10.22 Designation as Revolving Credit Obligations. Each Loan Party hereby represents and agrees that the Secured Obligations incurred pursuant to this Agreement are incurred under Section 6.01(f) of the Term Loan Credit Agreement and shall constitute Revolving Credit Obligations (as such term is defined in the Security Agreement).

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REVEL AC, INC., as Borrower

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

REVEL AC, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

REVEL ATLANTIC CITY, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

REVEL ENTERTAINMENT GROUP, LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

NB ACQUISITION LLC, as Guarantor

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Collateral Agent, Issuing Bank, Swingline Lender and a Lender

By:	/s/ Mohammad S Hasan
Name: Mohammad S Hasan Title: Vice President

SCHEDULE 1.01(a)

ACHA Parcel

ACHA PARCEL

See attached description.

ARTHUR W. PONZIO COMPANY & ASSOCIATES, INC.

400 N. DOVER AVENUE

ATLANTIC CITY, N.J. 08401

(609) 344-8194 PH / (609) 344-1594 FAX

METES AND BOUNDS DESCRIPTION

BLOCK 62 LOT 2 #601 BOARDWALK

ALL THAT CERTAIN LOT, TRACT, OR PARCEL OF LAND AND PREMISES SITUATE, LYING, AND BEING IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, AND STATE OF NEW JERSEY, BOUNDED AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE) SOUTH 27° 28’00” SECONDS EAST, 310.00’ FROM THE INTERSECTION OF NEW JERSEY AND ORIENTAL AVENUES (72’ WIDE); THENCE

1.	NORTH 62° 32’ 00” EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 350.00’ TO A POINT IN THE FORMER WESTERLY LINE OF CONNECTICUT AVENUE (50’ WIDE); THENCE

2.	SOUTH 27° 28’ 00” EAST IN AND ALONG SAME, A DISTANCE OF 569.10’ TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK; ALSO BEING THE NORTHERLY LINE OF THE BOARDWALK RIGHT OF WAY (60’ WIDE); THENCE

3.	SOUTHWESTWARDLY IN AND ALONG SAME, CURVING TO THE LEFT, ALONG THE ARC OF A CIRCLE HAVING A RADIUS OF 687.845’, THE ARC LENGTH OF 24.67’ TO A POINT OF TANGENCY; THENCE

5.	SOUTH 54° 13’ 06” WEST CONTINUING IN AND ALONG SAME A DISTANCE OF 328.99’ TO THE EASTERLY LINE OF NEW JERSEY AVENUE; THENCE

6.	NORTH 27° 28’ 00” WEST IN AND ALONG SAME A DISTANCE OF 619.81’ TO THE POINT AND PLACE OF BEGINNING.

KNOWN AS BLOCK 62, LOT 2

ALSO KNOWN AS #601 BOARDWALK

PREPARED IN ACCORDANCE WITH A PROPERTY SURVEY BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. PROJECT NUMBER 30147, WITH LATEST REVISION DATE OF 02/08/11.

/s/ Arthur W. Ponzio, Jr.
ARTHUR W. PONZIO, JR.	PROFESSIONAL LAND SURVEYOR
N.J. LICENSE NO. GS 28314

SCHEDULE 1.01(b)

Buffer Property

Street Address	Block	Lot	Owner
121 S Metropolitan Ave.	70	5	NB Acquisition LLC
115 S Metropolitan Ave.	70	6	NB Acquisition LLC
200 S Rhode Island Ave.	71	1	NB Acquisition LLC
212 S Rhode Island Ave.	71	6	NB Acquisition LLC
218 S Rhode Island Ave.	71	8	NB Acquisition LLC
220 S Rhode Island Ave.	71	9	NB Acquisition LLC
236 S Rhode Island Ave.	71	16	NB Acquisition LLC
240 S Rhode Island Ave.	71	18	NB Acquisition LLC
242 S Rhode Island Ave.	71	19	NB Acquisition LLC
245 S Metropolitan Ave.	71	36	NB Acquisition LLC
239 S Metropolitan Ave.	71	38	NB Acquisition LLC
237 S Metropolitan Ave.	71	39	NB Acquisition LLC
235 S Metropolitan Ave.	71	40	NB Acquisition LLC
229 S Metropolitan Ave.	71	43	NB Acquisition LLC
221 S Metropolitan Ave.	71	47	NB Acquisition LLC
213 S Metropolitan Ave.	71	51	NB Acquisition LLC
249 S Rhode Island	73	24	NB Acquisition LLC
315 Boardwalk	73	25	NB Acquisition LLC
333 Hygeia Place	73	27	NB Acquisition LLC
227 S Rhode Island Ave.	73	36	NB Acquisition LLC
218 S Vermont Ave.	74	9	NB Acquisition LLC
238 S Vermont Ave.	74	19	NB Acquisition LLC
301 Boardwalk	74	22	NB Acquisition LLC
313 Boardwalk	74	23	NB Acquisition LLC
239 S Victoria Ave.	74	24	NB Acquisition LLC
213 S Victoria Ave.	74	37	NB Acquisition LLC
211 S Victoria Ave.	74	38	NB Acquisition LLC
22 S Rhode Island Ave.	128	26	NB Acquisition LLC

SCHEDULE 1.01(c)

Environmental Reports

1. Remediation of multiple underground storage tank (UST) systems identified on the Revel Pad Site (Block 64, Lots 1-41; Block 66, Lots 1-58; Block 67, Lots 1-6; Block 69, Lots 1&2), including remediation of isolated areas of contaminated historic fill by excavation and offsite disposal, and verification of post-remediation groundwater quality, as reflected in the following documents and reports, which are incorporated herein in their entirety by reference:

a. April 2008 Underground Storage Tank Closure Report/Remedial Action Report – Revel Entertainment Site Blocks 62 and 67 prepared by Excel Environmental Resources, Inc. (Excel)

b. April 2008 Supplemental Remedial Investigation Report/Remedial Action Report Addendum – Revel Entertainment Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

c. May 2008 Preliminary Assessment Report – Revel Pad Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

d. September 16, 2008 Underground Storage Tank Closure Report/Remedial Action Report/Supplemental Remedial Investigation Report/Remedial Action Report Addendum – Revel Entertainment Site Blocks 62, 64, 66, 67, and 69 prepared by Excel

e. October 2, 2008 Entire Site No Further Action Letter and Covenant Not to Sue prepared by NJDEP

2. Remediation of historic fill and contamination from USTs at the Energy Plant Site (Block 68, Lots 3-14 & 16 - Incident No. 08-10-16-0004-13 and SRP ID 481200), including excavation and offsite disposal of all documented historic fill at the subject property to the property boundaries, and closure of five UST systems, as reflected in the following documents and reports, which are incorporated herein in their entirety by reference:

a. October 2008 Preliminary Assessment/Site Investigation/Remedial Investigation Report – Block 68, Lots 3 through 14 and 16 prepared by Excel

b. November 10, 2008 PA/SI/RI Report Approval Letter prepared by NJDEP

c. April 2009 Remedial Action Report - Block 68, Lots 3 through 14 and 16 prepared by Excel

d. December 21, 2009 Entire Site No Further Action Letter prepared by NJDEP

e. February 2011 Preliminary Assessment/Phase I Environmental Site Assessment Report — Block 68, Lots 3 through 14 and 16 prepared by Excel

3. Historic fill, USTs and suspect former operations have been identified in the following reports, each incorporated herein in their entirety by reference, for the following reference properties:

a. November 2007 Preliminary Assessment (PA)/Focused Site Investigation (SI) Report for Block 68, Lots 3, 7, 8, 9, 10, and 11; Block 71, Lots 1, 6, 8, 14, 15, 16, 38, 39, 43, and 51; Block 73, Lots 24, 25, and 27; Block 308, Lot 23; Block 416, Lot 1.01; Block 418.01, Lot 1.01; Block 418.02, Lot 1.01; Block 418.03, Lot 1.01; Block 422, Lot 1.01

b. January 2008 PA/Focused SI Report for Block 68, Lots 4, 5, 6, 12, 13, and 14; Block 70, Lots 5 and 6

c. March 2008 PA/Focused SI Report for Block 128, Lot 26

d. March 2008 PA/Focused SI Report for Block 71, Lot 47

e. July 2008 PA/Focused SI Report for Block 74, Lot 38

f. October 2008 PA/Focused SI Report for Block 71, Lots 18, 19, and 36; Block 74, Lots 19 and 24

g. December 2008 PA/Focused SI Report for Block 73, Lot 36

h. December 2008 PA/Focused SI Report for Block 71, Lot 40

i. March 2009 Underground Storage Tank Closure Report for Block 71, Lot 9

j. July 2009 PA/Focused SI Report for Block 73, Lots 13, 33, and 34

SCHEDULE 1.01(d)

Guarantors

Name of Entity	Jurisdiction of Formation
Revel AC, LLC	Delaware
Revel Atlantic City, LLC	New Jersey
Revel Entertainment Group, LLC	New Jersey
NB Acquisition LLC	New Jersey

SCHEDULE 1.01(e)

Mortgaged Property

See attached descriptions.

LEGAL DESCRIPTION

ALL THAT CERTAIN TRACT, PARCEL AND LOT OF LAND LYING AND BEING SITUATE IN THE CITY OF ATLANTIC CITY, COUNTY OF ATLANTIC, STATE OF NEW JERSEY, BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENEND 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4. SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5. SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING.

LEGAL DESCRIPTION

CENTRAL UTILITY PLANT (BLOCK 68)

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1. SOUTH 62 DEGREES, 32 MINUTES 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

3. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7. NORTH 62 DEGREES, 32 MINUTES 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT N0. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND PLACE OF BEGINNING.

SCHEDULE 2.01(a)

Revolving Commitments

Lender	Amount of Commitment	Applicable Percentage
JPMorgan Chase Bank, N.A.	$30,000,000	100%

Total:	$30,000,000	100%

SCHEDULE 3.03

Consents; Authorizations; Filings; Notices

1.	Notice of the execution of the Credit Agreement and ancillary documents has been given to the Gaming Authorities and copies of the Credit Agreement and ancillary documents must be provided after execution.

2.	The Lenders and/or the Administrative Agent may be required by the Gaming Authorities under applicable Gaming Laws to provide additional notices and other periodic informational filings.

3.	The Lenders and/or the Administrative Agent may be required to be qualified under the Applicable Gaming Laws, unless they (i) are exempt or (ii) obtain a waiver from such qualification.

4.	The Lenders may be required to obtain a ruling that they are not required to be qualified or waived unless the Director of the Division of Gaming Enforcement exercises its discretion to require such waiver or qualification.

5.	Certain transfers, assignments, pledges, sales or other dispositions under the Credit Agreement may be subject to pre-approval and/or notice requirements.

6.	Consents by the Gaming Authorities may be required to exercise certain remedies and enforce certain provisions under the Credit Agreement and ancillary documents, and licensure of the Lenders and/or the Administrative Agent prior to such exercise may be required.

7.	Consent of the ACHA, required under the ACHA Contract; such consent has been obtained.

8.	Any additional consents, authorizations or other acts that may be required to be obtained, made or taken arising after the Closing Date.

SCHEDULE 3.05(b)(i)

Real Property

OWNED:

Please see Schedules 1.01(e) and 1.01(b) in addition to following table:

Street Address	Block	Lot	Owner
120 Massachusetts Ave.	65	17	NB Acquisition LLC
127 S Congress Ave.	65	9	NB Acquisition LLC
129 S Congress Ave.	65	10	NB Acquisition LLC
117 S Massachusetts Ave.	68	3	NB Acquisition LLC
209 S Metropolitan Ave.	71	53	NB Acquisition LLC
223 S Rhode Island Ave.	73	38	NB Acquisition LLC
208 S Vermont Ave.	74	4	NB Acquisition LLC
214 S Vermont Ave.	74	7	NB Acquisition LLC
237 S Victoria Ave.	74	25	NB Acquisition LLC
212 S Seaside Ave.	76	6	NB Acquisition LLC
216 S Seaside Ave.	76	8	NB Acquisition LLC
203 S Seaside Ave.	76	31	NB Acquisition LLC
206 S New Hampshire Ave.	78	3	NB Acquisition LLC
214 S New Hampshire Ave.	78	7	NB Acquisition LLC

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of the Atlantic City Beach lying between Garden Pier and Massachusetts Ave. from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 39).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

That area of the Atlantic City Beach lying between Massachusetts Ave., to Rhode Island Ave. from the Southerly boundary of the Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 40).

	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	June 15, 2011	June 14, 2013

Guarantee Trust Building, 1123 Atlantic Ave., Suite 200, Atlantic City, New Jersey 08401	Office Building/Parking Spaces	Midtown Building, LLC	Revel Entertainment Group, LLC	December 5, 2006	May 31, 2012

PBC-200 Park Ave, LLC (d/b/a Carr Workplaces) 200 Park Ave., Ste. 1700 New York, NY 10166	Office space in New York City	PBC-200 Park Ave, LLC	Revel Entertainment Group, LLC	February 1, 2012	January 31, 2013

OPTIONS TO PURCHASE:

None.

SCHEDULE 3.05(b)(iv)

Assessments

None.

SCHEDULE 3.05(b)(vii)

Options to Purchase; Rights of First Refusal; Restrictions on Transfer

None.

SCHEDULE 3.05(c)

Resolutions of ACHA, City of Atlantic City and City Council of Atlantic City

ACHA Resolutions:

6916	Approval of Contract for Sale
7028	Approval to execute 1st Amendment
7135-02-06	Approval to execute 2nd Amendment
7168-04-06	Approval to execute 3rd Amendment
7353-04-07	Approval of Transfer and execution of 4th Amendment
7518-01-08	Authorization to execute 5th Amendment
7519-01-08	Interim Financing approved
8080-02-11	Authorization to execute 6th Amendment
8269-03-12	Financing under Credit Agreement approved

City of Atlantic City Resolutions:

No. 410	Authorizes ACHA to enter 3rd Amendment
No. 805	Approval of Redevelopment Agreement
No. 969	Amend and direct ACHA to execute 5th Amendment
No. 556	Agreement for Demolition of Pier
No. 121	Approval for Financing of the Project
No. 889	Designating the City as an Area in Need of Rehabilitation
No. 310	Designating the Southwest Inlet Redevelopment Area as an Area in Need of Redevelopment
No. 364	Authorizing the ACHA to enter into the 4th Amendment
No. 121	Authorizing the transfer and the execution of the Second Amendment to the Redevelopment Agreement
No. 847	Amending the Revel Redevelopment Plan and Revel Redevelopment Area to include Block 68
No. 190	Authorizing Third Amendment to the Redevelopment Agreement
No. 875	Authorizing an amendment to the Redevelopment Agreement
No. 955	Authorizing an amendment to the Redevelopment Agreement

SCHEDULE 3.05(d)

Project Property

OWNED:

Please see Schedule 1.01(e) in addition to following table:

Street Address	Block	Lot	Owner
212 S Rhode Island Ave.	71	6	NB Acquisition LLC
218 S Rhode Island Ave.	71	8	NB Acquisition LLC
220 S Rhode Island Ave.	71	9	NB Acquisition LLC
236 S Rhode Island Ave.	71	16	NB Acquisition LLC
240 S Rhode Island Ave.	71	18	NB Acquisition LLC
242 S Rhode Island Ave.	71	19	NB Acquisition LLC
245 S Metropolitan Ave.	71	36	NB Acquisition LLC
239 S Metropolitan Ave.	71	38	NB Acquisition LLC
237 S Metropolitan Ave.	71	39	NB Acquisition LLC
235 S Metropolitan Ave.	71	40	NB Acquisition LLC
229 S Metropolitan Ave.	71	43	NB Acquisition LLC
221 S Metropolitan Ave.	71	47	NB Acquisition LLC

LEASED:

Street Address/General Description	Description	Landlord	Tenant	Lease Date	Lease Expiration/ Initial Lease Term

That area of the Atlantic City Beach lying between Garden Pier and Massachusetts Ave. from the Southerly boundary of Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 39).	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	March 1, 2009	February 28, 2013

That area of the Atlantic City Beach lying between Massachusetts Ave., to Rhode Island Ave. from the Southerly boundary of the Atlantic City Boardwalk to the Mean High Water line of the Beach (aka Beach 40).

	Beach Lease	City of Atlantic City	Revel Entertainment Group, LLC	June 15, 2011	June 14, 2013

Guarantee Trust Building, 1123 Atlantic Ave., Suite 200, Atlantic City, New Jersey 08401	Office Building/Parking Spaces	Midtown Building, LLC	Revel Entertainment Group, LLC	December 5, 2006	May 31, 2012

SCHEDULE 3.05(e)

Coverage Ratio Properties

Street Address	Block	Lot	Owner
212 S Rhode Island Ave.	71	6	NB Acquisition LLC
218 S Rhode Island Ave.	71	8	NB Acquisition LLC
220 S Rhode Island Ave.	71	9	NB Acquisition LLC
236 S Rhode Island Ave.	71	16	NB Acquisition LLC
240 S Rhode Island Ave.	71	18	NB Acquisition LLC
242 S Rhode Island Ave.	71	19	NB Acquisition LLC
245 S Metropolitan Ave.	71	36	NB Acquisition LLC
239 S Metropolitan Ave.	71	38	NB Acquisition LLC
237 S Metropolitan Ave.	71	39	NB Acquisition LLC
235 S Metropolitan Ave.	71	40	NB Acquisition LLC
229 S Metropolitan Ave.	71	43	NB Acquisition LLC
221 S Metropolitan Ave.	71	47	NB Acquisition LLC
213 S Metropolitan Ave.	71	51	NB Acquisition LLC
209 S Metropolitan Ave.	71	53	NB Acquisition LLC
225 S Metropolitan Ave.	71	45	SI LLC
223 S Metropolitan Ave.	71	46	SI LLC

SCHEDULE 3.06(b)

Trademarks

None.

SCHEDULE 3.06(c)

Patents

None.

SCHEDULE 3.06(d)

Copyrights

None.

SCHEDULE 3.06(e)

Intellectual Property Licenses

1. Trademark License Agreement, dated February 17, 2011, between Revel Group, LLC and REG.

2. Trademark License Agreement, dated February 17, 2011, between REG and Revel Group, LLC.

SCHEDULE 3.07(a)

Subsidiaries; Equity Interests

Subsidiary	Jurisdiction	Owner	Percentage of Each Class of Equity Interests	Number of Each Class of Equity Interests
Revel AC, LLC	Delaware	Revel AC, Inc.	100%	100% Membership Interest
Revel Atlantic City, LLC	New Jersey	Revel AC, Inc.	100%	100% Membership Interest
Revel Entertainment Group, LLC	New Jersey	Revel AC, Inc.	100%	100% Membership Interest
NB Acquisition LLC	New Jersey	Revel Entertainment Group, LLC	100%	100% Membership Interest
SI LLC	New Jersey	NB Acquisition LLC	100%	100% Membership Interest

SCHEDULE 3.07(c)

Organizational Chart

Organizational Chart

Revel Group, LLC
(Delaware)
(holds 97.6% of Revel AC, Inc.)
Revel AC Employee, LLC
(Delaware)
(holds 2.4% of Revel AC, Inc.)
Revel AC, Inc.
(Delaware)
Revel AC, LLC
(Delaware)
Revel Atlantic City, LLC
(New Jersey)
Revel Entertainment Group, LLC
(New Jersey)
NB Acquisition LLC
(New Jersey)
SI LLC
(New Jersey)
Partnership or Disregarded Entity
Corporation

682155

SCHEDULE 3.08

Litigation

1.	Stone Concrete, Inc. (“Stone”) filed a lien on the Project Site in the amount of $15,300,248.00 on March 19, 2010. Stone filed the Stone Litigation for the lien amount. The Company is defending the lien claim and the Stone Litigation.

SCHEDULE 3.18

Environmental Matters

All matters identified in the following reports and documents are incorporated herein in their entirety:

1.	Underground Storage Tank Closure Summary and Site Investigation Report, 249 South Rhode Island Avenue, Atlantic City, Atlantic County, New Jersey, Case No. 05-02-24-0902-47, dated March 2005, prepared by Target Environmental Co., Inc.

2.	Unrestricted Use No Further Action Letter and Covenant Not to Sue, Case No. 05-02-24-0902-47, dated June 28, 2005, issued by the NJDEP

3.	Phase I Environmental Site Assessment, issued March 2006, prepared by Weaver Boos Consultants North Central, LLC

4.	Letter dated December 13, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

5.	Phase I Environmental Site Assessment Report regarding 230 and 234 South Rhode Island Avenue, Block 71, Lots 14 & 15, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

6.	Phase I Environmental Site Assessment Report regarding 141 South Massachusetts Avenue, Block 68, Lot 10, Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated November 2007

7.	Letter dated October 26, 2007, issued by Paulus, Sokolowski and Sartor, LLC, to Revel Entertainment Group, LLC, regarding Revel Entertainment Site, Environmental Update

8.	Phase I Environmental Site Assessment Report regarding Residential Dwelling, 239 South Metropolitan Avenue, Block 71, Lot 38, Atlantic City, Atlantic County, prepared by Paulus, Sokolowski & Sartor, LLC, New Jersey, dated September 2007

9.	Phase I Environmental Site Assessment Report regarding Block 71, Lots 1, 8, 39, 43, and 51 and Block 68, Lots 3, 7, 8, 9, and 11, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated April 2007

10.	Phase I Environmental Site Assessment Report regarding Lot 16 of Block 71, 236 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

11.	Phase I Environmental Site Assessment Report regarding Lot 27 of Block 73, 333 Hygeia Place, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006.

12.	Phase I Environmental Site Assessment Report regarding Lots 9 & 37 of Block 74, 213 South Victoria Avenue and 218 South Vermont Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

13.	Phase I Environmental Site Assessment Report regarding Lot 6 of Block 71, 212 South Rhode Island Avenue, City of Atlantic City, Atlantic County, New Jersey, prepared by Paulus, Sokolowski & Sartor, LLC, dated September 11, 2006

14.	Preliminary Assessment Report regarding Hope VI Properties, Block 119, Lots 26-27 and 29-31; Block 307, Lot 1; Block 310, Lots 1-3, 5 and 18-20; Block 409, Lots 1-41; Block 418, Lots 1-39; Block 419, Lots 1-23; Block 420, Lots 1-34; Block 421, Lots 1-25; Block 422, Lots 1-22; Block 445, Lots 1-13; Block 446, Lots 1-9; Block 447, Lots 1-7 and Block 448, Lots 1-13, Atlantic City, Atlantic County, New Jersey, prepared by T&M Associates, Inc., dated September 2005

15.	Phase I Environmental Assessment and Limited Subsurface Investigation For: Block 73, Lots 24 & 25, Block 74, Lots 22 & 23, Block 78, Lots 1, 2, 5, 13, 17, 19, 21 through 25, Block 79, Lots 4 through 7, 9, 19, & 20, Atlantic City, New Jersey, prepared by Target Environmental Co., Inc., dated December 2004

16.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 3, 7, 8, 9, 10 and 11, Block 71, Lots 1, 6, 8, 14, 15, 16, 38, 39, 43 and 51, Block 73, Lots 24, 25, and 27, Block 308, Lot 23, Block 416, Lot 1.01, Block 418.01, Lot 1.01, Block 418.02, Lot 1.01, Block 418.03, Lot 1.01, Block 422, Lot 1.01, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated November 2007

17.	Preliminary Assessment / Focused Site Investigation Report For: Block 68, Lots 4, 5, 6, 12, 13 and 14, Block 70, Lots 5 and 6, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated January 2008

18.	Preliminary Assessment / Focused Site Investigation Report For: 221 South Metropolitan Avenue, Tax Block 71, Lot 47, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

19.	Preliminary Assessment / Focused Site Investigation Report For: 22 South Rhode Island Avenue, Tax Block 128, Lot 26, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated March 2008

20.	Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site Blocks 62, 64, 66, 67, and 69, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-2, prepared by Excel Environmental Resources, Inc., dated April 2008

21.	Underground Storage Tank Closure Report/Remedial Action Report, Revel Entertainment Site Blocks 62 and 67, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-21, prepared by Excel Environmental Resources, Inc., dated April 2008

22.	Preliminary Assessment Report, Revel Pad Site, Tax Blocks 62, 64, 66, 67 and 69, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated May 2008

23.	Preliminary Assessment/Focused Site Investigation Report, 211 South Victoria Avenue, Tax Block 74, Lot 38, Atlantic City, Atlantic County, New Jersey, prepared by Excel Environmental Resources, Inc., dated July 2008

24.	Letter Report, Underground Storage Tank Closure Report/Remedial Action Report, Supplemental Remedial Investigation Report/Remedial Action Report Addendum, Revel Entertainment Site, Blocks 62, 64, 66, 67 and 69, Atlantic City, New Jersey, NJDEP Case No. 07-03-02-1540-21, prepared by Excel Environmental Resources, Inc., dated September 16, 2008

25.	Entire Site No Further Action Letter and Covenant Not to Sue, issued by the NJDEP, dated October 2, 2008

26.	Letter dated October 29, 2008, issued by the NJDEP, approving a Memorandum of Agreement, effective October 23, 2008, for the Revel Casino Energy Plant Site, Metropolitan and Oriental Avenues, Atlantic City, Atlantic County, Block 68, Lots 3 through 14 and 16.

27.	Preliminary Assessment/Site Investigation/Remedial Investigation Report, Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated October 2008

28.	Preliminary Assessment/Focused Site Investigation/Remedial Investigation Report, Block 71, Lots 18, 19, and 36, Block 74, Lots 19 and 24, prepared by Excel Environmental Resources, Inc., dated October 2008

29.	Preliminary Assessment/Site Investigation/Remedial Investigation Report Approval Letter, issued by NJDEP, dated November 10, 2008

30.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lot 36, prepared by Excel Environmental Resources, Inc., dated December 2008

31.	Preliminary Assessment/Focused Site Investigation Report, Block 71, Lot 40, prepared by Excel Environmental Resources, Inc., dated December 2008

32.	Underground Storage Tank Closure Report, Block 71, Lot 9, prepared by Excel Environmental Resources, Inc., dated March 2009

33.	Remedial Action Report - Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated April 2009

34.	Preliminary Assessment/Focused Site Investigation Report, Block 73, Lots 13, 33, and 34, prepared by Excel Environmental Resources, Inc., dated July 2009

35.	Entire Site No Further Action Letter, issued by NJDEP, dated December 21, 2009

36.	Preliminary Assessment/Phase I Environmental Site Assessment Report — Block 68, Lots 3 through 14 and 16, prepared by Excel Environmental Resources, Inc., dated February 2011

All matters referenced in the summaries and reports set forth on Schedule 1.01(c) are incorporated herein in their entirety.

SCHEDULE 3.19(a)

UCC Filing Offices

Loan Party	Filing Office
Revel AC, Inc.	Delaware Secretary of State
Revel AC, LLC	Delaware Secretary of State
Revel Atlantic City, LLC	New Jersey Division of Commercial Recording
Revel Entertainment Group, LLC	New Jersey Division of Commercial Recording
NB Acquisition LLC	New Jersey Division of Commercial Recording

SCHEDULE 3.19(b)

Mortgage and Fixture Filing Offices

Office of the Clerk of Atlantic County, New Jersey

SCHEDULE 3.19(c)

Intellectual Property Filing Offices

None.

SCHEDULE 4.01(j)(iv)

Management and Leasing Contracts

1. Lease between GRGAC1 and Revel Entertainment Group, LLC, dated December 7, 2011

2. Lease between American Cut AC Marc Forgione, LLC and Revel Entertainment Group, LLC, dated January 5, 2012

3. Lease between Azure AC Allegretti, LLC and Revel Entertainment Group, LLC, dated February 2, 2012, as amended by the First Amendment to Lease, dated March 30, 2012

4. Lease between RJ Atlantic City AC and Revel Entertainment Group, LLC, dated February 15, 2012

5. (i) Master Services Agreement and (ii) Staging Facility Agreement, both between Revel Entertainment Group, LLC and BlueWater Communications Group LLC, dated April 1, 2011

6. (i) Software Letter Option between International Business Machines Corporation and Revel Entertainment Group, LLC, dated September 30, 2011 and (ii) Software/Services Financing Agreement between IBM Credit LLC and Revel Entertainment Group, LLC, dated September 30, 2011

7. Construction Management Agreement between Revel Entertainment Group, LLC and Tishman Construction Corporation of New Jersey, dated April 5, 2007, as amended by the Amendment to Construction Management Agreement, dated March 8, 2011, as amended by the Second Amendment to Construction Management Agreement, dated September 15, 2011

SCHEDULE 6.01(c)

Existing Indebtedness

None.

SCHEDULE 6.02(f)

Existing Liens

1. Stone Concrete, Inc. (“Stone”) filed a lien on the Project Site in the amount of $15,300,248.00 on March 19, 2010. Stone filed the Stone Litigation for the lien amount. The Company is defending the lien claim and the Stone Litigation.

EXHIBIT A

[Form of]

ADMINISTRATIVE QUESTIONNAIRE

REVEL AC, INC.

Agent Address:	JPMorgan Chase Bank, N.A.	Return form to:
	383 Madison Avenue	Telephone:
	New York, New York 10179	Facsimile:
E-mail:

It is very important that all of the requested information be completed accurately and that this questionnaire be returned promptly. If your institution is sub-allocating its allocation, please fill out an administrative questionnaire for each legal entity.

Legal Name of Lender to appear in Documentation:

Signature Block Information:

• Signing Credit Agreement	☐	Yes	☐	No

• Coming in via Assignment	☐	Yes	☐	No

    Type of Lender:

(Bank, Asset Manager, Broker/Dealer, CLO/CDO; Finance Company, Hedge Fund, Insurance, Mutual Fund, Pension Fund, Other Regulated Investment Fund, Special Purpose Vehicle, Other-please specify)

Lender Parent:

Address

A-1

Contacts/Notification Methods: Borrowings, Paydowns, Interest, Fees, etc.

	Primary Credit Contact	Secondary Credit Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Primary Operations Contact	Secondary Operations Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

	Bid Contact	L/C Contact

Name:

Company:

Title:

Address:

Telephone:

Facsimile:

E-Mail Address:

A-2

Lender’s Domestic Wire Instructions

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Lender’s Foreign Wire Instructions

Currenty:

Bank Name:

Swift/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

Agent’s Wire Instructions

[The Agent’s wire instructions will be disclosed at the time of closing.]

Bank Name:

ABA/Routing No.:

Account Name:

Account No.:

FFC Account Name:

FFC Account No.:

Attention:

Reference:

A-3

Tax Documents

NON-U.S. LENDER INSTITUTIONS:

I.	Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting Form W-8ECI. It is also required on Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

II.	Flow-Through Entities:

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non- U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we request that you submit an original Form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned prior to the first payment of income. Failure to provide the proper tax form when requested may subject your institution to U.S. tax withholding.

A-4

EXHIBIT B

[Form of]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement defined below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower: Revel AC, Inc., a Delaware corporation

4.	Administrative Agent: JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: The Credit Agreement dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), collateral agent for the Secured Parties, swingline lender and issuing bank.

B-1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[1]
Revolving Commitment	$	$		%

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

B-2

Effective Date: ____________________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

[REVEL AC, INC.][3]

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank and Swingline Lender

By:
Name:
Title:

[2]	This date may not be fewer than 5 Business Days after the date of assignment unless the Administrative Agent otherwise agrees.
[3]	To be completed to the extent consent is required under Section 10.04(b) of the Credit Agreement

B-3

ANNEX 1 to Assignment and Assumption

REVEL AC, INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (iv) it is [not] a Defaulting Lender and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 4.01(d) or 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire in the form of Exhibit A to the Credit Agreement, (vii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (viii) if it is not a United States person, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.15 of the Credit Agreement, duly completed and executed by the Assignee and (ix) it is not a Defaulting Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

1

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by, the law of the State of New York without regard to conflicts of principles of law that would require the application of the laws of another jurisdiction.

2

EXHIBIT C

[Form of]

BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent for

the Lenders referred to below,

383 Madison Avenue

New York, New York 10179

Attention: Mohammad Hassan

Re: REVEL AC, INC.

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A) Class of Borrowing	Revolving Borrowing

(B) Principal amount of Borrowing[4]

(C) Date of Borrowing (which is a Business Day)

(D) Type of Borrowing	[ABR] [Eurodollar]

[(E) Interest Period and the last day thereof][5]

[4]	ABR and Eurodollar Loans must be in an amount that is at least $1,000,000 and an integral multiple of $500,000 or equal to the remaining available balance of the applicable Commitments.
[5]	Only applicable to Eurodollar Borrowings. Shall be subject to the definition of “Interest Period” in the Credit Agreement.

(F) Funds are requested to be disbursed [to Borrower’s account with JPMorgan Chase Bank, N.A. (Account No. )] [pursuant to the following wire instructions:].

Borrower hereby certifies that:

(a) each of the representations and warranties made by the Loan Parties in Article III of the Credit Agreement or pursuant to any other Loan Document are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(b) no Default or Event of Default has occurred or is continuing on the date hereof or would occur immediately after giving effect to the extensions of credit requested to be made on the date hereof.

[signature page follows]

REVEL AC, INC.

By:
Name:
Title: [Responsible Officer]

EXHIBIT D

[Form of]

COMPLIANCE CERTIFICATE

I, [            ], the [Financial Officer] of Revel AC, Inc., a Delaware corporation (the “Borrower”), hereby certify (in my capacity as [Financial Officer] and not in my individual capacity) that, with respect to that certain Credit Agreement dated as of May 3, 2012 (as it may be amended, modified, extended or restated from time to time, the “Credit Agreement”; terms used herein and not otherwise defined herein have the meanings assigned to them in the Credit Agreement) among the Borrower, the Guarantors party thereto, the Lenders party thereto, J.P. MORGAN SECURITIES LLC, as sole lead Arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank:

a. [Attached hereto as Schedule 1 are detailed calculations demonstrating compliance by the Borrower with Section 6.10 of the Credit Agreement. The Borrower is in compliance with such Section as of the date hereof.]6 [Attached hereto as Schedule 2 is the report of [accounting firm.]]7

b. To my knowledge, no Default or Event of Default has occurred and is continuing which has not been previously disclosed, in writing, to the Administrative Agent pursuant to a Compliance Certificate.8

[6]	To accompany annual and quarterly financial statements only, to the extent such financial statements cover a period when Section 6.10 of the Credit Agreement is applicable.

[7]	To accompany annual financial statements only.

[8]

If a Default shall have occurred, an explanation specifying the nature of such Default shall be provided on a separate page together with an explanation of the corrective action taken or proposed to be taken, if any, with respect thereto (including the delivery of a “Notice of Intent to Cure” concurrently with delivery of the Compliance Certificate).

D-1

Dated this [    ] day of [            ], 20[    ].

REVEL AC, INC.

By:
Name:
Title: [Financial Officer]

D-2

SCHEDULE 1

Financial Covenants

(A)	Maximum Consolidated Leverage Ratio:

For the Quarter ended                     , ____ (“Statement Date”)

I. Section 6.10(a) – Consolidated Leverage Ratio.

A. (i) Consolidated Indebtedness at Statement Date:	$	______

(ii) Unrestricted Cash at Statement Date (not to exceed $25,000,000):	$	______

B. Consolidated Adjusted EBITDA (as calculated below) for the Test Period ending on the Statement Date:	$	______

1. Consolidated Net Income	$	______

2. Income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such person with respect to such period (whether or not paid during such period)	$	______

3.      Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums

	$	______

4. Depreciation and amortization expense	$	______

5. Amortization of intangibles (including, but not limited to, goodwill)	$	______

6.      Any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities)

	$	______

7. Losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period)	$	______

8. Pre-opening expenses related to the initial opening of the Project (whether or not otherwise includable as separate items in the statement of such Consolidated Net Income)	$	______

9. Non-Cash Charges	$	______

10. Expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity	$	______

11. Expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof	$	______

12. Expenses and losses relating to the CRDA Obligations and payments made in connection therewith	$	______

13. To the extent included in the calculation of such Consolidated Net Income for such period, interest income (except to the extent deducted in determining Consolidated Interest Expense)	$	______

14.    To the extent included in the calculation of such Consolidated Net Income for such period, any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA))

	$	______

15.    To the extent included in the calculation of such Consolidated Net Income for such period, other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period)

	$	______

16.    To the extent not included in determining such Consolidated Net Income for such period, any distributions, dividends or other payments whether constituting fees or otherwise received from any Unrestricted Subsidiary or any joint venture solely to the extent not constituting a return of investment

	$	______

17.    To the extent not included in determining such Consolidated Net Income for such period, Equity Contributions made pursuant to Section 8.04 to cure failure to comply with any Financial Performance Covenant for a fiscal quarter in such period

	$	______

18. Consolidated Adjusted EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 +7 + 8 + 9 + 10 + 11 + 12 - 13 - 14 - 15 + 16 + 17)[9]	$	______

C. Consolidated Leverage Ratio (Line I.A(i) minus Line I.A(ii) ÷ Line to 1 I.B.18):

Consolidated Leverage Ratio is in compliance with Section 6.10(a)? Yes/No

[9]

Provided that, for purposes of calculating Consolidated Adjusted EBITDA for any period, (x) the Consolidated Adjusted EBITDA of any Person or line of business sold or otherwise disposed of by the Loan Parties during such period shall be excluded for such period (as if the consummation of such sale or other disposition and the repayment or assumption by the buyer of any Indebtedness in connection therewith occurred as of the first day of such period) and (y) the Consolidated Adjusted EBITDA of any Person (other than any Unrestricted Subsidiary) or attributable to any line of business acquired by the Loan Parties during such period shall be included for such period (as if the consummation of such acquisition had occurred as of the first day of such period).

(B) Maximum Consolidated Interest Coverage Ratio

For the Quarter ended , ____ (“Statement Date”)

II. Section 6.10(b) - Consolidated Interest Coverage Ratio

A. Consolidated Adjusted EBITDA for Test Period (Line I.B.18 above):	$	______

B. Consolidated Interest Expense (as calculated below) for such Test Period ending on the Statement Date:[10]

1.      Consolidated Interest Expense to the extent such Consolidated Interest Expense has been paid in cash or is required to be paid in cash (and is not capitalized, paid in kind or accreted or amortized);

	$	______

2. Interest Income of Borrower and its Restricted Subsidiaries for such period;	$	______

3.      Amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting);

	$	______

4. The accretion or accrual of discounted liabilities during such period;	$	______

5.      Non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification No. 815-Derivatives and Hedging;

	$	______

6. Any one-time cash costs associated with breakage in respect of hedging agreements for interest rates;	$	______

7. Debt discount or premium and financing fees and expenses, including underwriting and arrangement fees;	$	______

8. All non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations;	$	______

[10]

Provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

9. Any interest accrued on any Indebtedness pursuant to Section 6.01(d)(ii) for a period of six full fiscal quarters following the incurrence thereof; and	$	______

10. Any interest accrued on any ERGG Monetization Indebtedness	$	______

C. Consolidated Interest Coverage Ratio (Line II.A ÷ (Line II.B.1 - Lines to 1 II.B.2 - 3 - 4 - 5 - 6 - 7 - 8 - 9 - 10)):

Consolidated Interest Coverage Ratio is in compliance with Section 6.10(b)? Yes/No

(C) Minimum EBITDA

III. Section 6.10(c) - Minimum EBITDA.

For the Quarter ended , ____ (“Statement Date”)

A. Consolidated Adjusted EBITDA for Subject Period (Line I.B.18 above):	$	______

Minimum EBITDA is in compliance with Section 6.10(c)? Yes/No

(D) Maximum Capital Expenditures

IV. Section 6.10(d) - Capital Expenditures.

For the Year ended , ____ (“Statement Date”)

A. Maintenance Capital Expenditures

1. Maintenance Capital Expenditures made during fiscal year:	$	______

2. Maintenance Capital Expenditures that could have been made during prior fiscal year but which were not made:	$	______

3. Maintenance Capital Expenditures for fiscal year permitted pursuant to Section 6.10(d)(i):	$	______

4. 1. Maximum permitted Maintenance Capital Expenditures (Line IV.A.2 + Line IV.A.3):	$	______

5. 1. Excess (deficient) for covenant compliance (Line IV.A.4 – IV.A1):	$	______

B. Expansion Capital Expenditures

1. Expansion Capital Expenditures made during fiscal year:	$	______

2. Expansion Capital Expenditures permitted pursuant to Section 6.10(d)(ii):	$	______

3. Excess (deficient) for covenant compliance (Line IV.B.2 – IV.B.1):	$	______

EXHIBIT E

[Form of]

FIRST LIEN INTERCREDITOR AGREEMENT

EXECUTION VERSION

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

May 3, 2012

among

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent under the Revolving Credit Agreement,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent under the Term Loan Credit Agreement,

each additional Authorized Representative from time to time party hereto,

REVEL AC, INC.,

a Delaware corporation

and

each other Grantor party hereto

E-1

FIRST LIEN INTERCREDITOR AGREEMENT (this “Agreement”) dated as of May 3, 2012, among JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Revolving Secured Parties (in such capacities and together with its successors in such capacities, the “Revolving Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Term Loan Secured Parties (in such capacities and together with its successors in such capacities, the “Term Loan Agent”), each Additional Authorized Representative from time to time party hereto for the Additional First Lien Secured Parties of the Class with respect to which it is acting in such capacity, REVEL AC, INC., a Delaware corporation (together with its successors and assigns, “Borrower”), and each Subsidiary of Borrower party to this Agreement (together with Borrower and any other person agreeing to be bound hereby as a “Grantor” and their respective successors and assigns are collectively referred to herein as the “Grantors”).

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Revolving Agent (for itself and on behalf of the Revolving Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Class), Borrower and each other Grantor agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01 Construction; Certain Defined Terms.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) Unless otherwise indicated, capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Revolving Credit Agreement. As used in this Agreement, the following terms have the meanings specified below:

“Additional Authorized Representative” shall have the meaning assigned to such term in Article 4.

“Additional First Lien Agreement” shall mean the Term Loan Credit Agreement and any other credit agreement, loan agreement or indenture pursuant to which Additional First Lien Obligations are incurred by Borrower.

“Additional First Lien Joinder Agreement” shall mean a supplement to this Agreement substantially in the form of Annex B.

“Additional First Lien Obligations” shall mean (i) the Term Loan Obligations and (ii) any other Indebtedness and related obligations that are designated as “Additional First Lien Obligations” pursuant to Article 4.

“Additional First Lien Secured Party” shall mean the holders of any Additional First Lien Obligations and any Authorized Representative with respect thereto and shall include the Term Loan Secured Parties.

“Authorized Representative” shall mean (i) in the case of any Revolving Obligations or the Revolving Secured Parties, the Revolving Agent, (ii) in the case of the Term Loan Obligations or the Term Loan Secured Parties, the Term Loan Agent and (iii) in the case of any other Class of Additional First Lien Obligations or Additional First Lien Secured Parties that become subject to this Agreement after the date hereof, the Authorized Representative named for such Class in the applicable Additional First Lien Joinder Agreement.

“Bankruptcy Case” shall have the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Cash Collateral” shall have the meaning assigned to such term in the Revolving Credit Agreement as in effect on the date hereof.

“Class” shall mean (a) with respect to the First Lien Secured Parties, each of (i) the Revolving Secured Parties (in their capacities as such), (ii) the Term Loan Secured Parties (in their capacity as such) and (iii) the Additional First Lien Secured Parties that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First Lien Secured Parties) and (b) with respect to any

First Lien Obligations, each of (i) the Revolving Obligations, (ii) the Term Loan Obligations and the other Additional First Lien Obligations incurred pursuant to any Additional First Lien Agreement, which pursuant to any Additional First Lien Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First Lien Obligations).

“Collateral” shall mean all assets and properties subject to Liens created pursuant to any First Lien Security Document to secure one or more Classes of First Lien Obligations.

“Collateral Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Controlling Secured Parties” shall mean, with respect to any Shared Collateral, until the Discharge of Revolving Obligations, the Revolving Agent and (ii) thereafter, the Authorized Representative of the Class of Additional First Lien Obligations that constitutes the largest principal amount of any then outstanding Class of First Lien Obligations in respect of the Shared Collateral.

“Default” shall mean any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“DIP Financing” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” shall have the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” shall have the meaning assigned to such term in Section 2.05(b).

“Discharge” shall mean, with respect to any Shared Collateral and any Class of First Lien Obligations, the date on which such Class of First Lien Obligations is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Revolving Obligations” shall mean, with respect to any Shared Collateral, the Discharge, including payment in full in cash and the termination of all commitments in connection therewith, of the Revolving Obligations with respect to such Shared Collateral; provided that the Discharge of Revolving Obligations shall not be deemed to have occurred in connection with a Refinancing of such Revolving Obligations with additional First Lien Obligations secured by such Shared Collateral under an Additional First Lien Agreement which has been designated in writing by the Revolving Agent (under the Revolving Credit Agreement so Re-financed) or the Borrower to the Collateral Agent and each other Authorized Representative as the “Revolving Credit Agreement” for purposes of this Agreement.

“Event of Default” shall mean an “Event of Default” as such term is defined in the Revolving Credit Agreement or in any Additional First Lien Agreement.

“First Lien Obligations” shall mean, collectively, (i) the Revolving Obligations and (i) each Class of Additional First Lien Obligations.

“First Lien Secured Parties” shall mean (a) the Revolving Secured Parties and (ii) the Additional First Lien Secured Parties with respect to each Class of Additional First Lien Obligations.

“First Lien Security Documents” shall mean the “Security Documents” as defined in the Revolving Credit Agreement and each other agreement entered into in favor of the Collateral Agent or other Authorized Representative of any Class of First Lien Obligations for purposes of securing any Class of First Lien Obligations, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time.

“Grantor” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Grantor Joinder Agreement” shall mean a supplement to this Agreement substantially in the form of Annex A hereto.

“Insolvency or Liquidation Proceeding” shall mean:

(1) any case commenced by or against Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshaling of the assets or liabilities of Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to Borrower or any other Grantor or any similar case or proceeding relative to Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshaling of assets or liabilities or other winding up of or relating to Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other proceeding of any type or nature in which substantially all claims of creditors of Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Insurance Proceeds” shall mean the proceeds of any casualty insurance claim with respect to the Shared Collateral or any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

“Joinder Agreement” shall mean an Additional First Lien Joinder Agreement or a Grantor Joinder Agreement, as the case may be.

“Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).

“Maximum Priority Payment Amount” shall mean, on any date of determination, an amount equal to (i) $50,000,000 in principal amount less the aggregate amount of any principal payments made pursuant to Section 2.01(a)(ii) with respect to the Revolving Obligations prior to the date of determination, plus (ii) all accrued but unpaid interest, fees and expenses under the Revolving Credit Agreement, including any post-petition interest with respect thereto, whether or not allowable in any Bankruptcy Case, plus (iii) the aggregate amount of all obligations of any Grantor to any Lender or any Affiliate of a Lender under any Hedging Agreements.

“New York UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Secured Parties” shall mean, with respect to any Shared Collateral, each Class of First Lien Secured Parties other than the Class or Classes of First Lien Secured Parties for which a Controlling Secured Party acts as an Authorized Representative.

“Plan of Reorganization” shall have the meaning assigned to such term in Section 2.10.

“Possessory Collateral” shall mean any Shared Collateral in the possession of the Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First Lien Security Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Proceeds” shall have the meaning assigned to such term in Section 2.01.

“Refinance” shall mean, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Revolving Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Revolving Credit Agreement” shall mean that certain Credit Agreement, dated as of the date hereof, among Borrower, as borrower, the guarantors party thereto, the Revolving Agent, the Collateral Agent and the other parties thereto.

“Revolving Credit Documents” shall mean the Revolving Credit Agreement and the other Loan Documents (as defined in the Revolving Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any Revolving Obligation, and any intercreditor or joinder agreement among holders of Revolving Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.

“Revolving Obligations” shall mean “Secured Obligations” as defined in the Revolving Credit Agreement and shall include all interest accrued or accruing (or which would, absent the commencement of any Insolvency or Liquidation Proceeding, accrue) after the commencement of any Insolvency or Liquidation Proceeding in accordance with and at the pertinent rate specified in the Revolving Credit Agreement whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Revolving Secured Parties” shall mean the “Secured Parties” as defined in the Revolving Credit Agreement.

“Secured Credit Document” shall mean (i) the Revolving Credit Documents, (ii) the Term Loan Documents and (iii) each other Additional First Lien Agreement.

“Security Agreement” shall mean Security Agreement, dated as of February 17, 2011, by and among the Grantors party thereto and the Collateral Agent, as the same may be amended, restated or modified from time to time.

“Shared Collateral” shall mean, at any time, (i) Collateral in which the holders of two or more Classes of First Lien Obligations (or their respective Authorized Representatives) hold a valid Lien at such time and (ii) Collateral in which the Collateral Agent holds a valid Lien at such time for the benefit of two or more Classes of First Lien Obligations. If more than two Classes of First Lien Obligations are outstanding at any time and (x) the holders of less than all Classes of First Lien Obligations hold a valid Lien in any Collateral at such time and (y) the Collateral Agent does not hold a valid Lien at such time in such Collateral, then such Collateral shall constitute Shared Collateral for those Classes of First Lien Obligations that hold a valid Lien in such Collateral at such time and shall not constitute Shared Collateral for any Class which does not have a valid Lien in such Collateral at such time. For the avoidance of doubt, it is acknowledged and agreed that any Cash Collateral held by the Revolving Agent is not Shared Collateral.

“Term Loan Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Term Loan Credit Agreement” shall mean the Credit Agreement, dated February 17, 2011, as amended on May 3, 2012, by and among Borrower, as borrower, the guarantors party thereto, the Term Loan Agent and the other parties thereto.

“Term Loan Documents” shall mean the Term Loan Credit Agreement and the other Loan Documents (as defined in the Term Loan Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any Term Loan Obligation, and any intercreditor or joinder agreement among holders of Term Loan Obligations, to the extent such are effective at the relevant time, as each may be modified from time to time.

“Term Loan Obligations” shall mean “Secured Obligations” as defined in the Term Loan Credit Agreement.

“Term Loan Secured Parties” shall mean the “Secured Parties” as defined in the Term Loan Credit Agreement.

ARTICLE 2

PRIORITIES AND AGREEMENTS WITH RESPECT TO SHARED COLLATERAL

SECTION 2.01 Priority of Claims.

(a) Notwithstanding anything contained herein or in any of the Secured Credit Documents to the contrary, if (x) an Event of Default has occurred and is continuing and the maturity of any Class of First Lien Obligations has been accelerated, and the Collateral Agent or any First Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or (y) any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of any Grantor or any First Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Collateral by any First Lien Secured Party or received by the Collateral Agent or any First Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution to which the First Lien Obligations are entitled under any intercreditor agreement (other than this Agreement) (all proceeds of any sale, collection or other liquidation of any Collateral, all Insurance Proceeds received in circumstances described in clauses (x) or (y) above and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to the Collateral Agent (in its capacity as such) pursuant to the terms of this Agreement and any Secured Credit Document or in connection with the transactions contemplated thereunder and hereunder, (ii) SECOND, to the payment in full of all Revolving Obligations in accordance with the terms of the Revolving Credit Agreement in an amount not to exceed the Maximum Priority Payment Amount and (iii) THIRD, after the Revolving Obligations have been repaid in an amount equal to the lesser of (x) the Maximum Priority Payment Amount and (y) such amount as will result in the Discharge of the Revolving Obligations, to the payment in full of all remaining First Lien Obligations of each Class on a ratable basis based on the relative amounts of the secured obligations in accordance with the terms of the applicable Secured Credit Documents, (iv) FOURTH, after the Discharge of all First Lien Obligations (including the repayment in full in cash thereof and the termination of all commitments in connection therewith), to the holders of junior Liens on the Collateral and (v) FIFTH, thereafter to Borrower and the other Grantors or their successors or assigns or as a court of competent jurisdiction may direct.

(b) It is acknowledged that the First Lien Obligations of any Class may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced or otherwise amended or modified from time to time, all without affecting the priorities set forth in Section 2.01(a) or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties of any Class.

(c) Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Class of First Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Class or any other circumstance whatsoever, each First Lien Secured Party hereby agrees that the Liens securing each Class of First Lien Obligations on any Shared Collateral shall be of equal priority and shall secure all First Lien Obligations on an equal and ratable basis, subject to the payment priorities set forth in Section 2.01(a).

SECTION 2.02 Actions With Respect to Shared Collateral.

(a) Subject to paragraph (b) of this Section, nothing in this Agreement shall affect the ability of the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent (i) to enforce any rights and exercise any remedies with respect to any Shared Collateral available under any First Lien Security Documents or applicable law, including any right of set-off and any determinations regarding the release of Liens on, or any sale, transfer or other disposition of, any Shared Collateral, or any other rights or remedies available to a secured creditor under the Uniform Commercial Code of any jurisdiction, the Bankruptcy Code or any other Bankruptcy Law, or (ii) to commence any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding). Subject to paragraph (b) of this Section, any such exercise of rights and remedies by the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent may be made in such order and in such manner as the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent may, subject to the provisions of their First Lien Security Documents, determine in their sole discretion.

(b) Notwithstanding paragraph (a) of this Section:

(i) the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent shall remain subject to, and bound by, all covenants or agreements made herein by or on behalf of the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent;

(ii) each of the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent agrees, that, prior to the commencement of any enforcement of rights or any exercise of remedies with respect to any Shared Collateral by the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent, the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent, as the case may be, shall provide prior written notice thereof to each other party, such notice to be provided as far in advance of such commencement as reasonably practicable, and shall consult with each other party on a regular basis in connection with such enforcement or exercise; and

(iii) the Revolving Agent, the Term Loan Agent, any Additional Authorized Representative and the Collateral Agent agrees, that it shall cooperate in a commercially reasonable manner with each other party in any enforcement of rights or any exercise of remedies with respect to any Shared Collateral.

SECTION 2.03 Prohibition on Contesting Liens; No Interference; Payment Over.

(a) Each First Lien Secured Party agrees that (i) it will not (and hereby waives any right to) challenge, contest or question, or support any other person in challenging, contesting or questioning, in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any First Lien Obligations of any Class or any First Lien Security Document or the validity, creation, attachment, perfection or priority of any Lien under any First Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Collateral Agent or any other First Lien Secured Party to exercise any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Collateral Agent or any other First Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Collateral Agent, any Controlling Secured Party or any other First Lien Secured Party shall be liable for any action taken or omitted to be taken by the Collateral Agent, such Controlling Secured Party or other First Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agent or any other First Lien Secured Party to enforce this Agreement.

(b) Each First Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement) at any time prior to the Discharge of each of the First Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Collateral Agent, to be distributed in accordance with the provisions of Section 2.01.

SECTION 2.04 Automatic Release of Liens; Amendments to First Lien Security Documents.

(a) If, at any time, the Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Collateral Agent for the benefit of each Class of First Lien Secured Parties upon such Shared Collateral will automatically be released and discharged;

provided that any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01(a) hereof.

(b) Each First Lien Secured Party agrees that the Collateral Agent may enter into any amendment (and, upon request by the Collateral Agent, each Authorized Representative shall sign a consent to such amendment) to any First Lien Security Document, so long as the Collateral Agent receives a certificate of Borrower stating that such amendment is permitted by the terms of each then extant Secured Credit Document.

(c) Each Authorized Representative agrees to execute and deliver (at the sole cost and expense of the Grantors) all such authorizations and other instruments as shall reasonably be requested by the Collateral Agent to evidence and confirm any release of Shared Collateral or amendment to any First Lien Security Document provided for in this Section.

SECTION 2.05 Certain Agreements With Respect to Bankruptcy or Insolvency Proceedings.

(a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding, including any proceeding under the Bankruptcy Code or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law by or against Borrower or any of its subsidiaries. Without limiting the generality of the foregoing, it is acknowledged that this Agreement constitutes a “subordination agreement” within the scope of Section 510(a) of the Bankruptcy Code, including with respect to the priority of payment and other provisions of this Article 2, and all references to “Grantor” shall include any Grantor as debtor and debtor-in-possession (and any receiver, trustee, or other estate representative) for such Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

(b) If any Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or the use of cash collateral under Section 363 of the Bankruptcy Code, each First Lien Secured Party agrees that it will raise no objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless any Controlling Secured Party shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of cash collateral (and, so long as no Controlling Secured Party shall have opposed or objected to such DIP Financing or such DIP Financing Liens or use of cash collateral, (i) to the extent that such DIP Financing Liens, any adequate protection liens, or “carve out” in favor of fees and expenses of professionals retained by the debtor(s) or creditors’ committee and fees owing to the United States Trustee, as agreed to by the Controlling Secured Party, are senior to the Liens on any such Shared Collateral, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Class or Classes of First Lien Secured Parties for which a Controlling Secured Party acts as an Authorized Representative (other than any Liens of any First Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the Collateral Agent and the First Lien Secured Parties of each Class retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-a-vis all the other First Lien Secured Parties (other than any Liens of the First Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the Collateral Agent and the First Lien Secured Parties of each Class are granted, as adequate protection or otherwise, Liens on any additional or replacement collateral pledged to any First Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-a-vis the First Lien Secured Parties as set forth in this Agreement, (C) if any amount of such DIP Financing or cash collateral is applied to repay outstanding principal of any of the First Lien Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) all First Lien Secured Parties are granted adequate protection, and to the extent such parties receive adequate protection in the form of periodic payments of principal or claims in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection in the form of cash payments of principal is applied pursuant to Section 2.01(a) of this Agreement and such adequate protection in the form of claims shall be of the same priority as set forth in Section 2.01(c), but subject to Section 2.01(a); provided that the First Lien Secured Parties of each Class shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First Lien Secured Parties of such Class or its Authorized Representative that shall not constitute Shared Collateral; and provided, further, that all First Lien Secured Parties receiving adequate protection shall not object to (or support any other party in objecting to) any other First Lien Secured Party receiving adequate protection comparable to any adequate protection of any kind or type (including Liens, claims or cash payments) granted to such First Lien Secured Parties in connection with a DIP Financing or use of cash collateral, it being understood that such adequate protection in the form of cash payments of principal shall be subject to Section 2.01(a) and such adequate protection in the form of Liens or claims shall be of the same priority as set forth in Section 2.01(c), but subject to Section 2.01(a); provided, further that the foregoing shall not prohibit the Additional Authorized Representative or each Additional First Lien Secured Party from objecting to (i) any provisions in any DIP Financing relating to, describing, or requiring any provision or content of a plan of reorganization other than any provisions requiring that the DIP Financing be paid in full in cash; (ii) any ancillary agreements or arrangements regarding the use of cash collateral or the DIP Financing that are materially adverse to the Additional First Lien Secured Parties and contravene the terms of this Agreement in any material respect; (iii) the interest rate, fees, or advance rates of any such DIP Financing that the Additional Authorized Representative or each Additional First Lien Secured Party determines in good faith as not being commercially reasonable under the circumstances; or (iv) any provisions in any DIP Financing expressly requiring the liquidation of the Shared Collateral prior to a default under the cash collateral order or DIP Financing documentation.

(c) Until the Discharge of Revolving Obligations has occurred, the Additional Authorized Representative and each Additional First Lien Secured Party, agrees that none of them shall seek (or support any other Person seeking) relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Shared Collateral, without the prior written consent of the Revolving Agent.

(d) Notwithstanding anything to the contrary in this Agreement, the Additional Authorized Representative and any Additional First Lien Secured Party may:

(1) file a claim or statement of interest with respect to the Additional First Lien Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor;

(2) take any action (not adverse to the priority status of the Liens of the Revolving Agent or the Revolving Secured Parties on the Shared Collateral, or the rights of the Revolving Agent or the Revolving Secured Parties to exercise remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Shared Collateral;

(3) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the Liens or claims of the Additional First Lien Secured Parties, including any claims secured by the Shared Collateral, if any, in each case in accordance with the terms of this Agreement;

(4) file any pleadings, objections, motions or agreements which assert rights or interests that are available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case not inconsistent with the terms of this Agreement; and

(5) vote on any plan of reorganization, file any proof of claim, make other filings and make any arguments and motions that are, in each case, in accordance with the terms of this Agreement, with respect to the Additional First Lien Obligations.

SECTION 2.06 Reinstatement. In the event that any of the First Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference under the Bankruptcy Code, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article 2 shall be fully applicable thereto until all such First Lien Obligations shall again have been paid in full in cash.

SECTION 2.07 Insurance. As among the First Lien Secured Parties, the Collateral Agent, acting at the written direction of a Controlling Secured Party, shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08 Refinancings. The First Lien Obligations of any Class may be Refinanced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Secured Credit Document) of any First Lien Secured Party of any other Class, all without affecting the priorities provided for herein or the other provisions hereof; provided that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed an Additional First Lien

Joinder Agreement on behalf of the holders of such Refinancing indebtedness and the Borrower shall have provided an Officer’s Certificate to each Authorized Representative and the Collateral Agent certifying that such Refinancing is permitted under each Secured Credit Document.

SECTION 2.09 Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a) The Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09. Pending delivery to the Collateral Agent as soon as practicable after receipt thereof, each Authorized Representative agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(b) The duties or responsibilities of the Collateral Agent and each Authorized Representative under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First Lien Secured Party for purposes of perfecting the Lien held by such First Lien Secured Parties therein.

SECTION 2.10 Separate Grants of Security and Separate Classification.

(a) It is acknowledged and agreed that:

(i) with respect to any Insolvency or Liquidation Proceeding, the grant of Liens to secure the Revolving Obligations shall be deemed to constitute a separate and distinct grant of Liens from any Liens granted to secure any other First Lien Obligations; and

(ii) because of, among other things, their differing rights in the Collateral, the Revolving Obligations are fundamentally different from any and all other First Lien Obligations of any other Class and must be separately classified in any plan of reorganization (any “Plan of Reorganization”), liquidation, arrangement, or composition proposed or confirmed in an Insolvency or Liquidation Proceeding and the First Lien Obligations of any Class must be separately classified in any such plan from the First Lien Obligations of any other Class.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that, contrary to the intention of the parties, the Revolving Obligations in respect of the Shared Collateral should be permitted to be classified with the First Lien Obligations of one or more Classes in any such plan, then subject to (and without limiting the generality of) Sections 2.01 and 2.03, all distributions from the Shared Collateral shall be made as if there were separate classes of secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all First Lien Obligations other than the Revolving Obligations), the holders of Revolving Obligations shall be entitled to receive, in addition to amounts distributed to them from, or in respect of, the Collateral in respect of principal, pre-petition interest, and other claims, all amounts owing in respect of post-petition interest, fees, costs, expenses, premiums and other charges, whether or not allowed or allowable in any Insolvency or Liquidation Proceeding before any distribution is made from the Shared Collateral in respect of or by virtue of any other First Lien Obligations, with the holders of any other First Lien Obligations hereby acknowledging and agreeing to turn over to the Revolving Secured Parties any amount otherwise received or receivable by them from the Shared Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the other First Lien Secured Parties.

(b) Each Additional First Lien Secured Party (whether in the capacity of a secured creditor or an unsecured creditor) shall not propose, vote in favor of, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Revolving Agent or to the extent any such plan is proposed or supported by the number of Revolving Secured Parties required under Section 1126(d) of the Bankruptcy Code.

SECTION 2.11 Adequate Protection. Each Additional First Lien Secured Party shall be deemed to have agreed that the Collateral Agent shall be entitled to seek or request (and to have waived any right to object to or otherwise oppose the Collateral Agent’s seeking or requesting), and the Collateral Agent (upon the direction of the Controlling Secured Party) shall seek or request, adequate protection in any Insolvency or Liquidation Proceeding of the interest of the Revolving Secured Parties in the Shared Collateral, regardless of the form of any such adequate protection. If any such adequate protection shall be in the form of cash payments of principal, such cash payment shall be deemed to be distributed and may be applied as if such cash payments were distributed pursuant to Section 2.01(a). If any such adequate protection is in the form of additional Liens on Shared Collateral or claims, such Liens or claims shall be of the same priority as set forth in Section 2.01(c), but subject to Section 2.01(a). Prior to the discharge of the Revolving Obligations, where the Controlling Secured Party has directed the Collateral Agent to seek adequate protection on behalf of the Revolving Secured Parties, and only in such instance (except as may otherwise be consented to by the Controlling Secured Party, or as otherwise set forth in Section 2.05(b) of this Agreement), Additional First Lien Secured Parties may seek or receive adequate protection, it being understood that, if granted, such adequate protection in the form of cash payments of principal shall be subject to Section 2.01(a) and such adequate protection in the form of Liens or claims shall be of the same priority as set forth in Section 2.01(c), but subject to Section 2.01(a). If, notwithstanding any provision of this Agreement to the contrary, any Additional First Lien Secured Parties should be granted, for any reason whatsoever, in any Insolvency or Liquidation Proceeding any form of adequate protection, any such adequate protection consisting of cash payments of principal shall be deemed to constitute Shared Collateral and shall be distributed and applied as if distributed pursuant to Section 2.01(a) until the Discharge of Revolving Obligations, and such adequate protection in the form of Liens shall be deemed to be granted on Shared Collateral, subject to Section 2.01(a).

SECTION 2.12 Post-Petition Interest. Each Additional First Lien Secured Party shall be deemed to have agreed that the Collateral Agent shall be entitled to seek or request (and to have waived any right to object to or otherwise oppose the Collateral Agent’s seeking or requesting), and the Collateral Agent (upon the direction of the Controlling Secured Party) shall seek or request, the allowance and/or current payment (including in the form of adequate protection payments) in any Insolvency or Liquidation Proceeding of Revolving Obligations consisting of post-petition interest, fees, or expenses to the extent of value of any First Lien Obligations, without regard to the existence of the Liens of any of the Additional First Lien Secured Parties (or the Liens held by the Collateral Agent on their behalf) on the Shared Collateral and with such value to be determined specifically without regard to the existence of the Liens of any of the Additional First Lien Secured Parties on the Shared Collateral. Where the Controlling Secured Party has directed the Collateral Agent to seek or request the allowance and/or current payment of Revolving Obligations consisting of post-petition interest, fees, or expenses to the extent of value of any First Lien Obligations in any Insolvency or Liquidation Proceeding, in the manner set forth in this Section 2.12, the Collateral Agent may also request the allowance and/or current payment of Additional First Lien Obligations consisting of post-petition interest, fees, or expenses to the extent of value of any First Lien Obligations (with regard to the amount of the Revolving Obligations), subject in all respects to the other provisions of this Agreement, including the provisions of the preceding sentence of this Section 2.12 and the provisions of Section 2.01(a) and Section 2.11.

SECTION 2.13 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a Plan of Reorganization or similar dispositive restructuring plan, both on account of Revolving Obligations and on account of other First Lien Obligations, then, to the extent the debt obligations distributed on account of the Revolving Obligations and on account of the other First Lien Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

ARTICLE 3

EXISTENCE AND AMOUNTS OF LIENS AND OBLIGATIONS

Whenever the Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Obligations of any Class, or the Shared Collateral subject to any Lien securing the First Lien Obligations of any Class, it may request that such information be furnished to it in writing by each Authorized Representative and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if an Authorized Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of a Grantor. The Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First Lien Secured Party or any other person as a result of such determination.

ARTICLE 4

ADDITIONAL FIRST LIEN OBLIGATIONS

Borrower may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, designate additional Indebtedness and related obligations that are, or are to be, secured by Liens on any assets of any of the Grantors that would, if such Liens were granted, constitute Shared Collateral as Additional First Lien Obligations by delivering to the Collateral Agent and each Authorized Representative a certificate of a Responsible Officer of Borrower:

(a) describing the Indebtedness and other obligations being designated as Additional First Lien Obligations, and including a statement of the maximum aggregate outstanding principal amount of such Indebtedness as of the date of such certificate;

(b) setting forth the Additional First Lien Agreement under which such Additional First Lien Obligations are issued or incurred and attaching copies of such Additional First Lien Agreement as each Grantor has executed and delivered to the person (the “Additional Authorized Representative”) that serves as the Authorized Representative with respect to such Additional First Lien Obligations on the closing date of such Additional First Lien Obligations, certified as being true and complete by an Authorized Officer of the Borrower;

(c) identifying the Additional Authorized Representative and confirming that the Collateral Agent will serve as collateral agent with respect to such Additional First Lien Obligations; provided that if any Authorized Representative holds any Collateral directly for any Class of First Lien Obligations, such Additional Authorized Representative may hold Collateral for such Additional First Lien Obligations;

(d) certifying that the incurrence of such Additional First Lien Obligations, the creation of the Liens securing such Additional First Lien Obligations and the designation of such Additional First Lien Obligations as “Additional First Lien Obligations” hereunder do not violate or result in a default under any provision of any Secured Credit Document of any Class in effect at such time;

(e) certifying that (A) the Additional First Lien Agreement provides that all powers, rights and remedies under the Security Agreement with respect to Shared Collateral may be exercised solely by the Collateral Agent in accordance with the terms thereof, and that no other First Lien Secured Party of the applicable Class shall have any right individually to realize upon any of the Liens on Shared Collateral granted thereunder to secure First Lien Obligations, (B) the Additional First Lien Agreement authorizes the Additional Authorized Representative to become a party hereto by executing and delivering an Additional First Lien Joinder Agreement and (C) the Additional First Lien Agreement provides that upon such execution and delivery, such Additional First Lien Obligations and the holders thereof shall become subject to and bound by the provisions of this Agreement; and

(f) attaching a fully completed Additional First Lien Joinder Agreement executed and delivered by the Additional Authorized Representative.

Upon the delivery of such certificate and the related attachments as provided above, the obligations designated in such notice shall become Additional First Lien Obligations for all purposes of this Agreement.

ARTICLE 5

MISCELLANEOUS

SECTION 5.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)	if to the Collateral Agent, to it at:

JPMorgan Chase Bank, N.A
383 Madison Avenue, Floor 24
New York, New York 10179
Attention: Mohammad Hasan
Facsimile: (646) 534-0574
mohammad.s.hasan@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attention: Lydia Gomez
Facsimile: (713) 750-2223
Email: lydia.x.gomez@jpmchase.com

(b)	if to the Revolving Agent, to it at:

JPMorgan Chase Bank, N.A.
383 Madison Avenue, Floor 24
New York, New York 10179
Attention: Mohammad Hasan
Facsimile: (646) 534-0574
mohammad.s.hasan@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, N.A.

1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attention: Lydia Gomez
Facsimile: (713) 750-2223
Email: lydia.x.gomez@jpmchase.com

(c)    if to the Term Loan Agent, to it at:
         JPMorgan Chase Bank, N.A.
         383 Madison Avenue, Floor 24
         New York, New York 10179
         Attention: Mohammad Hasan
         Facsimile: (646) 534-0574
mohammad.s.hasan@jpmorgan.com	JPMorgan Chase Bank, N.A. 10 South Dearborn, Floor 19 Chicago, IL 60603-2003 Attention: James Imbeau Facsimile: (312) 325-5055 james.l.imbeau@chase.com with a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin Street, Floor 10
Houston, TX 77002-6925
Attention: Lydia Gomez
Facsimile: (713) 750-2223
Email: lydia.x.gomez@jpmchase.com

(d) if to any other Additional Authorized Representative, to it at the address set forth in the applicable Additional First Lien Joinder Agreement; and

(e)	if to Borrower or any other Grantor, to it at:

Revel AC, Inc. 500
Boardwalk Atlantic City, New Jersey
08401 Attention: Kevin G. DeSanctis
Facsimile No.: 609-568-9317
Email: kevin@revelentertainment.com

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, 34th Floor
Los Angeles, California 90071
Attention: David Reamer, Esq.
Facsimile: 213-621-5052
Email: david.reamer@skadden.com

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 5.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 5.01. As agreed to in writing among the Collateral Agent and each Authorized Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02 Waivers; Amendment; Additional First Lien Joinder Agreements.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by (i) each Authorized Representative and the Collateral Agent and (ii) except (A) during the pendency of any Insolvency or Liquidation Proceeding or (B) during the continuance of an Event of Default and the maturity of any Class of First Lien Obligations has been accelerated, each Grantor (such consents not to be unreasonably withheld).

(c) Notwithstanding the foregoing, without the consent of any First Lien Secured Party, any Authorized Representative may become a party hereto by execution and delivery of Additional First Lien Joinder Agreement and upon such execution and delivery, such Authorized Representative and the Additional First Lien Secured Parties and Additional First Lien Obligations of the Class for which such Authorized Representative is acting shall be subject to the terms hereof and the terms of the other First Lien Security Documents applicable thereto.

SECTION 5.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement

SECTION 5.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 5.07 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 5.08 Submission To Jurisdiction. All judicial proceedings brought against any party arising out of or relating hereto may be brought in any state or federal court of competent jurisdiction in the state, county and city of new york. by executing and delivering this agreement, each party, for itself, in connection with its properties and on behalf of the respective secured parties it represents, irrevocably (a) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to the applicable party at its address provided in accordance with section 5.01; and (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect.

SECTION 5.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO, FOR ITSELF AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, HEREBY AGREES TO WAIVE ITS AND THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT

REPRESENTS, ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO, FOR ITSELF AND ON BEHALF OF THE RESPECTIVE SECURED PARTIES IT REPRESENTS, FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.7(b) AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

SECTION 5.10 Headings. Article, Section and Annex headings are included herein for convenience of reference only and shall not constitute part of this Agreement for any other purpose or be given any substantive effect.

SECTION 5.11 Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the other Secured Credit Documents or First Lien Security Documents, the provisions of this Agreement shall control.

SECTION 5.12 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Secured Parties in relation to one another. None of Borrower, any other Grantor or any other creditor thereof shall have any rights hereunder, except with respect to the provisions hereof permitting Refinancings or Additional First Lien Obligations, which provisions may not be modified without the consent of the Borrower and the other Grantors. Nothing in this Agreement is intended to or shall impair the obligations of Borrower or any other Grantor, which are absolute and unconditional, to pay the First Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13 Conditions of Effectiveness. The effectiveness of this Agreement is subject to the Collateral Agent’s receipt of executed counterparts of this Agreement by the Collateral Agent, the Revolving Agent, the Term Loan Agent and each Grantor.

SECTION 5.14 Additional Grantors. In the event any Subsidiary of Borrower shall have granted a Lien on any of its assets to secure any First Lien Obligations, Borrower shall cause such Subsidiary, if not already a party hereto, to become a party hereto as a “Grantor.” Upon the execution and delivery by any Subsidiary of a Grantor Joinder Agreement, any such Subsidiary shall become a party hereto and a Grantor hereunder with the same force and effect as if originally named as such herein. The execution and delivery of any such instrument shall not require the consent of any other party hereto. The rights and obligations of each party hereto shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.15 Integration. This Agreement together with the other Secured Credit Documents and the First Lien Security Documents represents the agreement of each of the Grantors, the Collateral Agent and the First Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Collateral Agent, any or any other First Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents or the First Lien Security Documents.

SECTION 5.16 Capacity of Term Loan Agent; Capacity of Revolving Agent. The Term Loan Agent is entering into this Agreement solely in its capacities as administrative agent and collateral agent under the Term Loan Credit Agreement and, in acting hereunder, shall be entitled to all of the benefits, rights and immunities of the administrative agent and the collateral agent under the Term Loan Credit Agreement. The Revolving Agent is entering into this Agreement solely in its capacities as administrative agent and collateral agent under the Revolving Credit Agreement and, in acting hereunder, shall be entitled to all of the benefits, rights and immunities of the administrative agent and the collateral agent under the Revolving Credit Agreement.

SECTION 5.17 Appointment of Collateral Agent. The Term Loan Agent, on behalf of each of the Term Loan Secured Parties, hereby appoints JPMorgan Chase Bank, N.A., to act on its behalf as Collateral Agent hereunder for the benefit of the First Lien Secured Parties with respect to the Collateral provided for under the First Lien Security Documents (other than the mortgages entered into by the Grantors on or prior to the date hereof in favor of the Term Loan Agent) and authorizes the Collateral Agent to take such actions on behalf of the Term Loan Secured Parties and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Revolving Agent, on behalf of each of the Revolving Secured Parties, hereby appoints JPMorgan Chase Bank, N.A., to act on its behalf as Collateral Agent hereunder for the benefit of the First Lien Secured Parties with respect to the Collateral provided for under the First Lien Security Documents (other than the mortgages entered into by the Grantors on or prior to the date hereof in favor of the Revolving Agent) and authorizes the Collateral Agent to take such actions on behalf of the Revolving Secured Parties and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Additional Authorized Representative, on behalf of each holder of Additional First Lien Obligations that such Additional Authorized Representative is acting for, hereby (through the execution of an Additional First Lien Joinder Agreement) appoints JPMorgan Chase Bank, N.A., to act on its behalf as Collateral Agent hereunder for the benefit of such holders of Additional First Lien Obligations with respect to the Collateral provided for under the First Lien Security Documents (other than the mortgages entered into by the Grantors in favor of such Additional Authorized Representative) and authorizes the Collateral Agent to take such actions on behalf of such holders of Additional First Lien Obligations and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Such appointment of the Collateral Agent shall not impair any Liens otherwise granted on Shared Collateral in favor of an Authorized Representative other than the Collateral Agent.

SECTION 5.18 Specific Performance. Each Authorized Representative may demand specific performance of this Agreement. The Revolving Agent, on behalf of itself and the Revolving Secured Parties, the Term Loan Agent, on behalf of itself and the Term Loan Secured Parties and each other Additional Authorized Representative, on behalf of itself and the Class of Additional First Lien Obligations represented by such other Additional Authorized Representative, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the Revolving Agent, the Term Loan Agent or the other Additional Authorized Representative, as the case may be.

SECTION 5.19 Further Assurances. Each of the Collateral Agent, the Revolving Agent (for itself and on behalf of the Revolving Secured Parties), the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), each additional Authorized Representative (for itself and on behalf of the Additional First Lien Secured Parties of the applicable Class), Borrower and each other Grantor agrees that (i) each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Revolving Agent, the Term Loan Agent or the applicable Authorized Representative may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement, and (ii) the Collateral Agent the Revolving Agent and the Term Loan Agent are authorized to execute and record the Memorandum of First Lien Intercreditor Agreement substantially in the form of Annex C hereto.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Mohammad S Hasan
Name: Mohammad S Hasan Title: Vice President

JPMORGAN CHASE BANK, N.A., as Revolving Agent

By:	/s/ Mohammad S Hasan
Name: Mohammad S Hasan Title: Vice President

JPMORGAN CHASE BANK, N.A., as Term Loan Agent

By:	/s/ Mohammad S Hasan
Name: Mohammad S Hasan Title: Vice President

Acknowledged by:

REVEL AC, INC. as Grantor

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL AC, LLC, as Grantor

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ATLANTIC CITY, LLC, as Grantor

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ENTERTAINMENT GROUP, LLC, as Grantor

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

NB ACQUISITION LLC, as Grantor

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

Annex A

[FORM OF] GRANTOR JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[ ] (the “Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of May 3, 2012 (the “Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Revolving Secured Parties (in such capacities and together with its successors in such capacities, the “Revolving Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Term Loan Secured Parties (in such capacities and together with its successors in such capacities, the “Term Loan Agent”), each Additional Authorized Representative from time to time party thereto for the Additional First Lien Secured Parties of the Class with respect to which it is acting in such capacity, REVEL AC, INC., a Delaware corporation (together with its successors and assigns, “Borrower”), and each Subsidiary of Borrower party thereto (together with Borrower and any other person agreeing to be bound thereby as a “Grantor” and their respective successors and assigns are collectively referred to herein as the “Grantors”).

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. [ ], a Subsidiary of Borrower (the “Additional Grantor”), has granted a Lien on all or a portion of its assets to secure First Lien Obligations and such Additional Grantor is not a party to the Intercreditor Agreement.

C. The Additional Grantor wishes to become a party to the Intercreditor Agreement and to acquire and undertake the rights and obligations of a Grantor thereunder. The Additional Grantor is entering into this Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become a Grantor thereunder.

Accordingly, the Additional Grantor agrees as follows, for the benefit of the Collateral Agent, the other Grantors and each other party to the Intercreditor Agreement:

SECTION 1. Accession to the Intercreditor Agreement. In accordance with Section 5.14 of the Intercreditor Agreement, the Additional Grantor (a) hereby accedes and becomes a party to the Intercreditor Agreement as a Grantor with the same force and effect as if originally named therein as a Grantor, (b) agrees to all the terms and provisions of the Intercreditor Agreement and (c) shall have all the rights and obligations of a Grantor under the Intercreditor Agreement.

SECTION 2. Representations, Warranties and Acknowledgement of the Additional Grantor. The Additional Grantor represents and warrants to the Collateral Agent and each First Lien Secured Party that this Joinder Agreement has been duly authorized, executed and delivered by such Additional Grantor and constitutes the legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable Gaming Laws and applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3. Counterparts. This Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Joinder Agreement.

SECTION 4. Conditions to Effectiveness. This Joinder Agreement shall become effective when the Collateral Agent shall have received a counterpart of this Joinder Agreement that bears the signature of the Additional Grantor.

SECTION 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 6. Governing Law. THIS JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. Severability. In case any one or more of the provisions contained in this Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement.

SECTION 9. Expenses. The Additional Grantor agrees to reimburse each of the Collateral Agent, the Revolving Agent and the Term Loan Agent for its reasonable out-of-pocket fees, costs and expenses in connection with this Joinder Agreement, including the reasonable fees, costs, expenses and other charges and disbursements of counsel for each of the Collateral Agent, the Revolving Agent and the Term Loan Agent.

IN WITNESS WHEREOF, the Additional Grantor has duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF SUBSIDIARY],

By:
Name: Title:

Acknowledged by: JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Revolving Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Term Loan Agent

By:
Name: Title:

[EACH OTHER ADDITIONAL AUTHORIZED REPRESENTATIVE], as Additional Authorized Representative

By:
Name: Title:

Acknowledged by: REVEL AC, INC.

By:
Name: Title:

[ADDITIONAL EXISTING GRANTORS]

By:
Name: Title:

Annex B

[FORM OF] ADDITIONAL FIRST LIEN JOINDER AGREEMENT NO. [ ] dated as of [ ], 20[ ] (the “Additional First Lien Joinder Agreement”) to the FIRST LIEN INTERCREDITOR AGREEMENT dated as of May 3, 2012 (the “Intercreditor Agreement”), among JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Revolving Secured Parties (in such capacities and together with its successors in such capacities, the “Revolving Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Term Loan Secured Parties (in such capacities and together with its successors in such capacities, the “Term Loan Agent”), each Additional Authorized Representative from time to time party thereto for the Additional First Lien Secured Parties of the Class with respect to which it is acting in such capacity, REVEL AC, INC., a Delaware corporation (together with its successors and assigns, “Borrower”), and each Subsidiary of Borrower party thereto (together with Borrower and any other person agreeing to be bound thereby as a “Grantor” and their respective successors and assigns are collectively referred to herein as the “Grantors”).

A. Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B. Borrower proposes to issue or incur [describe Indebtedness to be incurred] (the “New Additional First Lien Obligations”) and the person identified in the signature pages hereto as the “Additional Authorized Representative” (the “Additional Authorized Representative”) will serve as the administrative agent, trustee or a similar representative for the holders of the New Additional First Lien Obligations. The New Additional First Lien Obligations are being designated as such by the Grantors in accordance with Article 4 of the Intercreditor Agreement.

C. The Additional Authorized Representative wishes to become a party to the Intercreditor Agreement and to acquire and undertake, for itself and on behalf of the Additional First Lien Secured Parties holding New Additional First Lien Obligations, the rights and obligations of an “Additional Authorized Representative” thereunder. The Additional Authorized Representative is entering into this Additional First Lien Joinder Agreement in accordance with the provisions of the Intercreditor Agreement in order to become an Additional Authorized Representative thereunder.

Accordingly, the Additional Authorized Representative and each Grantor agree as follows, for the benefit of the Additional Authorized Representative, the Grantors and each other party to the Intercreditor Agreement:

SECTION 1. Accession to the Intercreditor Agreement. The Additional Authorized Representative (a) hereby accedes and becomes a party to the Intercreditor Agreement as an Additional Authorized Representative for the Additional First Lien Secured Parties holding New Additional First Lien Obligations from time to time in respect of the New Additional First Lien

Obligations, (b) agrees, for itself and on behalf of the new Additional First Lien Secured Parties from time to time in respect of the Additional First Lien Obligations, to all the terms and provisions of the Intercreditor Agreement, (c) shall have all the rights and obligations of an Additional Authorized Representative under the Intercreditor Agreement and (d) hereby appoints the Collateral Agent as collateral agent for the Additional Authorized Representative and holders of New Additional First Lien Obligations.

SECTION 2. Representations, Warranties and Acknowledgement of the Additional Authorized Representative. The Additional Authorized Representative represents and warrants to the Collateral Agents and each First Lien Secured Party that (a) it has full power and authority to enter into this Additional First Lien Joinder Agreement, in its capacity as the Additional Authorized Representative, (b) this Additional First Lien Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Additional First Lien Joinder Agreement and (c) the Additional First Lien Agreement relating to the New Additional First Lien Obligations provides that, upon the Additional Authorized Representative’s entry into this Additional First Lien Joinder Agreement, the secured parties in respect of such New Additional First Lien Obligations will be subject to and bound by the provisions of the Intercreditor Agreement as Additional First Lien Secured Parties.

SECTION 3. Counterparts. This Additional First Lien Joinder Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Additional First Lien Joinder Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Additional First Lien Joinder Agreement.

SECTION 4. Conditions to Effectiveness. This Additional First Lien Joinder Agreement shall become effective when the Collateral Agent shall have received a counterpart of this Additional First Lien Joinder Agreement that bears the signature of the Additional Authorized Representative.

SECTION 5. Benefit of Agreement. The agreements set forth herein or undertaken pursuant hereto are for the benefit of, and may be enforced by, any party to the Intercreditor Agreement.

SECTION 6. Governing Law. THIS ADDITIONAL FIRST LIEN JOINDER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 7. Severability. In case any one or more of the provisions contained in this Additional First Lien Joinder Agreement should be held invalid, illegal or unenforceable in any respect, none of the parties hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the Intercreditor Agreement. All communications and notices hereunder to the Additional Authorized Representative shall be given to it at the address set forth under its signature hereto, which information supplements Section 5.01 of the Intercreditor Agreement.

SECTION 9. Expenses. The Grantors jointly and severally agree to reimburse each of the Collateral Agent, the Revolving Agent and the Term Loan Agent for its reasonable out-of-pocket expenses in connection with this Additional First Lien Joinder Agreement, including the reasonable fees, other charges and disbursements of counsel for each of the Collateral Agent, the Revolving Agent and the Term Loan Agent.

IN WITNESS WHEREOF, the Additional Authorized Representative has duly executed this Additional First Lien Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF ADDITIONAL AUTHORIZED REPRESENTATIVE], as Additional Authorized Representative

By:
Name: Title:

Address for notices:

attention of:
Telecopy:

Acknowledged by: JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Revolving Agent

By:
Name: Title:

JPMORGAN CHASE BANK, N.A., as Term Loan Agent

By:
Name: Title:

[EACH OTHER ADDITIONAL AUTHORIZED REPRESENTATIVE], as Additional Authorized Representative

By:
Name: Title:

Acknowledged by: REVEL AC, INC.

By:
Name: Title:

[ADDITIONAL GRANTORS]

By:
Name: Title:

Annex C

Memorandum of First Lien Intercreditor Agreement

[see attached]

C-1

Record and Return to:

Gibbons P.C.

One Gateway Center

Newark, New Jersey 07102-5310

Attention: Michael J. Lubben, Esq.

MEMORANDUM OF

FIRST LIEN INTERCREDITOR AGREEMENT

dated as of

May 3, 2012

among

JPMORGAN CHASE BANK, N.A.,

as Collateral Agent,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent under the Revolving Credit Agreement, and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent under the Term Loan Credit Agreement

MEMORANDUM OF FIRST LIEN INTERCREDITOR AGREEMENT

THIS MEMORANDUM OF FIRST LIEN INTERCREDITOR AGREEMENT (this “Memorandum”) made as of May 3, 2012, by and among JPMORGAN CHASE BANK, N.A., as collateral agent for the First Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Collateral Agent”), JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Revolving Secured Parties (in such capacities and together with its successors in such capacities, the “Revolving Agent”), and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for the Term Loan Secured Parties (in such capacities and together with its successors in such capacities, the “Term Loan Agent”).

RECITALS

A	The parties hereto are parties to a First Lien Intercreditor Agreement dated the date hereof among the Collateral Agent, the Revolving Agent, the Term Loan Agent, each Additional Authorized Representative from time to time party thereto for the Additional First Lien Secured Parties of the Class with respect to which it is acting in such capacity, Revel AC, Inc. (“Borrower”), and each subsidiary of Borrower party thereto (as the same may be amended from time to time, the “Intercreditor Agreement”).

B	The Term Loan Agent is the mortgagee under (i) a First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of February 17, 2011, covering premises located at Block 62, Lots 1 and 2, Atlantic City, New Jersey, and recorded in the County Clerk’s Office of Atlantic County on February 18, 2011 as instrument no. 2011011157, Book 13261; and (ii) a First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of February 17, 2011, covering premises located at Block 62, Lots 3.02, Atlantic City, New Jersey, and recorded in the County Clerk’s Office of Atlantic County on February 18, 2011 as instrument no. 2011011162, Book 13261; each of which is being supplemented pursuant to a certain Mortgage Supplement (the “Mortgage Supplement”) dated the date hereof and about to be recorded in the County Clerk’s Office of Atlantic County to reflect the extension of the Incremental Loan as defined therein; (collectively, as each of the same may be amended from time to time, the “Term Loan Mortgages”).

C	The Revolving Agent is the mortgagee under (i) a First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated as of the date hereof, covering premises located at Block 62, Lots 1 and 2, Atlantic City, New Jersey, and about to be recorded in the County Clerk’s Office of Atlantic County; and (ii) a First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing dated the date hereof, covering premises located at Block 62, Lots 3.02, Atlantic City, New Jersey, and about to be recorded in the County Clerk’s Office of Atlantic County (collectively, as the same may be amended from time to time, the “Revolving Loan Mortgages”).

1

D	The Collateral Agent, the Revolving Agent and the Term Loan Agent have agreed that notwithstanding the order of recordation of the Term Loan Mortgages and the Revolving Loan Mortgages, the priority of the mortgages with respect to each other is equal and ratable with each other.

E	The Collateral Agent, the Revolving Agent and the Term Loan Agent desire to set forth certain terms and provisions contained in the Intercreditor Agreement in this Memorandum for recording purposes.

NOW, THEREFORE, for and in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Collateral Agent, the Revolving Agent (for itself and on behalf of the Revolving Secured Parties), and the Term Loan Agent (for itself and on behalf of the Term Loan Secured Parties), agree as follows:

1. Capitalized terms used herein which are not otherwise defined shall have the respective meanings ascribed to them in the Intercreditor Agreement.

2. Pursuant to Section 5.19 of the Intercreditor Agreement, the parties to the Inter-creditor Agreement have authorized the parties hereto to execute and deliver this Memorandum.

3. Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any the Term Loan Mortgages and the Revolving Loan Mortgages, and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First Lien Obligations of any Class or any other circumstance whatsoever, each of the Collateral Agent, on behalf of each First Lien Secured Party, the Term Loan Agent, on behalf the Term Loan Secured Parties, and the Revolving Agent on behalf of the Revolving Secured Parties, hereby agrees that the Revolving Loan Mortgages are of equal priority and shall secure all First Lien Obligations on an equal and ratable basis, subject to the payment priorities set forth in Section 2.01(a) of the Intercreditor Agreement, with the Term Loan Mortgages.

4. Borrower may from time to time, subject to any limitations contained in any Secured Credit Documents in effect at such time, designate additional Indebtedness and related obligations that are, or are to be, secured by Liens on any assets of any of the Grantors that would, if such Liens were granted, constitute Shared Collateral as Additional First Lien Obligations by delivering to the Collateral Agent and each Authorized Representative a certificate of a Responsible Officer of Borrower in the form mandated by the Intercreditor Agreement. Upon the delivery of such certificate in the form mandated by the Intercreditor Agreement the obligations designated in such notice shall become Additional First Lien Obligations for all purposes of the Intercreditor Agreement

5. This Memorandum is entered into for recordation purposes only in order to memorialize the parties agreement with respect to the priority of the Term Loan Mortgages and the Revolving Loan Mortgages, and shall not be deemed in substitution of, to supercede, or in any way to modify, amend or supplement the Intercreditor Agreement and is subject to the terms, conditions and restrictions contained in the Intercreditor Agreement. This Memorandum is a short form memorandum of the Intercreditor Agreement, only. In the event of any conflict or inconsistency between the provisions of the Intercreditor Agreement and the provisions of this Memorandum, the provisions of the Intercreditor Agreement shall control.

[The remainder of this page intentionally blank, signature pages follow.]

3

IN WITNESS WHEREOF, the parties hereto have caused this Memorandum to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Collateral Agent

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan Title: Vice President

JPMORGAN CHASE BANK, N.A., as Revolving Agent

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan Title: Vice President

JPMORGAN CHASE BANK, N.A., as Term Loan Agent

By:	/s/ Mohammad Hasan
Name: Mohammad Hasan Title: Vice President

STATE OF New York	)
)SS:
COUNTY OF New York	)

On this, the 26 day of April, 2012, before me, the subscriber, personally appeared Mohammad Hasan, who I am satisfied is the person who executed the foregoing instrument as the Vice President of JPMORGAN CHASE BANK, N.A, the entity named in the foregoing instrument, and who acknowledged that he, in such capacity, being authorized to do so, executed the foregoing instrument as such entity’s voluntary act and deed for the purposes therein contained by signing on behalf of said entity.

/s/ Adrea S. Adams
Notary Public, State of New York Qualified in Bronx County

My commission expires: March 28, 2015

EXHIBIT G

[Form of]

INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

383 Madison Avenue

New York, New York 10179

Attention: Mohammad Hasan

[Date]

Re: Revel AC, Inc.

Ladies and Gentlemen:

This Interest Election Request is delivered to you pursuant to Section 2.09 of the Credit Agreement dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among REVEL AC, INC., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in Article I of the Credit Agreement), the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank.

Borrower hereby requests that on [                ]11 (the “Interest Election Date”),

1.	$[ ] of the presently outstanding principal amount of the Loans originally made on [ ],

2.	and all presently being maintained as [ABR Loans] [Eurodollar Loans],

3.	be [converted into] [continued as],

4.	[Eurodollar Loans having an Interest Period of [one/two/three/six months] [ABR Loans].

[signature page follows]

                                 11 Shall be a Business Day that is (a) the date hereof in the case of a conversion into ABR Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m., New York City time on the date hereof, otherwise the Business Day following the date of delivery hereof, and (b) three Business Days following the date hereof in the case of a conversion into/continuation of Eurodollar Loans to the extent this Interest Election Request is delivered to the Administrative Agent prior to 12:00 p.m. New York City time on the date hereof, otherwise the fourth Business Day following the date of delivery hereof, in each case.

G-1

Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

REVEL AC, INC.

By:
Name: Title:

G-2

EXHIBIT H-1

PERFECTION CERTIFICATE

May 3, 2012

Reference is hereby made to (i) that certain Security Agreement dated as of February 17, 2011 (the “Security Agreement”), among Revel AC, Inc., a Delaware corporation (“Borrower”), the Guarantors party thereto (collectively, the “Guarantors”) and JPMorgan Chase Bank, N.A., as collateral agent (in such capacity, the “Collateral Agent”), and (ii) that certain Credit Agreement dated as of May 3, 2012 (the “Credit Agreement”) among Borrower, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A, as Administrative Agent, Collateral Agent, Swingline Lender and Issuing Bank. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement.

As used herein, the term “Companies” means Borrower and each of the Guarantors.

The undersigned, Responsible Officers of the Companies, hereby certify solely in their capacities as officers of such entities and not in an individual capacity, as of the date hereof, to the Collateral Agent as follows:

1. Names.

(a) The exact legal name of each Company, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Company is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Company that is a registered organization, the Federal Taxpayer Identification Number of each Company and the jurisdiction of formation of each Company.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Company has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Company (other than the names listed in Section 1(b) above), or any other business or organization to which each Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Company has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Company is located at the address set forth in Schedule 2 hereto.

3. File Search Reports. File search reports have been obtained from each Uniform Commercial Code filing office (A) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1 and (B) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule 1(c). A true copy of each financing statement, including judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

4. UCC Filings. The financing statements, attached as Schedule 4 have been prepared for filing in the proper Uniform Commercial Code filing office in the jurisdictions identified in Schedule 5 hereof.

5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule of the appropriate filing offices for the financing statements attached hereto as Schedule 4.

6. Stock Ownership and Other Capital Stock. Attached hereto as Schedule 6 is a true and correct list of all of the issued and outstanding Capital Stock held of record and/or beneficially owned by each Company and its Subsidiaries. Also set forth in Schedule 6 is each equity investment of each Company that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such capital stock pledged under the Security Agreement.

7. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 7 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Company as of the date hereof, including all intercompany notes between or among any two or more Companies or any of their Subsidiaries, that are required to be pledged under the Security Agreement.

8. Intellectual Property. (a) Attached hereto as Schedule 8(a) in proper form for filing with the United States Patent and Trademark Office is a schedule setting forth all of each Company’s Patents and Trademarks (each as defined in the Security Agreement) (other than Excluded Property) applied for or registered with the United States Patent and Trademark Office or any similar offices in any other country, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark owned by each Company.

(b) Attached hereto as Schedule 8(b) in proper form for filing with the United States Copyright Office is a schedule setting forth all of each Company’s United States Copyrights (each as defined in the Security Agreement) subject to registration, and all other Copyrights subject to registration in any other country, including the name of the registered owner and the registration number of each such Copyright owned by each Company.

9. Commercial Tort Claims. Attached hereto as Schedule 9 is a true and correct list of all Commercial Tort Claims (as defined in the Security Agreement) held by each Company, including a brief description thereof, required to be pledged under the Security Agreement.

10. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 10 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts (each as defined in the Security Agreement) maintained by each Company, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account.

11. Letter-of-Credit Rights. Attached hereto as Schedule 11 is a true and correct list of all Letters of Credit issued in favor of each Company, as beneficiary thereunder.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first set forth above.

REVEL AC, INC.

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL AC, LLC

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ENTERTAINMENT GROUP, LLC

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

REVEL ATLANTIC CITY, LLC

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

NB ACQUISITION LLC

By:	/s/ Alan Greenstein
	Name:	Alan Greenstein
	Title:	Sr VP, CFO

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation
Revel AC, Inc.	Corporation	Yes	4937282	27-4853856	Delaware
Revel AC, LLC	Limited Liability Company	Yes	4864945	27-3514456	Delaware
Revel Atlantic City, LLC	Limited Liability Company	Yes	0600275009	20-5439513	New Jersey
Revel Entertainment Group, LLC	Limited Liability Company	Yes	0600335359	26-3742321	New Jersey
NB Acquisition LLC	Limited Liability Company	Yes	0600273853	20-5849387	New Jersey

Schedule 1(b)

Prior Organizational Names

Company/Subsidiary	Prior Name	Date of Change
Revel AC, LLC	Revel Acquisition, LLC	February 9, 2011
Revel Entertainment Group, LLC	Revel Entertainment, LLC (New Jersey) Revel Entertainment Group, LLC (Delaware)	February 17, 2011

Schedule 1(c)

Changes in Corporate Identity; Other Names

Company/Subsidiary	Corporate Name of Entity	Action	Date of Action	State of Formation	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years

Revel AC, LLC	Revel Acquisition, LLC	Certificate of Amendment to Certificate of Formation	February 9, 2011	Delaware	N/A

Revel Entertainment Group, LLC	Revel Entertainment, LLC	Merger	February 17, 2011	New Jersey	N/A

Revel Entertainment Group, LLC	Revel Entertainment Group, LLC	Merger	February 17, 2011	Delaware	N/A

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State
Revel AC, Inc.	500 Boardwalk Atlantic City, New Jersey 08401	Atlantic	New Jersey
Revel AC, LLC	500 Boardwalk Atlantic City, New Jersey 08401	Atlantic	New Jersey
Revel Atlantic City, LLC	500 Boardwalk Atlantic City, New Jersey 08401	Atlantic	New Jersey
Revel Entertainment Group, LLC	500 Boardwalk Atlantic City, New Jersey 08401	Atlantic	New Jersey
NB Acquisition LLC	500 Boardwalk Atlantic City, New Jersey 08401	Atlantic	New Jersey

Schedule 4

Copy of Financing Statements To Be Filed

See attached.

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy, Legal Assistant
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME Revel AC, Inc.				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS 500 Boardwalk	CITY Atlantic City	STATE NJ	POSTAL CODE 08401	COUNTRY USA
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION Corporation	1f. JURISDICTION OF ORGANIZATION Delaware	1g. ORGANIZATIONAL ID #, if any	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS 1111 Fannin St., 10th Floor	CITY Houston	STATE TX	POSTAL CODE 77002	COUNTRY USA

4. This FINANCING STATEMENT covers the following collateral:

All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

To be filed the Secretary of State of Delaware. [57320.0274] [01]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy, Legal Assistant
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: Revel AC, LLC

OR 1b. INDIVIDUAL'S LAST NAME | FIRST NAME | MIDDLE NAME | SUFFIX

1c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
500 Boardwalk	Atlantic City	NJ	08401	USA

1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
		LLC	Delaware	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME

OR 2b. INDIVIDUAL'S LAST NAME | FIRST NAME | MIDDLE NAME | SUFFIX

2c. MAILING ADDRESS | CITY | STATE | POSTAL CODE | COUNTRY

2d. SEE INSTRUCTIONS | ADD'L INFO RE ORGANIZATION DEBTOR | 2e. TYPE OF ORGANIZATION | 2f. JURISDICTION OF ORGANIZATION | 2g. ORGANIZATIONAL ID #, if any | ☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent

OR 3b. INDIVIDUAL'S LAST NAME | FIRST NAME | MIDDLE NAME | SUFFIX

3c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
1111 Fannin St., 10th Floor	Houston	TX	77002	USA

4. This FINANCING STATEMENT covers the following collateral:

All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

To be filed the Secretary of State of Delaware. [57320.0274] [02]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy, Legal Assistant
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME					
REVEL ATLANTIC CITY, LLC					
OR 1b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
500 Boardwalk		Atlantic City	NJ	08401	USA
1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any	
		LLC	New Jersey	0600275009	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	
					☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME					
JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent					
OR 3b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
1111 Fannin St., 10th Floor		Houston	TX	77002	USA

4. This FINANCING STATEMENT covers the following collateral:

All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

To be filed New Jersey Department of Treasury Commercial Recording. [57320.0274] [03]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy, Legal Assistant
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: Revel Entertainment Group, LLC				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS: 500 Boardwalk	CITY: Atlantic City	STATE: NJ	POSTAL CODE: 08401	COUNTRY: USA
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION: LLC	1f. JURISDICTION OF ORGANIZATION: New Jersey	1g. ORGANIZATIONAL ID #, if any: 0600335359	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS: 1111 Fannin St., 10th Floor	CITY: Houston	STATE: TX	POSTAL CODE: 77002	COUNTRY: USA

4. This FINANCING STATEMENT covers the following collateral:

All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

To be filed New Jersey Department of Treasury Commercial Recording. [57320.0274] [04]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER [optional]

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

James P. Murphy, Legal Assistant
Cahill Gordon & Reindel LLP
80 Pine Street
New York, NY 10005

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME NB ACQUISITION LLC				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS 500 Boardwalk	CITY Atlantic City	STATE NJ	POSTAL CODE 08401	COUNTRY USA
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR / 1e. TYPE OF ORGANIZATION LLC	1f. JURISDICTION OF ORGANIZATION New Jersey	1g. ORGANIZATIONAL ID #, if any 0600273853		☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR / 2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any		☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS 1111 Fannin St., 10th Floor	CITY Houston	STATE TX	POSTAL CODE 77002	COUNTRY USA

4. This FINANCING STATEMENT covers the following collateral:

All assets now owned or hereafter acquired by Debtor or in which Debtor otherwise has rights and all proceeds thereof.

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable] 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

To be filed New Jersey Department of Treasury Commercial Recording. [57320.0274] [05]

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

Schedule 5

Filings/Filing Offices

Entity	Jurisdictions

Revel AC, Inc.	Delaware Secretary of Sate

Revel AC, LLC	Delaware Secretary of Sate

Revel Atlantic City, LLC	New Jersey Department of Treasury Commercial Recording

Revel Entertainment Group, LLC	New Jersey Department of Treasury Commercial Recording

NB Acquisition LLC	New Jersey Department of Treasury Commercial Recording

Schedule 6

Capital Stock

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged
Revel AC, LLC	Revel AC, Inc.	N/A	100% interest	100%
Revel Atlantic City, LLC	Revel AC, LLC	N/A	100% interest	100%
Revel Entertainment Group, LLC	Revel AC, LLC	N/A	100% interest	100%
NB Acquisition LLC	Revel Entertainment Group, LLC	N/A	100% interest	100%
SI LLC	NB Acquisition LLC	N/A	100% interest	100%
Block 73, LLC	NB Acquisition LLC	N/A	50% interest	50%

Schedule 7

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

Pledgor	Debt Issuer	Principal Amount	Description of Debt	Date of Issuance	Maturity Date

Revel AC, Inc., Revel AC, LLC, Revel Entertainment Group, LLC, Revel Atlantic City, LLC and NB Acquisition LLC	Revel AC, Inc., Revel AC, LLC, Revel Entertainment Group, LLC, Revel Atlantic City, LLC and NB Acquisition LLC	Variable	Intercompany Note	February 17, 2011	N/A

2.	Chattel Paper:

None.

Schedule 8(a)

Patents and Trademarks

None.

Schedule 8(b)

Copyrights

None.

Schedule 9

Commercial Tort Claims

None.

Schedule 10

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers
Revel Entertainment	Bank Proceeds	JPMorgan Chase
Group, LLC		Bank, N.A.
Revel Entertainment	Company Funds	JPMorgan Chase
Group, LLC		Bank, N.A.
Revel Entertainment	Construction	JPMorgan Chase
Group, LLC	Disbursement	Bank, N.A.
Revel Entertainment	Interest Reserve	JPMorgan Chase
Group, LLC		Bank, N.A.
Revel Entertainment	Mezz Proceeds	JPMorgan Chase
Group, LLC		Bank, N.A.
Revel Entertainment	Cash Management Ac-	JPMorgan Chase
Group, LLC	count	Bank, N.A.
Revel Entertainment Group, LLC	Cash Management Ac count	TD Bank
Revel Entertainment	Collateral Account	TD Bank
Group, LLC
Revel Entertainment	General Lien Proceeds	TD Bank
Group, LLC	Account
Revel Entertainment	Concentration Account	TD Bank
Group, LLC
Revel Entertainment	Hotel Depository	TD Bank
Group, LLC
Revel Entertainment	Credit Card Depository	TD Bank
Group, LLC	American Express
Revel Entertainment	Credit Card Other	TD Bank
Group, LLC
Revel Entertainment	Operating Account #1	TD Bank
Group, LLC
Revel Entertainment	Operating Account #2	TD Bank
Group, LLC
Revel Entertainment	Payroll Account	TD Bank
Group, LLC
Revel Entertainment	Casino Depository	TD Bank
Group, LLC
Revel Entertainment	Cage Account	TD Bank
Group, LLC
Revel Entertainment	Casino Return	TD Bank
Group, LLC
Revel Entertainment	Dealer Toke Account	TD Bank
Group, LLC
Revel Entertainment	Customer Wire Account	TD Bank
Group, LLC

Securities Accounts

None.

Commodity Accounts

None.

Schedule 11

Letter of Credit Rights

None.

EXHIBIT H-2

[Form of]

PERFECTION CERTIFICATE SUPPLEMENT

Not Applicable

H-2-1

EXHIBIT I

[Form of]

REVOLVING NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, REVEL AC, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of [                ] (the “Lender”) on the Revolving Commitment Termination Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                  DOLLARS ($                ) and (b) the aggregate unpaid principal amount of all Revolving Loans of the Lender outstanding under the Credit Agreement referred to below. Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time from the date hereof at the rates, and on the dates, specified in Section 2.07 of such Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.09 of the Credit Agreement and the principal amount subject thereto; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), collateral agent for the Secured Parties, swingline lender and issuing bank is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

REVEL AC, INC., as Borrower

By:
Name: Title:

EXHIBIT J

[Form of]

SWINGLINE NOTE

New York, New York

[Date]

FOR VALUE RECEIVED, the undersigned, [                    ], a [jurisdiction] [type of entity] (“Borrower”), hereby promises to pay to the order of

[] (the “Lender”) on the Revolving Commitment termination Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a)                          ($                         ) and (b) the aggregate unpaid principal amount of all Swingline Loans made by Lender to the undersigned pursuant to Section 2.17 of the Credit Agreement referred to below. Borrower further agrees to pay interest on the unpaid principal amount hereof in like money from time to time from the date hereof at the rates and on the dates specified in Section 2.07 of the Credit Agreement.

The holder of this Note may endorse and attach a schedule to reflect the date, the amount of each Swingline Loan and the date and amount of each payment or prepayment of principal thereof; provided that the failure of Lender to make such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.

This Note is a Swingline Note referred to in the Credit Agreement, dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Holdings, the Subsidiary Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, “Administrative Agent”), collateral agent for the Secured Parties, swingline lender and issuing bank, is subject to the provisions thereof and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein which are defined in the Credit Agreement shall have such defined meanings unless otherwise defined herein or unless the context otherwise requires.

This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions upon which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER

MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Signature Page Follows]

REVEL AC, INC., as Borrower

By:
Name: Title:

EXHIBIT K

[Form of]

UNITED STATES TAX COMPLIANCE CERTIFICATE

Reference is made to the Credit Agreement dated as of May 3, 2012 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Revel AC, Inc., a Delaware corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein having the meaning given it in the Credit Agreement), the Lenders, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank, and the other agents party thereto.

The undersigned is not (i) a bank (as such term is used in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”)), (ii) a “10 percent shareholder” of Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code. No payments in connection with the Loan Documents are effectively connected with the conduct of a U.S. trade or business by the undersigned.

[NAME OF LENDER]

By:
Name: Title:

[ADDRESS]

Dated:                                 , 201    .

K-1

EXHIBIT L

[Form of]

SOLVENCY CERTIFICATE

May [ ], 2012

I, the undersigned, [Financial Officer] of REVEL AC, INC., a Delaware corporation (“Borrower”), DO HEREBY CERTIFY, in my capacity as [Financial Officer] and not in my individual capacity, on behalf of Borrower that:

1. This Certificate is furnished pursuant to Section 4.01(g) of the Credit Agreement dated as of May 3, 2012 among Borrower, the Guarantors, the Lenders, J.P. MORGAN SECURITIES LLC, as sole lead arranger and sole bookrunner, and JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank (as amended, restated, supplemented or otherwise modified, the “Credit Agreement”; capitalized terms defined therein being used herein as therein defined).

2. After giving effect to the transactions completed by the Credit Agreement on the date hereof, (a) the amount of the “present fair saleable value” of the assets of the Loan Parties, taken as a whole on a consolidated basis, exceeds the amount of all “liabilities of such person, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors; (b) the present fair saleable value of the assets of the Loan Parties, taken as a whole on a consolidated basis, is greater than the amount required to pay the liability of the Loan Parties, taken as a whole on a consolidated basis, on their then existing debts as such debts become absolute and matured considering potential financing alternatives and asset sales that may be available to the Loan Parties, taken as a whole on a consolidated basis; (c) the Loan Parties, taken as a whole on a consolidated basis, do not have an unreasonably small amount of capital with which to conduct their business and (d) the Loan Parties, taken as a whole on a consolidated basis, will be able to pay their debts as they mature.

[signature page follows]

L-1

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

REVEL AC, INC.

By:
Name: Title: [Financial Officer]

L-2

EXHIBIT M

[Form of]

SUBORDINATION, NON-DISTURBANCE

AND ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (the “Agreement”) is made and entered into as of the ____ day of ____, 20[ ] by JPMORGAN CHASE BANK, N.A. as collateral agent for the Secured Parties (in such capacity the “Collateral Agent”) pursuant to that certain Credit Agreement dated as of May 3, 2012, and that certain Credit Agreement, dated as of February 17, 2011 (collectively, the “Credit Agreements”) among Revel AC, Inc., as borrower, the guarantors party thereto, JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders, collateral agent for the Secured Parties, swingline lender and issuing bank and the other parties thereto _____________________, having an office at __________________________ (“Tenant”).

R E C I T A L S :

A. Tenant is the tenant under a certain lease dated ____________, ____ between _______________________________, as landlord (“Landlord”), and Tenant, as tenant (as amended through the date hereof, the “Lease”), pursuant to which Tenant leased a portion (the “Leased Premises”) of the property known as ________________________, located at ________________________________________, as more particularly described in Schedule A attached hereto (the “Property”).

B. Landlord has or will grant a mortgage lien on and security interest in the Property to Collateral Agent (for its benefit and for the benefit of the secured parties in connection with the Credit Agreements) pursuant to one or more mortgages, deeds of trust, deeds to secure debt or similar security instruments (collectively, the “Security Instruments”).

C. Tenant has agreed to subordinate the Lease to the Security Instruments and to the lien thereof and Collateral Agent has agreed not to disturb Tenant’s possessory rights in the Leased Premises under the Lease on the terms and conditions hereinafter set forth.

A G R E E M E N T :

NOW,	THEREFORE, the parties hereto mutually agree as follows:

1. Subordination. Notwithstanding anything to the contrary set forth in the Lease, the Lease and the leasehold estate created thereby and all of Tenant’s rights thereunder are and shall at all times be subject and subordinate in all respects to the Security Instruments and the lien thereof, and to all rights of Collateral Agent thereunder, and to any and all advances to be made thereunder, and to all renewals, modifications, consolidations, replacements and extensions thereof.

2. Nondisturbance. So long as Tenant is in actual possession of the Leased Premises and complies with the provisions of this Agreement, pays all rents and other charges as specified in the Lease and is not otherwise in default (beyond applicable notice and cure periods) of any of its obligations and covenants pursuant to the Lease, Collateral Agent agrees for itself and its successors in interest and for any other person acquiring title to the Property through a foreclosure (an “Acquiring Party”), that Tenant’s possession of the Leased Premises as described in the Lease will not be disturbed during the term of the Lease by reason of a foreclosure. For purposes of this Agreement, a “foreclosure” shall include (but not be limited to) a judicial foreclosure, a sheriff’s or trustee’s sale under the power of sale contained in the Security Instruments, the termination of any superior lease of the Property and any other transfer of the Landlord’s interest in the Property under peril of foreclosure, including, without limitation to the generality of the foregoing, an assignment or sale in lieu of foreclosure.

3. Attornment. Tenant agrees to attorn to, accept and recognize any Acquiring Party as the landlord under the Lease pursuant to the provisions expressly set forth therein for the then remaining balance of the term of the Lease, and any extensions thereof as made pursuant to the Lease. The foregoing provision shall be self-operative and shall not require the execution of any further instrument or agreement by Tenant as a condition to its effectiveness.

4. No Liability. Notwithstanding anything to the contrary contained herein or in the Lease, it is specifically understood and agreed that neither the Collateral Agent, any receiver nor any Acquiring Party shall be:

(a)	liable for any act, omission, negligence or default of any prior landlord (including Landlord); or

(b)	liable for any failure of any prior landlord (including Landlord) to construct any improvements or bound by any covenant to construct any improvement either at the commencement of the term of the Lease or upon any renewal or extension thereof or upon the addition of additional space pursuant to any expansion right contained in the Lease; or

(c)	subject to any offsets, credits, claims or defenses which Tenant might have against any prior landlord (including Landlord); or

(d)	bound by any (i) rent or additional rent which is payable on a monthly basis and which Tenant has or might have paid for more than one (1) month in advance to any prior landlord (including Landlord) or (ii) security deposit or other prepaid charge which Tenant has or might have paid in advance to any prior landlord (including Landlord), except, in each case, to the extent delivered to the Collateral Agent, receiver or the Acquiring Party, as the case may be; or

(e)	liable to Tenant hereunder or under the terms of the Lease beyond the Collateral Agent’s, receiver’s or the Acquiring Party’s interest in the Property; or

(f)	bound by any assignment, subletting, renewal, extension or any other agreement or modification of the Lease made without the written consent of Collateral Agent; or

(g)	bound by any consensual or negotiated surrender, cancellation or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant unless effected unilaterally by Tenant pursuant to the express terms of the Lease or made with the prior written consent of Collateral Agent; or

(h)	liable to any broker or other third party for future commission or other fees and expenses.

Notwithstanding the foregoing, Tenant reserves its right to any and all claims or causes of action against such prior landlord for prior losses or damages.

5. Certain Acknowledgments and Agreements by Tenant.

(a)	Tenant has notice that the Lease and the rents and all other sums due thereunder have been assigned to Collateral Agent as security for the obligations secured by the Security Instruments. In the event Collateral Agent notifies Tenant of the occurrence of a default under the Security Instruments and demands that Tenant pay its rents and all other sums due or to become due under the Lease directly to Collateral Agent, Tenant shall honor such demand and pay its rent and all other sums due under the Lease directly to Collateral Agent or as otherwise authorized in writing by Collateral Agent. Landlord irrevocably authorizes Tenant to make the foregoing payments to Collateral Agent upon such notice and demand.

(b)	Tenant shall send a copy of any and all notices or statements under the Lease to Collateral Agent at the same time such notices or statements are sent to Landlord.

(c)	This Agreement satisfies any and all conditions or requirements in the Lease relating to the granting of a non-disturbance agreement.

6. Collateral Agent To Receive Default Notices. Without limiting the general nature of paragraph 5(b), Tenant shall notify Collateral Agent of any default by Landlord under the Lease which would entitle Tenant to cancel the Lease, and agrees that, notwithstanding any provisions of the Lease to the contrary, no notice of cancellation thereof shall be effective unless Collateral Agent shall have received notice of default giving rise to such cancellation and shall have failed within sixty (60) days after receipt of such notice to cure such default or, if such default cannot be cured within sixty (60) days, shall have failed within sixty (60) days after receipt of such notice to commence and thereafter diligently pursue any action necessary to cure such default; provided, however, if the default materially interferes with Tenant’s use of the Leased Premises the cure period shall be reduced to thirty (30) days.

7. Estoppel. Tenant hereby certifies and represents to Collateral Agent that as of the date of this Agreement:

(a)	the Lease is in full force and effect and a true and complete copy (together with all amendments and modifications) is attached hereto as Exhibit A;

(b)	all requirements for the commencement and validity of the Lease have been satisfied and there are no unfulfilled conditions to Tenant’s obligations under the Lease;

(c)	Tenant is not in default under the Lease and has not received any uncured notice of any default by Tenant under the Lease; to the best of Tenant’s knowledge, Landlord is not in default under the Lease; to the best of Tenant’s knowledge, no act, event or condition has occurred which with notice or the lapse of time, or both, would constitute a default by Tenant or Landlord under the Lease; to the best of Tenant’s knowledge, no claim by Tenant of any nature exists against Landlord under the Lease; and all obligations of Landlord have been fully performed;

(d)	there are no defenses, counterclaims or setoffs against rents or charges due or which may become due under the Lease;

(e)	none of the rent which Tenant is required to pay under the Lease has been prepaid, or will in the future be prepaid, more than one (1) month in advance;

(f)	Tenant has no right or option contained in the Lease or in any other document to purchase all or any portion of the Leased Premises;

(g)	the Lease (as attached hereto as Exhibit A) has not been modified or amended and constitutes the entire agreement between Landlord and Tenant relating to the Leased Premises;

(h)	Tenant has not assigned, mortgaged, sublet, encumbered, conveyed or otherwise transferred any or all of its interest under the Lease; and

(i)	Tenant has full authority to enter into this Agreement, which has been duly authorized by all necessary action.

8. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person with receipt acknowledged by the recipient thereof, (ii) one (1) Business Day (hereinafter defined) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the United States Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed to the receiving party at its address set forth above or addressed as such party may from time to time designate by written notice to the other parties. For purposes of this Section 8, the term “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks are required or authorized to close in New York, New York or Atlantic City, New Jersey. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

9. Successors. The obligations and rights of the parties pursuant to this Agreement shall bind and inure to the benefit of the successors, assigns, heirs and legal representatives of the respective parties; provided, however, that in the event of the assignment or transfer of the interest of Collateral Agent, all obligations and liabilities of Collateral Agent under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Collateral Agent’s interest is assigned or transferred; and provided, further, that the interest of Tenant under this Agreement may not be assigned or transferred without the prior written consent of Collateral Agent, not to be unreasonably withheld, conditioned or delayed. In addition, Tenant acknowledges that all references herein to Landlord shall mean the owner of the landlord’s interest in the Lease, even if said owner shall be different from the Landlord named in the Recitals.

9. Duplicate Original; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement.

10. Limitation of Collateral Agent’s Liability. Collateral Agent shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession.

11. Modification in Writing. This Agreement may not be modified except by an agreement in writing signed by the parties hereto or their respective successors in interest.

12. Lien of Security Instruments. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Security Instruments or the provisions thereof.

13. Compliance with Lease. Tenant agrees that in the event there is any inconsistency between the terms and provisions hereof and the terms and provisions of the Lease, the terms and provisions hereof shall be controlling. Without limiting the general nature of the foregoing, Tenant agrees that, notwithstanding anything to the contrary in the Lease, the terms and provisions of the Credit Agreement with respect to the application of casualty insurance proceeds and condemnation awards shall control.

14. Governing Law; Severability. This Agreement shall be governed by the laws of the State of New York. If any term of this Agreement or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such terms to any person or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Further Actions. Tenant agrees at its own expense to execute and deliver, at any time and from time to time upon the reasonable request of Collateral Agent or any Acquiring Party, such documents and instruments (in recordable form, if requested) as may be reasonably necessary or appropriate to fully implement or to further evidence the understandings and agreements contained in this Agreement.

Moreover, Tenant hereby irrevocably appoints and constitutes Collateral Agent or any Acquiring Party as its true and lawful attorney-in-fact to execute and deliver any such documents or instruments which may be reasonably necessary or appropriate to implement or further evidence such understandings and agreements and which Tenant, after thirty (30) days’ notice from Collateral Agent or any Acquiring Party, has failed to execute and deliver.

IN WITNESS WHEREOF, Collateral Agent and Tenant have duly executed this Agreement as of the date first above written.

JPMorgan Chase Bank, N.A., as Collateral Agent

By:
Name: Title:

By:
Name: Title:

, as Tenant

By:
Name: Title:

The undersigned, as the Landlord named in the Recitals, having duly executed this Agreement as of the date first written above, and as mortgagor, pledgor, assignor or debtor under the Security Instruments, hereby accepts and agrees for itself and its successors and assigns, (i) to be bound by the provisions of Section 5 hereof, (ii) that nothing contained in the foregoing Agreement (x) shall in any way be deemed to constitute a waiver by Collateral Agent of any of its rights or remedies under the Security Instruments or (y) shall in any way be deemed to release Landlord from its obligations to comply with the terms, provisions, conditions, covenants and agreements set forth in the Security Instruments and (iii) that the provisions of the Security Instruments remain in full force and effect and must be complied with by Landlord.

[Landlord] , a

By:
Name: Title:

ACKNOWLEDGMENT

STATE OF )
) ss.:
COUNTY OF )

On the ___ day of _____ in the year ____ before me, the undersigned, a Notary Public in and for said State, personally appeared , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

(Signature)

SCHEDULE A to EXHIBIT M

Description of Real Property

EXHIBIT N

[Form of]

PRO FORMA TITLE POLICY

[See Attached]

Issued By:	SCHEDULE A

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

Name and Address of Title Insurance Company:	Chicago Title Insurance Company
2 University Plaza, Suite 206
Hackensack, NJ 07601
TEL 201-489-5000 FAX 201-489-5336

File No: 2012-00393

Loan No: N/A

Address Reference:	500 BOARDWALK,
ATLANTIC CITY, NJ
S. MASSACHUSETTS,
ATLANTIC CITY, NJ

Amount of Insurance:

Date of Policy:

1.	Name of Insured

JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, and J.P. Morgan Securities LLC, as Sole Lead Arranger and Sole Bookrunner, and each of their respective successors and/or assigns, as their interests may appear

2.	The estate or interest in the Land that is encumbered by the Insured Mortgage is: Fee Simple and Leasehold

3.	Title is vested in:

REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY AND NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, AS THEIR RESPECTIVE FEE INTERESTS ARE MORE PARTICULARLY DEFINED BELOW:

CASINO PARCEL (BLOCK 62 LOTS 1 AND 2)

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED JUNE 11, 2007, RECORDED JULY 16, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12655, INSTRUMENT NO. 2007066126.

NOTE: SEE FIRST AMENDMENT IN DEED BOOK 12770, INSTRUMENT NO. 2008007262. (AS TO BLOCK 62, LOT 2)

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	2012-00393

SCHEDULE A - Continued

REVEL ATLANTIC CITY, LLC BY DEED FROM VENTURA AC, LLC (F/K/A MS ATLANTIC CITY, LLC) DATED MAY 30, 2007, RECORDED JULY 10, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12652, INSTRUMENT NO. 2007064772. (AS TO BLOCK 62, LOT 1)

TOGETHER WITH THOSE PORTIONS OF CONGRESS PLACE; CONNECTICUT AVENUE; SOUTH CALLOWAY PLACE AND MASSACHUSETTS AVENUE LYING CONTIGIOUS TO THE ABOVE TRACTS OF LAND AS VACATED BY VACATION ORDINANCE NO. 31, RECORDED IN THE ATLANTIC COUNTY CLERKS OFFICE ON OCTOBER 23, 2007 IN BOOK 12718 AS INSTRUMENT NUMBER 2007095736

CENTRAL UTILITY PLANT PARCEL, (BLOCK 68 LOT 3.02) (FORMERLY KNOWN AS BLOCK 68 PART OF LOT 3 AND FORMERLY KNOWN AS LOTS 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 & 13)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM MGM GRAND ATLANTIC CITY, INC. DATED JUNE 4, 2007, RECORDED JUNE 25, 2007 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12643, INSTRUMENT NO. 2007060628. (BLOCK 68 LOTS 3, 7, 8, 9 & 11)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM HOWARD LEVIN AND ROBERT LEVIN, DATED FEBRUARY 19, 2008, RECORDED FEBRUARY 27, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12788, INSTRUMENT NO. 2008016111. (AS TO BLOCK 68 LOT 5)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ELEVEN MASSACHUSETTS AVENUE, L.L.C., DATED JANUARY 3, 2008, RECORDED JANUARY 25, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12771, INSTRUMENT NO. 2008007642. (AS TO BLOCK 68 LOT 10)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y. SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035278. (AS TO BLOCK 68 LOT 4)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM ANITA Y. SUMNER, AS EXECUTRIX FOR RICHARD J. SUMNER AND ANITA Y. SUMNER, DATED APRIL 15, 2008, RECORDED MAY 2, 2008, IN THE OFFICE OF THE ALTA Loan 6/17/06 New Jersey Variation

ALTA Loan 6/17/06 New Jersey Variation

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	2012-00393

SCHEDULE A - Continued

CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12827, INSTRUMENT NO. 2008035277. (AS TO BLOCK 68 LOT 6)

NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY BY DEED FROM DOROTHY T. TRETTNER, DATED MARCH 6, 2008, RECORDED MARCH 14, 2008, IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY, IN DEED BOOK 12799, INSTRUMENT NO. 2008021213. (AS TO BLOCK 68 LOTS 12 & 13)

4.	The Insured Mortgage and assignments, if any, are described as follows:

A Mortgage to secure an indebtedness as shown below:

Mortgagor: REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY(as to the Fee Interest) and REVEL ENTERTAINMENT GROUP, LLC (as to the Leasehold Interest), Mortgagee: JPMorgan Chase Bank, N.A., dated May ~, 2012, in the amount of $30,000,000.00, recorded ~ in the office of the Clerk/Register of Atlantic County as Instrument No. ~. (AS TO THE CASINO PARCEL)

Mortgagor: NB ACQUISITION LLC, Mortgagee: JPMorgan Chase Bank, N.A., dated May ~, 2012, in the amount of                     , recorded ~ in the office of the Clerk/Register of Atlantic County as Instrument No. ~. (AS TO THE CENTRAL UTILITY PLANT PARCEL)

5.	The Land referred to in this policy is described as follows:

SEE EXHIBIT “A” ATTACHED HERETO AND MADE A PART HEREOF

Note: This Pro-forma Policy: (i) is provided at the request of the proposed insured; and (ii) presumes satisfaction of all requirements pertinent to the transaction as set forth in the commitment and any revisions thereto. The terms of the title insurance commitment as revised control. This pro-forma merely provides a sample to the proposed insured as to what will appear within the policy if all requirements are met. This pro-forma is not an insurance policy.

ALTA Loan 6/17/06 New Jersey Variation

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

SCHEDULE A—Continued

6. This policy incorporates by reference those ALTA endorsements selected below:

☐	4.1-06	Condominium
☐	5.1-06	Planned Unit Development
☐	6-06	Variable Rate
☐	6.2-06	Variable Rate-Negative Amortization
☐	8.1-06	Environmental Protection Lien - New Jersey Variation – Paragraph B refers to the following State statute(s): N.J.S.A. 58:10-23.11 et seq.
☐	9-06	Restrictions, Encroachments, Minerals - New Jersey Variation
☐	13.1-06	Leasehold Loan
☐	14-06	Future Advance-Priority
☐	14.1-06	Future Advance-Knowledge
☐	14.3-06	Future Advance-Reverse Mortgage
☐	22-06	Location New Jersey Variation – The type of improvement is a _____, and the street address is as shown above.

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

LEGAL DESCRIPTON

EXHIBIT “A”

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE COUNTY OF ATLANTIC, STATE OF NEW JERSEY, AND IS DESCRIBED AS FOLLOWS:

CASINO PARCEL

BLOCK 62 LOTS 1 AND 2

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. & ASSOCIATES, INC. DATED NOVEMBER 18, 2010 AS FOLLOWS:

BEGINNING AT THE INTERSECTION OF THE SOUTHERLY LINE OF ORIENTAL AVENUE (72’ AS WIDENED 12’ ON ITS NORTHERLY SIDE) WITH THE EASTERLY LINE OF NEW JERSEY AVENUE (50’ WIDE), AND EXTENDING FROM SAID BEGINNING POINT; THENCE

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG THE SOUTHERLY LINE OF ORIENTAL AVENUE 960.00 FEET TO THE WESTERLY LINE OF METROPOLITAN AVENUE; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME 875.00 FEET TO THE INLAND OR INTERIOR LINE OF PUBLIC PARK (THE BOARDWALK) (60’ WIDE); THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG SAME, PARALLEL WITH PACIFIC AVENUE 535.00 FEET TO A POINT OF CURVATURE; THENCE

4. SOUTHWESTWARDLY CONTINUING IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK IN THE ARC OR A CIRCLE CURVING TO THE LEFT, HAVING A RADIUS OF 687.845 FEET, AN ARC LENGTH OF 99.82 FEET TO A POINT OF TANGENCY; THENCE

5. SOUTH 54 DEGREES, 13 MINUTES, 06 SECONDS WEST STILL IN AND ALONG THE INLAND OR INTERIOR LINE OF PUBLIC PARK 328.99 FEET TO THE WESTERLY LINE OF NEW JERSEY AVENUE; THENCE

6. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME 929.81 FEET TO THE POINT AND PLACE OF BEGINNING. CENTRAL UTILITY PLANT (BLOCK 68 LOT 3.02)

DESCRIBED IN ACCORDANCE WITH A SURVEY PREPARED BY ARTHUR W. PONZIO CO. &

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

EXHIBIT “A”

LEGAL DESCRIPTION – CONTINUED

ASSOCIATES, INC. AS FOLLOWS:

BEGINNING AT A POINT IN THE INTERSECTION OF THE WESTERLY LINE OF METROPOLITAN AVENUE (30.00’ WIDE) AND THE NORTHERLY LINE OF ORIENTAL AVENUE (60.00’ WIDE) AND EXTENDING; THENCE

1. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST IN AND ALONG THE NORTHERLY LINE OF ORIENTAL AVENUE A DISTANCE OF 160.00 FEET TO A POINT IN THE EAST LINE OF MASSACHUSETTS AVENUE; THENCE

2. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST IN AND ALONG SAME A DISTANCE OF 280.00 FEET TO A POINT; THENCE

3. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 95.00 FEET TO A POINT; THENCE

4. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 20.00 FEET TO A POINT; THENCE

5. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST PARALLEL WITH ORIENTAL AVENUE A DISTANCE OF 5.00 FEET TO A POINT; THENCE

6. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 60.00 FEET TO THE NORTHERLY LINE OF LOT 7; THENCE

7. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 10.00 FEET TO THE CORNER OF A 3” X 60” STRIP OF LAND (LOT 16); THENCE

8. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST PARALLEL WITH METROPOLITAN AVENUE A DISTANCE OF 0.25 FEET TO THE NORTHERLY LINE OF LOT 13; THENCE

9. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 60.00 FEET TO A POINT IN THE WEST LINE OF METROPOLITAN AVENUE; THENCE

10. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST IN AND ALONG SAME A DISTANCE OF 199.75 FEET TO THE POINT AND PLACE OF BEGINNING.

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE A
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

EXHIBIT “A”

LEGAL DESCRIPTION – CONTINUED

EXCEPTING FROM THE ABOVE A PARCEL CONVEYED TO CASINO REINVESTMENT DEVELOPMENT AUTHORITY, IN DEED BOOK 13128, INSTRUMENT NO. 2010020400 (ABOUT TO BE KNOWN AS BLOCK 68, LOT 3.01) AND DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT IN THE EASTERLY LINE OF MASSACHUSETTS AVENUE, SAID POINT BEING 280.00 FEET NORTHERLY FROM THE INTERSECTION OF SAME WITH THE NORTHERLY LINE OF ORIENTAL AVENUE AND RUNNING THENCE:

1. NORTH 62 DEGREES, 32 MINUTES, 00 SECONDS EAST 18.00 FEET TO A POINT; THENCE

2. SOUTH 27 DEGREES, 28 MINUTES, 00 SECONDS WEST 280.00 FEET TO A POINT; THENCE

3. SOUTH 62 DEGREES, 32 MINUTES, 00 SECONDS WEST 18.00 FEET TO A POINT; THENCE

4. NORTH 27 DEGREES, 28 MINUTES, 00 SECONDS EAST 280.00 FEET TO THE POINT AND

PLACE OF BEGINNING.

AS TO CASINO PARCEL AND CENTRAL UTILITY PLANT PARCEL: TOGETHER WITH THE

BENEFITS OF THAT CERTAIN EASEMENT AGREEMENT BETWEEN NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, ACR ENERGY PARTNERS, LLC AND THE CITY OF ATLANTIC CITY DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 IN DEED BOOK 13261, INSTRUMENT NO. 2011011166.

BEING ALSO KNOWN AS (REPORTED FOR INFORMATIONAL PURPOSES ONLY):

CASINO PARCEL: Block 62, Lot 1 & 2 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

CENTRAL UTILITY PLANT PARCEL: Block 68, Lot 3.02 on the official tax map of the CITY OF ATLANTIC CITY, County of Atlantic, State of New Jersey

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

SCHEDULE B – PART I

EXCEPTIONS FROM COVERAGE

Notwithstanding any provision of the policy to the contrary, the following matters are expressly excepted from the coverage of the policy, and the Company will not pay loss or damage, costs, attorney’s fees, or expenses that arise by reason of:

1.	Municipal liens, if any, for utility services due and payable at or prior to the policy effective date are hereby excepted from coverage. CONSTRUCTION LIEN CLAIMS:

2.	INSTRUMENT NO. 2010017501 FILED BY STONE CONCRETE, INC. IN THE AMOUNT OF $15,300,248.00 FILED MARCH 19, 2010, AMENDED BY INSTRUMENT NO. 2010056687 FILED SEPTEMBER 21, 2010. LIS PENDENS NO. 2010060194 FILED OCTOBER 7, 2010.

INSTRUMENT NO. 2012023562 FILED BY SIMON WATT CONSTRUCTION SERVICES, INC. IN THE AMOUNT OF $1,594,442.50 FILED APRIL 16, 2012

INSTRUMENT NO. 2012024093 FILED BY SAFWAY SERVICES, LLC IN THE AMOUNT OF $976,121.37 FILED APRIL 17, 2012.

INSTRUMENT NO. 2012024094 FILED BY SAFWAY SERVICES, LLC IN THE AMOUNT OF $160, 534.71 FILED APRIL 17, 2012.

INSTRUMENT NO. 2012027642 FILED BY GLENN RIEDER, INC. IN THE AMOUNT OF $1,024,132.00 FILED MAY 1, 2012

AS TO ALL TRACTS, LOTS AND PARCELS:

3.	THE EXACT QUANTITY OF LAND IN NUMBER OF ACRES OR SQUARE FEET CONTAINED WITHIN THE PREMISES DESCRIBED HEREIN IS NOT INSURED.

4.	RIGHTS OF THE UNITED STATES FOR LIGHT HOUSE PRESERVATION AS SET FORTH IN DEED BETWEEN THE STATE OF NEW JERSEY AND THE UNITED STATES OF AMERICA DATED AUGUST 30, 1878, RECORDED OCTOBER 30, 1878 IN DEED BOOK 71, PAGE 580. (DOES NOT AFFECT CASINO PARCEL) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

5.	RIGHTS OF THE UNITED STATES FOR LIGHT HOUSE PRESERVATION AS SET FORTH IN DEED BETWEEN THE STATE OF NEW JERSEY AND THE UNITED STATES OF AMERICA DATED AUGUST 16, 1878, RECORDED OCTOBER 30, 1878 IN DEED BOOK 71, PAGE 585. (DOES NOT

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

AFFECT CASINO PARCEL) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

6.	TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND EMANUEL METZGER DATED NOVEMBER 2, 1878, RECORDED DECEMBER 16, 1878 IN DEED BOOK 72, PAGE 119. (AFFECTS CASINO PARCEL ONLY BLOCK 62 LOT 2) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

7.	TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND JOHN HUNTER DATED NOVEMBER 2, 1878, RECORDED NOVEMBER 11, 1881 IN DEED BOOK 84, PAGE 540. (AFFECTS CASINO PARCEL ONLY BLOCK 62 LOT 2) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

8.	TERMS AND CONDITIONS OF “REDEVELOPMENT PLAN FOR THE REVEL REDEVELOPMENT AREA” PURSUANT TO ORDINANCE NO. 6 ADOPTED MARCH 22, 2007

9.	RIGHTS, PUBLIC AND PRIVATE, IN AND TO ANY STREETS, ROADS, LANES OR HIGHWAYS ABUTTING, OR BOUNDING THE SUBJECT PREMISES.

AS TO CASINO PARCEL

10.	RESTRICTIONS AS SET FORTH IN DEED BETWEEN CITY OF ATLANTIC CITY AND BOARDMAN SMITH CORP. DATED DECEMBER 26, 1952, RECORDED JANUARY 31, 1953 IN DEED BOOK 1626, PAGE 408 AS AMENDED BY DEED BOOK 1739, PAGE 400. (AFFECTS BLOCK 62 LOT 1) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

11.	TERMS AND CONDITIONS AS SET FORTH IN PERMIT BETWEEN STATE OF NEW JERSEY AND REVEL ENTERTAINMENT GROUP, LLC, DATED NOVEMBER 16, 2007 AND RECORDED APRIL 8, 2008 IN DEED BOOK 12814, PAGE 1 OF 6 INSTRUMENT NO. 2008028282.

12.	EXISTING RIGHTS OF UTILITY COMPANIES IN AND TO ANY PORTION OF THE PREMISES WHICH LIES IN THE BED(S) OF VACATED CONNECTICUT AVENUE, CONGRESS PLACE AND MASSACHUSETTS AVENUE. SAID STREETS VACATED BY ORDINANCE #31 ADOPTED BY THE CITY OF ATLANTIC CITY ON JULY 25, 2007, RECORDED ON OCTOBER 23, 2007 AS INSTRUMENT NO. 2007095736.

13.	TERMS AND CONDITIONS OF RIPARIAN GRANT BETWEEN THE STATE OF NEW JERSEY AND

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

MARY A. WOOTON DATED DECEMBER 5, 1898, RECORDED MAY 12, 1899 IN DEED BOOK 232, PAGE 118. (AFFECTS BLOCK 62 LOT 1) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

14.	TERMS AND CONDITIONS OF DECLARATION OF COVENANTS AND RESTRICTIONS DATED DECEMBER 4, 2009 RECORDED DECEMBER 12, 2009 IN THE OFFICE OF THE CLERK OF ATLANTIC COUNTY IN BOOK 13086, INSTRUMENT NO. 2009085445

AS TO CENTRAL UTILITY PLANT PARCELS

15.	TERMS, CONDITIONS AND RESTRICTIONS AS SET FORTH IN DEED BOOK 700, PAGE 267. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

16.	SUBJECT TO RESTRICTIONS ONLY, AS SET FORTH IN DEED BOOK 715, PAGE 156. (AFFECTS FORMER LOTS 7, 8, 9 AND 10) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

17.	RIGHTS OF THE UNITED STATES AND RESTRICTIONS AS SET FORTH IN DEED BOOK 765, PAGE 242. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE.

18.	RIGHTS OF THE UNITED STATES AS SET FORTH IN DEED BOOK 2311, PAGE 36. LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR REVERSION OF TITLE. (AFFECTS FORMER LOTS 7, 8 AND 9)

19.	EXISTING RIGHTS OF UTILITY COMPANIES IN AND TO ANY PORTION OF THE PREMISES WHICH LIES IN THE BED(S) OF VACATED CONNECTICUT AVENUE, CONGRESS PLACE AND MASSACHUSETTS AVENUE. SAID STREETS VACATED BY ORDINANCE #31 ADOPTED BY THE CITY OF ATLANTIC CITY ON JULY 25, 2007, RECORDED ON OCTOBER 23, 2007 AS INSTRUMENT NO. 2007095736.

20.	SUBJECT TO RESTRICTIONS ONLY, AS SET FORTH IN DEED BOOK 808, PAGE 140. (AFFECTS FORMER LOTS 7, 8 AND 9) LOAN POLICY INSURES SAID RESTRICTIONS HAVE NOT BEEN VIOLATED AND ANY FUTURE VIOLATION WILL NOT RESULT IN A FORFEITURE OR

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

REVERSION OF TITLE.

MORTGAGES:

21.	MORTGAGOR: NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED FEBRUARY 17, 2011, IN THE AMOUNT OF $850,000,000.00, RECORDED FEBRUARY 18, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT 2011011162, BOOK 13261. ASSIGNMENT OF LEASES AND RENTS BETWEEN NB ACQUISITION LLC AND JPMORGAN CHASE BANK, N.A. DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 AS INSTRUMENT NO. 2011011163, BOOK 13261. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RECORDED APRIL 12, 2011 AS INSTRUMENT NO. 2011023758(AS TO CENTRAL UTILITY PLANT PARCEL)

22.	MORTGAGOR: REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY (AS TO THE FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO THE LEASEHOLD INTEREST), MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED FEBRUARY 17, 2011, IN THE AMOUNT OF $850,000,000.00, RECORDED FEBRUARY 18, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT 2011011157, BOOK 13261. ASSIGNMENT OF LEASES AND RENTS BETWEEN REVEL ATLANTIC CITY, LLC (AS TO THE FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO THE LEASEHOLD INTEREST) AND JPMORGAN CHASE BANK, N.A. DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 AS INSTRUMENT NO. 2011011158, BOOK 13261. (AS TO CASINO PARCEL)

23.	EASEMENT AGREEMENT BETWEEN NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, ACR ENERGY PARTNERS, LLC AND THE CITY OF ATLANTIC CITY DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 IN DEED BOOK 13261, INSTRUMENT NO. 2011011166. (AFFECTS CASINO PARCEL AND CENTRAL UTILITY PARCEL)

24.	TERMS AND CONDITIONS OF LEASE, AS EVIDENCED BY SHORT FORM OF LEASE TO REVEL ENTERTAINMENT GROUP, LLC FROM REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, DATED FEBRUARY 17, 2011 AND RECORDED FEBRUARY 18, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC, IN DEED BOOK 13261, INSTRUMENT NO. 2011011161. (AFFECTS CASINO PARCEL)

25.	TERMS AND CONDITIONS OF LEASE, AS EVIDENCED BY SHORT FORM OF LEASE TO ACR ENERGY PARTNERS, LLC FROM NB ACQUISITION, LLC, DATED APRIL 8, 2011 AND RECORDED APRIL 12, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC, IN DEED BOOK 13282, INSTRUMENT NO. 2011023757. (AFFECTS CENTRAL UTILITY PLANT PARCEL)

26.	LEASEHOLD MORTGAGE AND SECURITY AGREEMENT FROM ACR ENERGY PARTNERS, LLC

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

TO THE NEW JERSEY ECONOMIC DEVELOPMENT AUTHORITY DATED APRIL 11, 2011, RECORDED APRIL 12, 2012 IN BOOK 13282, INSTRUMENT NO. 2011023762. MEMORANDUM OF INDENTURE RECORDED IN BOOK 13282, INSTRUMENT NO. 2011023763. (AFFECTS CENTRAL UTILITY PLANT PARCEL)

27.	UCC-1 FINANCING STATEMENT BETWEEN ACR ENERGY PARTNERS, LLC, AS DEBTOR AND REVEL ENTERTAINMENT GROUP, LLC, AS SECURED PARTY FILED FEBRUARY 23, 2011 AS NO. 2011012106

28.	UCC-1 FINANCING STATEMENT BETWEEN ACI ENERGY PARTNERS, LLC, AS DEBTOR AND ENERGENIC-UC, LLC, AS SECURED PARTY FILED FEBRUARY 29, 2012 AS NO. 2012012409.

29.	Lien of unpaid real estate taxes for the year 2012. Taxes paid through EFFECTIVE DATE HEREIN. Subsequent taxes not yet due and payable.

30.	MORTGAGOR: NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY, MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED ~, IN THE AMOUNT OF $50,000,000.00, RECORDED ~IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT ~ BOOK ~ (SUPPLEMENTAL MORTGAGE)

31.	MORTGAGOR: REVEL ATLANTIC CITY, LLC, A NEW JERSEY LIMITED LIABILITY COMPANY (AS TO THE FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO THE LEASEHOLD INTEREST), MORTGAGEE: JPMORGAN CHASE BANK, N.A., DATED ~, IN THE AMOUNT OF $50,000,000.00, RECORDED ~ IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT~, BOOK ~ (SUPPLEMENTAL MORTGAGE)

32.	TERMS AND CONDITIONS OF PERMIT RECORDED APRIL 17, 2012 AS INSTRUMENT NO. 2012023841.

The Company hereby insures the Insured against loss or damage that the Insured shall sustain by reason of a final non appealable Order or Decree of a court of competent jurisdiction holding that the lien of the Inured Mortgage is not “pari passu” with the liens of the Mortgages referred to in items 21, 22, 30 and 31.

This affirmative coverage does not insure against loss or damage by reason of and the Company will not pay any costs , attorneys fees or expenses incurred in connection with a dispute regarding any failure or alleged failure of the Insured to comply with the terms and provisions of any Inter- Creditor Agreements or other Agreements related thereto.

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

END OF SCHEDULE B – Part I

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Issued By:	SCHEDULE B – PART I
(Continued)

  2 UNIVERSITY PLAZA, SUITE 206, HACKENSACK NJ 07601 PHONE: 201-489-5000 FAX: 201-489-5336

Your Ref: REVEL	Policy No.	PROFORMA

SCHEDULE B – Part II

In addition to the matters set forth in Part I of this Schedule, the Title is subject to the following matters, and the Company insures against loss or damage sustained in the event that they are not subordinate to the lien of the Insured Mortgage:

1.	MORTGAGOR: NB ACQUISITION LLC, A NEW JERSEY LIMITED LIABILITY COMPANY MORTGAGEE: U.S. BANK NATIONAL ASSOCIATION, DATED FEBRUARY 17, 2011, IN THE AMOUNT OF $304,400,000.00, RECORDED FEBRUARY 18, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT 2011011164, BOOK 13261. ASSIGNMENT OF LEASES AND RENTS BETWEEN NB ACQUISITION LLC AND US BANK NATIONAL ASSOCIATION DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 AS INSTRUMENT NO. 2011011165, BOOK 13261. SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT RECORDED APRIL 12, 2011 AS INSTRUMENT NO. 2011023759. (AS TO CENTRAL UTILITY PLANT PARCEL) MEMORANDUM OF INTER-CREDITOR AGREEMENT DATED ~, RECORDED ~ AS INSTRUMENT NO. ~. UPON RECORDATION OF THE INTER-CREDITOR AGREEMENT, OR MEMORANDUM THEREOF, SUBORDINATING THE LIEN OF THIS MORTGAGE TO THE LIEN OF THE MORTGAGE BEING INSURED HEREUNDER, THIS MORTGAGE WILL APPEAR IN SCHEDULE B-II OF THE LOAN POLICY.

2.	MORTGAGOR: REVEL ATLANTIC CITY, LLC (AS TO FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO LEASEHOLD INTEREST) MORTGAGEE: U.S. BANK NATIONAL ASSOCIATION, DATED FEBRUARY 17, 2011, IN THE AMOUNT OF $304,400,000.00, RECORDED FEBRUARY 18, 2011 IN THE OFFICE OF THE CLERK/REGISTER OF ATLANTIC COUNTY AS INSTRUMENT 2011011159, BOOK 13261. ASSIGNMENT OF LEASES AND RENTS BETWEEN REVEL ATLANTIC CITY, LLC (AS TO THE FEE INTEREST) AND REVEL ENTERTAINMENT GROUP, LLC (AS TO THE LEASEHOLD INTEREST)AND US BANK NATIONAL ASSOCIATION DATED FEBRUARY 17, 2011, RECORDED FEBRUARY 18, 2011 AS INSTRUMENT NO. 2011011160, BOOK 13261. (AS TO CASINO PARCEL) MEMORANDUM OF INTER-CREDITOR AGREEMENT DATED ~, RECORDED ~ AS INSTRUMENT NO. ~. UPON RECORDATION OF THE INTER-CREDITOR AGREEMENT, OR MEMORANDUM THEREOF, SUBORDINATING THE LIEN OF THIS MORTGAGE TO THE LIEN OF THE MORTGAGE BEING INSURED HEREUNDER, THIS MORTGAGE WILL APPEAR IN SCHEDULE B-II OF THE LOAN POLICY.

END OF SCHEDULE B – Part II

ALTA Loan 6/17/06 New Jersey Variation	NJ-24970-RAM-72-30730—1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 14-06 – FUTURE ADVANCE – PRIORITY

(Revised 2-3-11)

Issued by Chicago Title Insurance Company

File No.: 2012-00393

Attached to and made a part of Policy No.: 2012-00393

1.	The insurance for Advances added by Sections 2 and 3 of this endorsement is subject to the exclusions in Section 4 of this endorsement and the Exclusions from Coverage in the Policy, except Exclusion 3(d), the provisions of the Conditions, and the exceptions contained in Schedule B.

a.	“Agreement,” as used in this endorsement, shall mean the note or loan agreement, the repayment of Advances under which is secured by the Insured Mortgage.

b.	“Advance,” as used in this endorsement, shall mean only an advance of principal made after the Date of Policy as provided in the Agreement, including expenses of foreclosure, amounts advanced pursuant to the Insured Mortgage to pay taxes and insurance, assure compliance with laws, or to protect the lien of the Insured Mortgage before the time of acquisition of the Title, and reasonable amounts expended to prevent deterioration of improvements, together with interest on those advances.

c.	“Changes in the rate of interest,” as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to a formula provided in the Insured Mortgage or the Agreement at Date of Policy.

2.	The Company insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage as security for each Advance.

b.	The lack of priority of the lien of the Insured Mortgage as security for each Advance over any lien or encumbrance on the Title.

c.	The invalidity or unenforceability or lack of priority of the lien of the Insured Mortgage as security for the Indebtedness. Advances and unpaid interest resulting from (i) re-Advances and repayments of Indebtedness, (ii) earlier periods of no indebtedness owing during the term of the Insured Mortgage, or (iii) the Insured Mortgage not complying with the requirements of state law of the state in which the Land is located to secure Advances.

3.	The Company also insures against loss or damage sustained by the Insured by reason of:

a.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from any provisions of the Agreement that provide for (i) interest on interest, (ii) changes in the rate of interest, or (iii) the addition of unpaid interest to the Indebtedness.

b.	Lack of priority of the lien of the Insured Mortgage as security for the Indebtedness, including any unpaid interest that was added to principal in accordance with any provisions of the Agreement, interest on interest, or interest as changed in accordance with the provisions of the Insured Mortgage, which lack of priority is caused by (i) changes in the rate of interest, (ii) interest on interest, or (iii) increases in the Indebtedness resulting from the addition of unpaid interest.

End. – ALTA Form 14-06—Future Advance – Priority (06/17/06)	NJRB 5-107 Revised: 3/2/2012 NJ-24970-RAM-72999-1-2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

ALTA ENDORSEMENT - FORM 14-06 FUTURE ADVANCE – PRIORITY	File No. 2012-00393 Policy No. 2012-00393

4.	This endorsement does not insure against loss or damage (and the Company will not pay costs, attorneys’ fees, or expenses) resulting from:

a.	The invalidity, unenforceability or lack of priority of the lien of the Insured Mortgage as security for any Advance made after a Petition for Relief under the Bankruptcy Code (11 U.S.C.) has been filed by or on behalf of the mortgagor;

b.	The lien of real estate taxes or assessments on the Title imposed by governmental authority arising after Date of Policy;

c.	The lack of priority of the lien of the Insured Mortgage as security for any Advance to a federal tax lien, which Advance is made after the earlier of (i) actual knowledge of the Insured that a federal tax lien was filed against the mortgagor, or (ii) the expiration, after notice of a federal tax lien filed against the mortgagor, of any grace period for making disbursements with priority over the federal tax lien provided in the Internal Revenue Code (26 U.S.C.);

d.	Any federal or state environmental protection lien;

e.	Usury, or any consumer credit protection or truth-in-lending law; or

f.	Any mechanic’s or materialmen’s lien.

5.	The Indebtedness includes Advances.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA Form 14-06—Future Advance – Priority (06/17/06)	NJRB 5-107 Revised: 3/2/2012 NJ-24970-RAM-72999-1-2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 6-06 – VARIABLE RATE MORTGAGE

Issued by Chicago Title Insurance Company

File No.: 2012-00393

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of:

1.	The invalidity or unenforceability of the lien of the Insured Mortgage resulting from its provisions that provide for changes in the rate of interest.

2.	Loss of priority of the lien of the Insured Mortgage as security for the unpaid principal balance of the loan, together with interest as changed in accordance with the provisions of the Insured Mortgage, which loss of priority is caused by the changes in the rate of interest.

“Changes in the rate of interest”, as used in this endorsement, shall mean only those changes in the rate of interest calculated pursuant to the formula provided in the loan documents secured by the Insured Mortgage at Date of Policy.

This endorsement does not insure against loss or damage based upon:

1.	usury, or

2.	any consumer credit protection or truth in lending law.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA Form 6-06 – Variable Rate Mortgage Revised: 5/15/09	NJRB-5-91 Effective 2/15/07 NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT FORM 17.2-06 UTILITY ENDORSEMENT (New Jersey Variation)

Issued by Chicago Title Insurance Company

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of the lack of a right of access to utilities either over, under or upon rights-of-way or easements for the benefit of the Land because of:

(1)	a gap or gore between the boundaries of the Land and the rights-of-way or easements;

(2)	a gap between the boundaries of the rights-of-way or easements ; or

(3)	a termination by a grantor, or its successor, of the rights-of-way or easements.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNERS’ POLICY

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

ALTA Form 17.2-06 – Utility Endorsement (New Jersey Variation)	NJRB 5-124 Effective: 5/15/09 Last Revised: 01/01/2010 NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 19-06 – CONTIGUITY – MULTIPLE PARCELS

Issued by Chicago Title Insurance Company

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of:

1.	the failure WESTERLY boundary line of Casino Parcel Block 62 Lot 1 of the Land to be contiguous to EASTERLY boundary line of Casino Parcel Block 62 Lot 2 of the Land or
2.	the presence of any gaps, strips, or gores separating any of the contiguous boundary lines described above.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements to it.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA 19.1-06 – Contiguity – Multiple Parcels (6/17/06)	NJRB 5-119 (2/15/07) NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 18.1-06 – MULTIPLE TAX PARCEL

Issued by Chicago Title Insurance Company

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of:

1.	those portions of the Land identified below not being assessed for real estate taxes under the listed tax identification numbers or those tax identification numbers including any additional land:

Parcel:	CASINO PARCEL CENTRAL UTILITY PLANT PARCEL	Tax Identification Numbers:	BLOCK 62 LOT 1 BLOCK 62 LOT 2 BLOCK 68 LOT 3.02

2.	the easements, if any, described in Schedule A being cut off or disturbed by the nonpayment of real estate taxes, assessments or other charges imposed on the servient estate by a governmental authority.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA 18.1-06 – Multiple Tax Parcel (6/17/06)	NJRB 5-118 Effective: 2/15/07 Revised: 9/10/07 NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 17-06 - ACCESS AND ENTRY

Issued by Chicago Title Insurance Company

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured if, at Date of Policy (i) the Land does not abut and have both actual vehicular and pedestrian access to and from ***SEE BELOW (the “Street”), (ii) the Street is not physically open and publicly maintained, or (iii) the Insured has no right to use existing curb cuts or entries along that portion of the Street abutting the Land.

***CASINO PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; NEW JERSEY AVENUE CENTRAL UTILITY PLANT PARCEL - METROPOLITAN AVENUE; ORIENTAL AVENUE; MASSACHUSETTS AVENUE

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements to it.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End.—ALTA Form 17-06—Access and Entry (06/17/06)	NJRB 5-115 (2/15/07) NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 22-06 – LOCATION (New Jersey Variation)

Issued by Chicago Title Insurance Company

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of any inaccuracy in the statement that, according to the survey referred to in the Survey Endorsement, there is located on the Land at date of survey aCASINO, known as 500 BOARDWALK, ATLANTIC CITY NJ and a CENTRAL UTILITY PLANT, known as 117 S. MASSACHUSETTS AVENUE, ATLANTIC CITY, NJ.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNERS’ POLICY

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA Form 22-06 – Location (6/17/06) New Jersey Variation Effective 2/15/07 Revised 5/15/09	NJRB 5/123 Last Revised 01/01/2010 NJ-24970-RAM-72999-1- -2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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Survey Endorsement

Issued by Chicago Title Insurance Company

File No.: 2012-00393

Attached to and made a part of Policy No.: 2012-00393

Notwithstanding any provision in the policy to the contrary, unless an exception is taken in Schedule B, the policy insures against loss arising from any encroachment, encumbrance, violation, variation, or adverse circumstance affecting the Title. The following matters shown on a survey made by ARTHUR W. PONZIO CO. & ASSOCIATES, INC., dated November 18, 2010 AND UPDATED BY SURVEY AFFIDAVIT DATED ~, are added to Schedule B.

AS TO CASINO PARCEL:

A. BUILDING ON SOUTHERLY LINE

AS TO CENTRAL UTILITY PLANT PARCEL:

A. AREA OF DEDICATION TO CRDA AS EXCEPTED IN SCHEDULE A LEGAL DESCRIPTION

This policy does not insure against errors or inaccuracies in the survey with respect to matters which do not affect title.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End – Survey	NJRB 5-01 Revised: 9/10/07

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT – FORM 25-06 - SAME AS SURVEY (New Jersey Variation)

Issued by Chicago Title Insurance Company

File No. 2012-00393

Attached to and made a part of Policy No.: 2012-00393

The Company insures against loss or damage sustained by the Insured by reason of the failure of the Land as described in Schedule A to be the same as that identified on the survey made by ARTHUR W. PONZIO CO. & ASSOCIATES, INC. dated November 18, 2010 and designated Job No. 30147-28428 and described in the Survey Endorsement attached to this Policy.

This Endorsement does not insure against errors or inaccuracies which may be contained in the survey.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

THIS ENDORSEMENT IS VOID IF ATTACHED TO AN OWNER’S POLICY

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA Form 25-06 – Same as Survey (New Jersey Variation)	NJRB 5-125 Effective: 5/15/09 Last Revised 01/01/2010 NJ-24970-RAM-72999-1- -2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 13.1-06 – LEASEHOLD LOAN

(Revised 2-3-11)

Issued by Chicago Title Insurance Company

File No.: 2012-00393

Attached to and made a part of Policy No.: 2012-00393

1.	As used in this endorsement, the following terms shall mean:

a.	“Evicted” or “Eviction”: (a) the lawful deprivation, in whole or in part, of the right of possession insured by this policy, contrary to the terms of the Lease or (b) the lawful prevention of the use of the Land or the Tenant Leasehold Improvements for the purposes permitted by the Lease, in either case as a result of a matter covered by this policy.

b.	“Lease”: the lease agreement described in Schedule A.

c.	“Leasehold Estate”: the right of possession granted in the Lease for the Lease Term.

d.	“Lease Term”: the duration of the Leasehold Estate, as set forth in the Lease, including any renewal or extended term if a valid option to renew or extend is contained in the Lease.

e.	“Personal Property”: property located on the Land on or after Date of Policy that, because of its character and manner of attachment to the Land, can be severed from the Land without causing material damage to it or to the Land.

f.	“Remaining Lease Term”: the portion of the Lease Term remaining after the Insured has been Evicted as a result of a matter covered by this policy.

g.	“Tenant”: the tenant under the Lease and, after acquisition of all or any part of the Title in accordance with the provisions of Section 2 of the Conditions of this policy, the Insured Claimant.

h.	“Tenant Leasehold Improvements”: Those improvements, including landscaping, required or permitted to be built on the Land by the Lease that have been built at the Tenant’s expense or in which the Tenant has an interest greater than the right to possession during the Lease Term.

2.	Valuation of Estate or Interest Insured:

If in computing loss or damage it becomes necessary to value the Title as the result of a covered matter that results in an Eviction of the Tenant, then that value shall consist of the value for the Remaining Lease Term of the Leasehold Estate and any Tenant Leasehold Improvements existing on the date of the Eviction. The Insured Claimant shall have the right to have the Leasehold Estate and the Tenant Leasehold Improvements valued either as a whole or separately. In either event, this determination of value shall take into account rent no longer required to be paid for the Remaining Lease Term.

3.	Additional items of loss covered by this endorsement:

If the Insured acquires all or any part of the Title in accordance with the provisions of Section 2 of the Conditions of this policy and thereafter is Evicted, the following items of loss, if applicable, shall be included in computing loss or damage incurred by the Insured, but not to the extent that the same are included in the valuation of the Title:

End. – ALTA Form 13.1-06 – Leasehold Loan (06/17/06)	NJRB 5-106 Effective: 2/15/07 Revised 03-02-2012 NJ-24970-RAM-72999-1—2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
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ALTA ENDORSEMENT - FORM 13.1-06 – LEASEHOLD LOAN Page 2	File No. 2012-00393 Policy No. 2012-00393

a.	The reasonable cost of removing and relocating any Personal Property that the Insured has the right to remove and relocate, situated on the Land at the time of Eviction the cost of transportation of that Personal Property for the initial one hundred miles incurred in connection with the relocation, and the reasonable cost of repairing the Personal Property damaged by reason of the removal and relocation.

b.	Rent or damages for use and occupancy of the Land prior to the Eviction that the Insured as owner of the Leasehold Estate may be obligated to pay to any person having paramount title to that of the lessor in the Lease.

c.	The amount of rent that, by the terms of the Lease, the Insured must continue to pay to the lessor after Eviction with respect to the portion of the Leasehold Estate and Tenant Leasehold Improvements from which the Insured has been Evicted.

d.	The fair market value, at the time of the Eviction, of the estate or interest of the Insured in any lease or sublease made by Tenant as lessor of all or part of the Leasehold Estate or the Tenant Leasehold Improvements.

e.	Damages that the Insured is obligated to pay to lessees or sublessees on account of the breach of any lease or sublease made by the Tenant as lessor of all or part of the Leasehold Estate or the Tenant Leasehold Improvements caused by the Eviction.

f.	The reasonable cost to obtain land use, zoning, building and occupancy permits, architectural and engineering services and environmental testing and reviews for a leasehold reasonably equivalent to the Leasehold Estate.

g.	If Tenant Leasehold Improvements are not substantially completed at the time of Eviction, the actual cost incurred by the Insured, less the salvage value, for the Tenant Leasehold Improvements up to the time of Eviction. Those costs include costs incurred to obtain land use, zoning, building and occupancy permits, architectural and engineering fees, construction management fees, costs of environmental testing and reviews, and landscaping costs.

This endorsement is issued as part of the policy. Except as it expressly states, it does not (i) modify any of the terms and provisions of the policy, (ii) modify any prior endorsements, (iii) extend the Date of Policy, or (iv) increase the Amount of Insurance. To the extent a provision of the policy or a previous endorsement is inconsistent with an express provision of this endorsement, this endorsement controls. Otherwise, this endorsement is subject to all of the terms and provisions of the policy and of any prior endorsements.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End. – ALTA Form 13.1-06 – Leasehold Loan (06/17/06)	NJRB 5-106 Effective: 2/15/07 Revised 03-02-2012 NJ-24970-RAM-72999-1- -2012-00393

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

Waiver of Arbitration Endorsement (Owner’s or Loan Policy)

Issued by Chicago Title Insurance Company

File No.: 2012-00393

Attached to and made a part of Policy No.:

The policy is amended by deleting therefrom:

(a)	Condition 13 (if this endorsement is attached to an ALTA Loan Policy or ALTA Expanded Coverage Residential Loan Policy);
(b)	Condition 14 (if this endorsement is attached to an ALTA Owner’s Policy);
(c)	Condition 8 (if this endorsement is attached to an ALTA Residential Owner’s Title Insurance Policy); or
(d)	Condition 11 (if this endorsement is attached to an ALTA Homeowner’s Policy).

This endorsement is made a part of the policy and is subject to all of the terms and provisions thereof and of any prior endorsement thereto. Except to the extent expressly stated, it neither modifies any of the terms and provisions of the policy and any prior endorsements, nor does it extend the effective date of the policy and any prior endorsements, nor does it increase the fact amount thereof.

Chicago Title Insurance Company

Dated: PROFORMA

Countersigned: By:

By:
Siobon A. Humphrey
Authorized Officer or Agent

End – Waiver of Arbitration	NJRB 5-128 Effective: 04/15/2010

Copyright American Land Title Association. All rights reserved. The use of this Form is restricted to ALTA licensees and ALTA members in good standing as of the date of use. All other uses are prohibited. Reprinted under license from the American Land Title Association
669004.01-Los Angeles Server 1A	MSW - Draft June 6, 2012 - 11:34 PM

EXHIBIT O

[Form of]

DECLARATION OF COVENANTS AND RESTRICTIONS

THIS DECLARATION OF COVENANTS AND RESTRICTIONS (this “Declaration”), is made and executed this 3rd day of May, 2012, by NB ACQUISITION LLC, a New Jersey limited liability company (“NB”), and SI LLC, a New Jersey limited liability company (“SI”, and together with NB, singly or collectively, as the context so requires, the “Declarant”), each with an address at 500 Boardwalk, Atlantic City, New Jersey 08401, for the specific benefit of the Initial Project Property (as defined below):

BACKGROUND

A. NB is the owner of certain vacant, unimproved real property with the tax parcel designations on the Tax Map of the City of Atlantic City, County of Atlantic and State of New Jersey, described on Exhibit “A” attached hereto and made a part hereof, which were acquired by NB pursuant to the deeds recorded in the Atlantic County Clerk’s Office and described in Exhibit A, and SI is the owner of certain vacant, unimproved real property with the tax parcel designations on the Tax Map of the City of Atlantic City, County of Atlantic and State of New Jersey, described on Exhibit “B” attached hereto and made a part hereof, which was acquired by SI pursuant to the deed recorded in the Atlantic County Clerk’s Office and described in Exhibit B (collectively, the properties described on Exhibit A and Exhibit B are the “Property”).

B. Revel Atlantic City, LLC, a New Jersey limited liability company (“RAC”), is the owner in fee simple of that certain property that is particularly described on Exhibit “C” attached hereto and made a part hereof (the “Initial Project Property”), which was acquired by RAC pursuant to deeds recorded in the Atlantic County Clerk’s Office and described in Exhibit C. The Initial Project Property was ground leased to Revel Entertainment Group, LLC, a New Jersey limited liability company (“REG”) as evidenced by a Short Form of Lease recorded on February 18, 2011 in Deed Book 13261, Instrument No. 2011011161 in the Atlantic County Clerk’s Office (as amended from time to time, the “Ground Lease”; and the leasehold interest described in the Ground Lease, the “Project Leasehold”), and on which REG has constructed a resort entertainment complex (the “Project”). JPMORGAN CHASE BANK, N.A., in its capacities as Collateral Agent for and on behalf of certain secured parties under each of the Term Loan Credit Agreement and the Revolving Loan Credit Agreement, as defined below (in such capacities, together with its successors and assigns, the “Agent”), is the mortgagee under certain mortgages recorded against the Initial Project Property and as further described on Exhibit “D” attached hereto and made a part hereof (the “Mortgages”).

C. In connection with the construction of the Project, a permit was issued by the State of New Jersey Department of Environmental Protection, Division of Land Use Regulations (“DEP”), with an approval date of March 30, 2012 (the “CAFRA Permit”), which added the Property to the Initial Project Property for purposes of enabling the Project to comply with DEP’s impervious coverage area requirement applicable to the Project (together with any other similar impervious coverage area requirements of any governmental authority applicable to the Project in effect from time to time, the “Project Coverage Requirement”), which currently establishes a maximum impervious coverage area of ninety (90%) percent of the Project’s property. Pursuant to the CAFRA Permit, the Property and the Initial Project Property now collectively comprise the Project property (the “Project Property”).

D. Each Declarant is an affiliate of RAC and REG and does and will benefit from the extension of credit by the Secured Creditors under the Credit Agreements (defined below), and the execution and delivery of this Declaration by each Declarant is required in order to induce the Secured Creditors under the Revolving Loan Credit Agreement (defined below) to enter into such Revolving Loan Credit Agreement and to induce the Secured Creditors under the Term Loan Credit Agreement (defined below) to continue to extend credit to affiliates of the Declarant, REG and RAC thereunder.

E. In order to ensure that compliance with the Project Coverage Requirement is maintained, RAC, REG and the Agent have requested that each Declarant agree to the covenants and restrictions as set forth in this Declaration, and each Declarant has agreed to such request.

NOW, THEREFORE, for one dollar and other good and valuable consideration, the receipt of which is hereby acknowledged, the Declarant, intending that the following covenants and restrictions shall run with the Property for the benefit of the Initial Project Property and be binding upon and enforceable against the Property, the Declarant and each Declarant’s successors in title to the Property, hereby declares as follows:

Section 1. Subject to the terms of this Declaration, neither the Declarant, nor any of Declarant’s successors in title shall cause or suffer any impervious improvements to be constructed on the Property, nor shall the Property be otherwise developed or improved or used for any purpose that may result in the Project’s non-compliance with the applicable Project Coverage Requirement.

Section 2. Notwithstanding the terms of Section 1 above, any one or more of the tax lots comprising the Property may be released from the terms of this Declaration (a “Release”), at the option of and upon the request of Declarant, if and to the extent that (i) such lots are no longer needed for the Project to satisfy the then-applicable Project Coverage Requirement; or (ii) any Declarant acquires title to substitute property, the area of which can be used to satisfy the then-applicable Project Coverage Requirement, and which is greater than or equal to the area of such released lots or is otherwise sufficient for the Project to maintain compliance with the then-applicable Project Coverage Requirement, and DEP or any other applicable governmental authority have issued all applicable permits or consents providing for such substitution; and (iii) in the case of (ii) only, such substitute property is included within the Property and made subject to the terms of this Declaration by amendment recorded in the office of the Clerk of Atlantic County Clerk, New Jersey (each such tax lot meeting all of the applicable foregoing criteria, a “Released Property”). In connection with any request for a Release of a Released Property, each Beneficiary (as defined in Section 7 below) agrees to execute and deliver a release or amendment, in recordable form, acknowledging that such Released Property is released from the terms of this Declaration, upon such Beneficiary’s receipt of such evidence satisfactory to each Beneficiary in its sole discretion that the requirements of this Section 2 have been satisfied with respect to such Released Property.

Section 3. Nothing contained in this Declaration shall be construed as creating any rights in the general public or a dedicating for public use any portion of the Property. No easements shall be implied by this Declaration. The provisions of this Declaration are for the exclusive benefit of the Initial Project Property and the Beneficiaries (defined below) and their respective successors and assigns, and no other party shall have any right or claim against the Declarant by reason of the provisions herein, or be entitled to enforce any such provisions against the Declarant.

Section 4. This Declaration contains the complete understanding and agreement of the parties hereto with respect to all matters referred to herein, and all prior representations, negotiations, and understandings are superseded hereby.

Section 5. The laws of the State of New Jersey shall govern the interpretation, validity, performance, and enforcement of this Declaration, without giving effect to its choice of law rules. Any action pertaining to the interpretation and enforcement of the restrictions and covenants of this Declaration shall be venued in New Jersey.

Section 6. If any provision of this Declaration or the application thereof to any person or circumstance is found to be invalid, the remainder of the provisions of this Declaration, and the application of such provision to persons or circumstances other than those as to which it is found to be invalid, shall not be affected thereby.

Section 7. Subject to the terms of Section 2 above, the restrictions and covenants imposed by this Declaration shall be binding upon the Property, or any part thereof, and shall continue as a servitude running with the Property in perpetuity. This Declaration shall inure to the benefit of the Initial Project Property and be enforceable by the Beneficiaries and their respective successors in interest. As used herein, the term “Beneficiaries” shall mean, collectively, each of the following, together with their respective successors and assigns: (i) each of RAC and REG, for so long as they hold a fee interest or the Project Leasehold interest in the Initial Project Property, (ii) any subsequent owner of the fee or Project Leasehold interest in the Initial Project Property, including any such owner who takes title (fee or leasehold) to the Initial Project Property in connection with the satisfaction of the Obligations defined in Section 8 below, and (iii) the Agent. Notwithstanding the foregoing, the Agent shall cease to be a Beneficiary upon the occurrence of each of the following: (a) payment in full of the Obligations defined in Section 8 below and (b) the satisfaction and discharge of each of the Mortgages; in each case as evidenced by the recordation by Agent of a discharge of each of the Mortgages, which discharge shall include an acknowledgment that the Agent is no longer a Beneficiary under this Declaration.

Section 8. As used herein, the term “Obligations” shall mean all obligations of RAC and REG or their successors in interest (a) to the Lenders under (and as defined in) that certain Credit Agreement dated as of May 3, 2012 and any increases, amendments, refinancings, supplements, renewals or restatements thereof or thereto, or as otherwise modified from time to time, by and among Revel AC, Inc., a Delaware corporation, the Guarantors (as defined therein), the Lenders, J.P. Morgan Securities LLC, as sole lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders, collateral agent, swingline lender and issuing bank (the “Revolving Loan Credit Agreement”), and (b) to the Lenders under (and as defined in) that certain Credit Agreement and any increases, amendments, refinancings, supplements, renewals or restatements thereof or thereto, or as otherwise modified from time to time, dated as of February 17, 2011 by and among Revel AC, Inc., the Guarantors (as defined therein), the Lenders (as defined therein), J.P. Morgan Securities LLC, as lead arranger and syndication agent, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, as joint bookrunning managers and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders and as collateral agent for the Secured Parties (as defined therein), as amended by that certain First Amendment to Credit Agreement, dated as of May 3, 2012 (the “Term Loan Credit Agreement”).

Section 9. This Declaration may be amended and/or terminated of record at any time after the date of this Declaration only by written approval of the Beneficiaries, which amendment or termination shall be recorded in the office of the Clerk of Atlantic County Clerk, New Jersey. No amendment or termination shall be effective unless executed by the Beneficiaries (subject to the last sentence of Section 7).

Section 10. This Declaration may be executed in two (2) or more counterparts, each of which, when executed, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Declarant has set its hand and seal on the day and year first above written, and directs that this instrument be recorded in the office of the Atlantic County Clerk.

NB ACQUISITION LLC

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

By:	/s/ Alan Greenstein
Name: ALAN GREENSTEIN Title: SVP AND CFO

ACKNOWLEDGEMENT

STATE OF NEW JERSEY	)
SS.:
COUNTY OF ATLANTIC	)

On this 25 day of April, 2012, in the County and State aforesaid, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said County and State, personally appeared ALAN GREENSTEIN, the SVP & CFO of NB ACQUISITION LLC, a New Jersey limited liability company (the “Company”), who I am satisfied, is the person who, as such officer of the Company, signed, sealed and delivered the within instrument made by the Company, and he did acknowledge that he, as such officer, signed and delivered the same on behalf of the Company for the uses and purposes therein set forth, and that this instrument is the voluntary act and deed of the Company duly authorized by a proper resolution.

/s/ Ann M. Sweeney
Name: Ann M. Sweeney
Notary Public of the State of New Jersey
My commission expires:	January 21, 2015

STATE OF NEW JERSEY	)
SS.:
COUNTY OF ATLANTIC	)

On this 25 day of April, 2012, in the County and State aforesaid, before me, the subscriber, a Notary Public authorized to take acknowledgements and proofs in said County and State, personally appeared ALAN GREENSTEIN, the SVP & CFO of SI LLC, a New Jersey limited liability company (the “Company”), who I am satisfied, is the person who, as such officer of the Company, signed, sealed and delivered the within instrument made by the Company, and he did acknowledge that he, as such officer, signed and delivered the same on behalf of the Company for the uses and purposes therein set forth, and that this instrument is the voluntary act and deed of the Company duly authorized by a proper resolution.

/s/ Ann M. Sweeney
Name: Ann M. Sweeney
Notary Public of the State of New Jersey
My commission expires:	January 21, 2015

EXHIBIT “A”

Property Description (NB)

Block 71, Lots 6, 8, 9, 16, 18, 19, 36, 38-40, 43, 47, 51 and 53

As Lot 6 is described in Deed to NB Acquisition, LLC dated Sept. 29, 2006 and recorded Oct. 19, 2006 in the Atlantic County Recorder’s Office in Book 12461 at Page 5666.

As Lot(s) 8, 39, 43 & 51 are described in Deed to NB Acquisition, LLC dated June 4, 2007 and recorded June 25, 2007 in the Atlantic County Recorder’s Office in Book 12643 at Page 60628.

As Lot 9 is described in Deed to NB Acquisition, LLC dated July 16, 2008 and recorded July 31, 2008 in the Atlantic County Recorder’s Office in Book 12872 at Page 58690.

As Lot 16 is described in Deed to NB Acquisition, LLC dated Sept. 29,2006 and recorded October 16, 2006 in the Atlantic County Recorder’s Office in Book 12457 at Page 4000.

As Lot 18 is described in Deed to NB Acquisition, LLC dated Jan. 8, 2009 and recorded April 2009 in the Atlantic County Recorder’s Office in Book 12980 at Page 28231.

As Lot 19 is described in Deed to NB Acquisition, LLC dated Dec. 16, 2008 and recorded Dec. 2008 in the Atlantic County Recorder’s Office in Book 12927 at Page 90730.

As Lot 36 is described in Deed to NB Acquisition, LLC dated Jan. 8, 2009 and recorded April 22, 2009 in the Atlantic County Recorder’s Office in Book 12980 at Page 28230.

As Lot 38 is described in Deed to NB Acquisition, LLC dated Nov. 1, 2007 and recorded Nov. 19, 2007 in the Atlantic County Recorder’s Office in Book 12733 at Page 3134.

As Lot 40 is described in Deed to NB Acquisition, LLC dated Jan. 23, 2009 and recorded Feb 3, 2009 in the Atlantic County Recorder’s Office in Book 12942 at Page 7459.

As Lot 47 is described in Deed to NB Acquisition, LLC dated April 11, 2008 and recorded May 6, 2008 in the Atlantic County Recorder’s Office in Book 12829 at Page 36238.

As Lot 53 is described in Deed to NB Acquisition, LLC dated August 11, 2011 and recorded August 18, 2011 in the Atlantic County Recorder’s Office in Book 13325 at Page 47921.

EXHIBIT “B”

Property Description (SI)

Block 71, Lots 45 & 46

As Lots 45 and 46 are described in Deed to SI, LLC dated June 8, 2011 and recorded July 6, 2011 in the Atlantic County Recorder’s Office in Book 133110 at Page 29671.

EXHIBIT “C”

Initial Project Property Description

Lots 1 and 2, Block 62

As Lot 1 is described in Deed to Revel Atlantic City LLC dated May 17, 2011 and recorded May 18, 2011 in the Atlantic County Recorder’s Office in Book 13298 at Page 31108.

As Lot 2 is described in Deed to Revel Atlantic City LLC dated June 11, 2007 and recorded July 16, 2007 in the Atlantic County Recorder’s Office in Book 12655 at Page 66126.

EXHIBIT “D”

Mortgages

That certain First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 17, 2011 and recorded February 18, 2011 in the Atlantic County Recorder’s Office as Instrument No. 2011011162, Book 13261.

That certain First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of February 17, 2011 and recorded February 18, 2011 in the Atlantic County Recorder’s Office as Instrument No. 2011011157, Book 13261.

That certain First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of May 3, 2012, made by Revel Atlantic City, LLC and Revel Entertainment Group, LLC in favor of Agent and about to be recorded in the Atlantic County Recorder’s Office.

That certain First Lien Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of May 3, 2012, made by NB Acquisition, LLC in favor of Agent and about to be recorded in the Atlantic County Recorder’s Office.

That certain Mortgage Supplement, dated as of May 3, 2012, made by Revel Atlantic City, LLC and Revel Entertainment Group, LLC in favor of Agent and about to be recorded in the Atlantic County Recorder’s Office.

That certain Mortgage Supplement, dated as of May 3, 2012, made by NB Acquisition, LLC in favor of Agent and about to be recorded in the Atlantic County Recorder’s Office.

46